Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279847

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 6, DATED APRIL 6, 2026
TO THE PROSPECTUS, DATED DECEMBER 11, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated December 11, 2025 (the “Prospectus”), as supplemented by Supplement No.1, dated December 16, 2025, Supplement No.2, dated January 15, 2026, Supplement No.3, dated January 21, 2026, Supplement No.4, dated February 12, 2026 and Supplement No.5, dated March 17, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 30, 2026, as part of the Prospectus. The report (without exhibits) is attached to this Supplement.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number: 000-55599

HINES GLOBAL INCOME TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland			80-0947092
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

845 Texas Avenue
Suite 3300
Houston	,	Texas	77002-1656
(Address of principal executive offices)			(Zip code)
Registrant’s telephone number, including area code: (888) 220-6121
Securities registered pursuant to Section 12(b) of the Act: None.
Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒
Smaller reporting company	☐			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.				☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.   ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

Aggregate market value of the common stock held by non-affiliates of the registrant: No established market exists for the registrant’s common stock.

As of March 1, 2026, approximately 30.0 million shares of the registrant’s Class AX common stock, 0.1 million shares of the registrant’s Class JX common stock, 28.1 million shares of the registrant’s Class T common stock, 39.2 million shares of the registrant’s Class S common stock, 39.9 million shares of the registrant’s Class D common stock and 171.1 million shares of the registrant’s Class I common stock were outstanding.

TABLE OF CONTENTS PART I
Item 1.	Business	2
Item 1A.	Risk Factors	7
Item 1B.	Unresolved Staff Comments	45
Item 1C.	Cybersecurity	46
Item 2.	Properties	47
Item 3.	Legal Proceedings	54
Item 4.	Mine Safety Disclosures	54
PART II
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	55
Item 6.	[Reserved]	62
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	62
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	80
Item 8.	Financial Statements and Supplementary Data	81
Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	115
Item 9A.	Controls and Procedures	115
Item 9B.	Other Information	116
Item 9C.	Disclosure Regarding Foreign Jurisdictions that Prevent Inspections	116
PART III
Item 10.	Directors, Executive Officers and Corporate Governance	116
Item 11.	Executive Compensation	123
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	125
Item 13.	Certain Relationships and Related Transactions, and Director Independence	126
Item 14.	Principal Accounting Fees and Services	130
PART IV
Item 15.	Exhibits, Financial Statement Schedules	131
Item 16.	Form 10-K Summary	131
SIGNATURES		138
EX- 19.1	Insider Trading Policy
EX- 21.1	List of Subsidiaries
EX- 23.1	Consent of Deloitte & Touche LLP
EX- 31.1	Certification
EX- 31.2	Certification
EX- 32.1	Certification of CEO & CFO pursuant to Section 906
EX- 99.3	Consent of Altus Group U.S., Inc.

EX- 101	Instance Document
EX- 101	Schema Document
EX- 101	Calculation Linkbase Document
EX- 101	Labels Linkbase Document
EX- 101	Presentation Linkbase Document
EX- 101	Definition Linkbase Document

PART I

Special Note Regarding Forward-Looking Statements

This Annual Report on Form 10-K includes certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements relate to, without limitation, potential future acquisitions, the completion of projects in development, economic conditions that may impact our operations, our future leverage and financial position, our future capital expenditures, future distributions, other developments and trends in the commercial real estate industry and our business strategy. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of these words or other comparable terminology. These statements are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict.

The forward-looking statements in this Annual Report on Form 10-K are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying forward-looking statements could prove to be inaccurate. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide distributions to our stockholders and maintain the value of the real estate properties in which we hold an interest, may be significantly hindered.

Our stockholders are cautioned not to place undue reliance on any forward-looking statement in this Annual Report on Form 10-K. All forward-looking statements are made as of the date of this Annual Report on Form 10-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report on Form 10-K may increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements in this Annual Report on Form 10-K, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report on Form 10-K will be achieved. Please see Item 1A. “Risk Factors” for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in certain forward-looking statements.

Summary Risk Factors

An investment in shares of our common stock involves significant risks. These risks are discussed more fully in Item 1A. “Risk Factors” herein. These risks include, among others, the following:

•Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, our stockholders must be prepared to hold their shares for an indefinite length of time and, if our stockholders are able to sell their shares, they will likely sell them at a substantial discount.

•The purchase and redemption price for shares of our common stock generally will be based on our most recently determined net asset value (“NAV”) (subject to material changes as described above) and will not be based on any public trading market. While there will be independent appraisals of our properties performed annually, at any given time our NAV may not accurately reflect the actual then-current market value of our assets.

•Distributions have exceeded earnings. Some or all of our distributions have been paid, and may continue to be paid, from sources such as proceeds from our debt financings, proceeds from our public offerings, cash advances by our advisor, HGIT Advisors LP (the “Advisor”), cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

•There is no public market for our shares and an investment in our shares will have very limited liquidity. There are significant restrictions and limitations on our stockholders’ ability to have any of their shares of our common stock redeemed under our share redemption program and, if they are able to have their shares redeemed, it may be at a price that is less than the price they paid and the then-current market value of the shares. Our board of directors may modify, amend or suspend our share redemption program in its sole discretion and without stockholder approval.

•Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on our stockholders investment and our stockholders may lose some or all of their investment.

•International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions. Because the performance participation allocation payable to our Advisor is calculated based in part on changes in our NAV, our Advisor may be entitled to a greater or lesser allocation even if the changes in NAV are due solely to foreign currency fluctuations.

•If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced.

•We rely on affiliates of our sponsor, Hines Interests Limited Partnership (“Hines”), for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates may have priority with respect to certain investment opportunities.

Item 1.  Business

General Description of Business and Operations

Hines Global Income Trust, Inc. (“Hines Global”), is a Maryland corporation formed in 2013 for the purpose of raising capital through public stock offerings and investing in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally, and to a lesser extent, invest in real-estate related securities. Hines Global is sponsored by Hines, a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 68 years.
We conduct most of our activities through, and most of our real estate investments are held directly or indirectly by, HGIT Properties, LP (formerly known as Hines Global REIT II Properties, LP) (the “Operating Partnership”), which was formed on July 31, 2013. As of December 31, 2025, we owned interests in 55 real estate properties. The properties contain, in the aggregate, 24.4 million square feet of leasable space. The properties represent investments in a variety of real estate classes and geographic markets. See Item 2. “Properties” for additional information regarding our real estate portfolio.

We have no employees. Our business is managed by the Advisor, an affiliate of Hines, under the terms and conditions of an advisory agreement between us, the Operating Partnership and the Advisor (the “Advisory Agreement”). As compensation for these services, we pay our Advisor asset management fees, a performance participation allocation, and fees for other services and we reimburse certain of the Advisor’s expenses incurred on our behalf in accordance with the Advisory Agreement. Hines or affiliates of Hines manage the leasing and operations of most of the properties in which we invest and, accordingly, we pay Hines property management and leasing fees in connection with these services. Hines is owned and controlled by, or for the benefit of, Jeffrey C. Hines, the Chairman of our board of directors and Chief Executive Officer. Mr. Hines and Laura Hines-Pierce, a member of our board of directors, are Co-Chief Executive Officers of Hines. Hines and its approximately 4,600 employees have over 68 years of experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations.

Our office is located at 845 Texas Avenue, Suite 3300, Houston, Texas 77002-1656. Our telephone number is 1-888-220-6121. Our web site is www.hinesglobalincometrust.com/. The information on our website is not incorporated by reference into this report.

We refer to Hines Global, the Operating Partnership and its wholly-owned subsidiaries as the “Company,” and the use of “we,” “our,” “us” or similar pronouns in this annual report refers to Hines Global or the Company as required by the context in which such pronoun is used.

Our Public Offerings

We raise capital for our investments through continuous public offerings of our common stock (collectively, the “Public Offerings”). We commenced our initial public offering of up to $2.5 billion in shares of our common stock in August 2014 and launched our most recent public offering, our fourth public offering of up to $2.5 billion in shares of common stock, on February 4, 2025 (the “Fourth Offering” or, the “Offering”). It is our intention to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. In order to execute this strategy in compliance with federal securities laws, we intend to file new registration statements to replace existing registration statements, such that there will not be any lag from one offering to the next. Through December 31, 2025, we have received aggregate gross offering proceeds of approximately $4.0 billion through our Public Offerings, including shares issued under our distribution reinvestment plan.

In addition to our Public Offerings, through our Operating Partnership, we have a program to raise up to $3.0 billion of capital through private placement offerings exempt from registration under the Securities Act by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). As of December 31, 2025, we had raised net offering proceeds of $1.2 billion through the DST Program. See Item 8. “Financial Statements and Supplementary Data — Note 5 — DST Program” for additional information.

Primary Investment Objectives

Our primary investment objectives are to:

•provide income in the form of regular, stable cash distributions to achieve an attractive distribution yield;
•preserve invested capital;
•invest in a diversified portfolio of quality commercial real estate properties and other real estate investments across a range of asset types throughout the U.S. and internationally;
•realize appreciation in NAV from proactive investment management and asset management;
•provide an investment alternative for investors seeking to allocate a portion of their long-term investment portfolios to commercial real estate with generally lower volatility than publicly traded real estate companies; and
•qualify and remain qualified as a real estate investment trust (“REIT”) for U.S federal income tax purposes.

Acquisition and Investment Policies

We have invested and expect to continue to invest the proceeds from our Public Offerings in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We may purchase properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential, student housing and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land.

We have invested in real estate-related securities and we may invest in debt investments for purposes of generating additional diversification and income as well as to provide additional liquidity for our share redemption program, cash management and other purposes. Real estate-related securities may include, but are not limited to, common or preferred stock of publicly-traded REITs or real estate operating companies, or REOCs, debt or bond securities of such companies, CMBS, U.S. government and agency securities, or other debt and equity securities of public or private real estate-related companies. To the extent that we invest in real estate-related debt, our primary investments may include, but are not limited to, originations of and participations in commercial mortgage loans secured by real estate, B-Notes, mezzanine loans and certain other types of debt-related investments that may help us reach our diversification, liquidity and other investment objectives. During the year ended December 31, 2025, we used and intend to continue to use Security Capital Research & Management Incorporated, who is not an affiliate of Hines, to source, underwrite and service our real estate-related securities and debt investments.

We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. We may use proceeds from disposals to make additional strategic acquisitions or we may use proceeds from disposals of properties for future capital expenditures, leasing capital needs, or reducing our leverage in the portfolio. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of major metropolitan cities worldwide. We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant. We anticipate that international real estate investments may comprise a substantial portion of our portfolio.

We may invest in real estate properties and other real estate investments directly by owning 100% of such investments or indirectly by owning less than 100% of such investments through co-ownership or joint-venture arrangements with third parties or with other Hines-affiliated entities. We intend to fund our future acquisitions and investments primarily with proceeds raised in our public offerings and the DST Program as well as with proceeds from debt financings.

We are not limited as to the asset types or geographic areas in which we may invest and conduct our operations. We are not specifically limited in the number or size of investments we may make, or on the percentage of net proceeds of our public offerings that we may invest in a single property, a real estate investment, real estate-related securities or a loan. Although the actual percentages may vary from those presently anticipated, after the proceeds of our Public Offerings and any subsequent offerings have been fully invested, we anticipate that international real estate investments will comprise between 40% and 60% of our portfolio and real estate investments other than the acquisition of commercial real estate properties will comprise less than 30% of our portfolio. The number, size and mix of investments we make will depend upon real estate and market conditions and other circumstances existing at the time we are evaluating investment opportunities and the amount of proceeds we raise in our public offerings and any subsequent offerings.

Financing Strategy and Policies

We generally expect that our debt financing, including our pro rata share of the debt financing of entities in which we may invest, will be in the range of approximately 40% to 60% of the aggregate value of our real estate investments and other assets. Interest rates rose dramatically throughout 2022 and 2023 and have remained elevated. However, we have maintained a lower leverage ratio since that time in order to offset the higher interest cost. Additionally, we use interest rate contracts to reduce our exposure to rising interest rates on our variable-rate debt. Approximately 82% of our total debt outstanding as of December 31, 2025 has fixed interest rates or rates that have been fixed through the use of interest rate caps or swaps. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as we determine to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements, purchase of real estate-related securities and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets (which approximates 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess.

Our existing indebtedness and any additional indebtedness we do incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about our company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default on the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt, requiring us to immediately repay all outstanding principal.

Distribution Objectives

In order to qualify as a REIT for U.S. federal income tax purposes, we generally must distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. We intend, although we are not legally obligated, to continue to make regular monthly distributions to holders of our common shares in excess of the level required to maintain our REIT status unless our results of operations, our general financial condition, general economic conditions or other factors inhibit us from doing so. Distributions are authorized at the discretion of our board of directors, which is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

With the authorization of our board of directors, we declared distributions daily through December 31, 2017. Beginning in January 2018, we have declared and intend to continue to declare and pay regular distributions on a monthly basis, as of monthly record dates. Distributions will be made on all outstanding classes of shares of our common stock at the same time.

All distributions were or will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and have been or will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to our distribution reinvestment plan were or will be reinvested in shares of the same class as the shares on which the distributions are being made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.

Set forth below is information regarding our historical gross annualized distribution rates, excluding any applicable distribution and stockholder servicing fees, since October 1, 2014 (the date our board first authorized distributions to be declared).

We have not generated and we may continue to be unable to generate sufficient cash flow from operations to fully fund distributions paid. Therefore, some or all of our distributions have been and may continue to be paid at least partially from other sources, such as proceeds from the sales of assets, proceeds from our debt financings, proceeds from our public offerings, cash advances by our Advisor and/or cash resulting from a waiver or deferral of fees. We have not placed a cap on the amount of distributions that may be paid from any of these sources. For example, for the years ended December 31, 2025, 2024 and 2023, we funded 14%, 12% and 26% of total distributions with cash flows from other sources, respectively, which may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings.

For additional information regarding distributions declared and paid by us, refer to Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Distributions History.”

Tax Status

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, beginning with our taxable year ended December 31, 2015. Our management believes that we operate in such a manner as to qualify for treatment as a REIT and we intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for U.S. federal income tax purposes. Accordingly, no provision has been made for U.S. federal income taxes for the years included in the accompanying consolidated financial statements. From time to time, the Company records income tax expense comprising of foreign income taxes relating to the operation of its international properties and certain of its taxable REIT subsidiaries. The Company generally does not expect to have any uncertain tax positions or unrecognized tax benefits requiring disclosure.

Competition

Numerous real estate companies, real estate investment trusts and U.S. institutional and foreign investors compete with us in acquiring properties or making other real estate investments and obtaining creditworthy tenants to occupy such properties. Many of these entities have significant financial and other resources, allowing them to compete effectively with us. Principal factors of competition in our primary business of acquiring properties or making other real estate investments include access to capital, the quality of properties, leasing terms (including rent and other charges and allowances for inducements and tenant improvements), the quality and breadth of tenant services provided, and reputation as an owner and operator of commercial real estate investments in the relevant market. Additionally, our ability to compete depends upon, among other factors, trends of the global, national and local economies, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, taxes, governmental regulations, legislation and demographic trends.

We believe Hines’ extensive real estate experience and depth and breadth of its organization of approximately 4,600 employees located in 383 cities and 30 countries allows it to better identify investment opportunities for us. However, competition may increase our cost of acquisitions.

Tenants

We are dependent upon the ability of current tenants to pay their contractual rent amounts as the rents become due. For the year ended December 31, 2025, there were no tenants that individually represented more than 10% of our total rental revenue.

Available Information

Stockholders may obtain copies of our filings with the Securities and Exchange Commission (“SEC”), free of charge from the website maintained by the SEC at www.sec.gov or from our website at www.hinesglobalincometrust.com. Our filings will be available on our website as soon as reasonably practicable after we electronically file such materials with the SEC. However, the information from our website is not incorporated by reference into this report.

Item 1A.  Risk Factors

You should carefully read and consider the risks described below, together with all other information in this report. If certain of the following risks actually occur, it could have a material adverse effect on our business, financial condition, and results of operations and our ability to pay distributions would likely suffer materially or could be eliminated entirely. As a result, the value of our common shares may decline, and our stockholders could lose all or part of the money they paid to buy our common shares.

Risks Related to Our Business in General

Delays in purchasing properties or making other real estate investments with the proceeds received from the Offering may result in a lower rate of return to investors.

Our ability to locate and commit to purchase specific properties, or make investments, will be partially dependent on our ability to raise sufficient funds for such acquisitions and investments. We may be substantially delayed in making investments due to delays in:

•the sale of our common shares,
•obtaining debt financing,
•negotiating or obtaining the necessary purchase documentation,
•locating suitable investments or
•other factors.

We expect to invest proceeds we receive from the Offering in short-term, highly-liquid investments until we use such funds in our operations. We expect that the income we earn on these temporary investments will not be substantial. Further, we may use the principal amount of these investments, and any returns generated on these investments, to pay for fees and expenses in connection with the Offering and distributions. Therefore, delays in investing proceeds we raise from the Offering could impact our ability to generate cash flow for distributions.

A prolonged national or world-wide economic slowdown, a recession, a decline in the value of our investments or volatile capital market conditions could adversely affect our results of operations and our ability to pay distributions to our stockholders.

If prolonged disruptions in the capital and credit markets were to occur, they could adversely affect our ability to obtain loans, credit facilities, debt financing and other financing, or, when available, to obtain such financing on reasonable terms, which could negatively impact our ability to implement our investment strategy.

Geopolitical instability, including actual and potential shifts in U.S. foreign trade, economic and other policies, the imposition by the United States of tariffs on imported goods from certain countries and possibility of additional or retaliatory tariffs, military conflict, including the Russia/Ukraine conflict, the ongoing conflict in the Middle East, and the developing situation in Venezuela, disruption caused by the impact of public health crises and pandemics, changing regulation, reduced alternatives or additional failures of significant financial institutions have increased economic uncertainty at a global level. As a result of the foregoing, our access to liquidity could be significantly impacted.

Disruptions caused by these factors that occur in a single country are increasingly having a negative impact on regional and global markets. For example, the current ongoing conflicts between Russia and Ukraine, in the Middle East and in Venezuela could adversely affect neighboring economies. While we have no direct real estate exposure to the countries involved in the conflicts, the effects of these economic, political and military conflicts could result in adverse impacts to the Company. Specifically, the conflicts have created and may continue to result in market volatility, which could adversely affect the Company’s business, financial condition or results of operations. For example, in response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of these restrictive actions, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations. In addition, we own investment properties in Europe, including, without limitation, two investment properties in Poland and one investment property in the Czech Republic, which may be at a heightened risk of being negatively impacted by the military conflict between Russia and Ukraine, given their proximity to Ukraine. In addition, Poland has seen the largest influx of Ukrainian refugees of all countries in Europe. The disruption caused by this conflict could negatively impact the businesses of our tenants, especially those whose businesses are adversely impacted by the significant sanctions imposed on Russia by the U.S.

and other countries following Russia’s invasion of Ukraine, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries, as well as other policies.

The disruption caused by these conflicts, and any future regional conflicts, could result in increased volatility in financial markets and economies throughout the globe. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption program and reducing or eliminating distributions we make to our stockholders.

Further, even if tariffs are only implemented in countries where we have no direct real estate exposure, such restrictions on trade may more broadly impact international trade relations and increase the risk that foreign governments, including those in which we have direct real estate exposure, implement retaliatory tariffs on goods imported from the United States. Developments relating to tariffs between the United States and other countries, or the perception that they could occur, could have a material adverse effect on our business, financial condition, cash flows and results of operations.

We believe the risks associated with our business are more severe during periods of economic downturn if these periods are accompanied by declining values in real estate. For example, a prolonged economic downturn could negatively impact our property investments as a result of increased customer delinquencies and/or defaults under our leases, generally lower demand for rentable space, potential oversupply of rentable space leading to increased concessions, and/or customer improvement expenditures, or reduced rental rates to maintain occupancies.

Our operations could be negatively affected to a greater extent if an economic downturn occurs, is prolonged or becomes more severe, which could significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our stockholders and may result in a decrease in the value of our stockholders’ investment.

Moreover, concerns over the United States’ debt ceiling and budget-deficit have increased the possibility of downgrades by rating agencies to the U.S. government’s credit rating, which could cause interest rates and borrowing costs to rise further, which may make it difficult for us to extend the maturity of or refinance our existing indebtedness or to access or obtain new indebtedness with similar terms and any failure to do so could have a material adverse effect on our business.

Our board of directors adopted a delegation of authority policy and pursuant to such policy, our board of directors has delegated to certain of our officers and officers of our Advisor certain responsibilities with respect to certain acquisition, disposition, leasing, capital expenditure and borrowing decisions, which may result in our making riskier investments and which could adversely affect our results of operations, financial condition, NAV and cash flows.

Our board of directors has delegated the authority to execute certain transactions and make certain decisions on our behalf to a committee consisting of certain of our officers and officers of our Advisor. The committee has the authority to approve certain transactions, including acquisitions, dispositions and leases, as well as to make decisions with respect to capital expenditures and borrowings, in each case so long as such investments and decisions meet certain board-approved parameters (that include limitations regarding the dollar amount of the transactions, among others) and are consistent with the requirements of our charter. There can be no assurance that the committee will be successful in applying any strategy or discretionary approach to our investment activities pursuant to this delegation of authority. Our board of directors will review the investment decisions made pursuant to this delegation of authority periodically. The prior approval of our board of directors or a committee of our independent directors will be required as set forth in our charter (including for transactions with affiliates of the Advisor) or for transactions or decisions that are outside of the board-approved parameters placed on this delegation of authority. Transactions entered into and decisions made by the committee on our behalf may be costly, difficult or impossible to unwind if our board of directors later reviews them and determines that they should not have been entered into or made.

Yields on and safety of deposits may be lower if there are extensive declines in the financial markets.

Until we invest the proceeds of the Offering in investment properties and other real estate investments, we may hold those funds in investments, including money market funds, bank money market accounts and CDs or other accounts at third-party depository institutions. Unusual declines in the financial markets, similar to those experienced during the Great Recession, could result in a loss of some or all of these funds. In particular, money market funds may experience intense redemption pressure and have difficulty satisfying redemption requests. As a result, we may not be able to access the cash in our money market investments. In addition, current yields from these investments are minimal.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

The Federal Deposit Insurance Corporation only insures amounts up to $250,000 per depositor. It is likely that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. Recently, we have seen the abrupt failure of more than one regional bank. Although we did not experience any loss related to these failures, if any of the banking institutions in which we deposit funds ultimately fails, we may lose any amounts of our deposits over federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of our stockholders’ investment.

    We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations. In addition, if we are unable to obtain additional debt, our growth may be limited.

As of December 31, 2025, we had approximately $2.4 billion of outstanding indebtedness, which, upon final maturity, we will need to refinance or repay. See Note 6 — Debt Financing for a tabular presentation of our outstanding indebtedness. There can be no assurances we will be able to refinance our indebtedness (1) on commercially reasonable terms, (2) on terms, including with respect to interest rates, as favorable as our current debt, or (3) at all.

Economic conditions and the credit markets have historically experienced, and may continue to experience, periods of volatility, uncertainty, or weakness that could impact the availability or cost of debt financing. We anticipate that we will use debt and equity financing for future acquisitions because REIT qualification requirements limit our ability to retain significant earnings. Consequently, if we cannot obtain debt on acceptable terms, our ability to acquire new investments and expand our operations may be adversely affected.

We may need to incur borrowings that would otherwise not be incurred to meet REIT minimum distribution requirements.

In order to qualify as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid (or deemed paid) by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years.

We expect our income, if any, to consist almost solely of our share of the Operating Partnership’s income, and the cash available for the payment of distributions by us to our stockholders will consist of our share of cash distributions made by the Operating Partnership. As the general partner of the Operating Partnership, we will determine the amount of any distributions made by the Operating Partnership. However, we must consider a number of factors in making such distributions, including:

•the amount of the cash available for distribution;
•the impact of such distribution on other partners of the Operating Partnership;
•the Operating Partnership’s financial condition;
•the Operating Partnership’s capital expenditure requirements and reserves therefor; and
•the annual distribution requirements contained in the Code necessary to qualify and maintain our qualification as a REIT.

Differences in timing between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses when determining our taxable income, as well as the effect of nondeductible capital expenditures, the creation of reserves, the use of cash to purchase shares under our share redemption program or required debt amortization payments, could result in our having taxable income that exceeds cash available for distribution.

In view of the foregoing, we may be unable to meet the REIT minimum distribution requirements and/or avoid the 4% excise tax described above. In certain cases, we may decide to borrow funds in order to meet the REIT minimum distribution and/or avoid the 4% excise tax even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.

Lenders may require us to enter into restrictive covenants that relate to or otherwise limit our operations, which could limit our ability to make distributions to our stockholders, to replace our Advisor or to otherwise achieve our investment objectives.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage property, discontinue insurance coverage, or make distributions under certain circumstances. In addition, provisions of our loan documents may deter us from replacing our Advisor because of the consequences under such agreements and may limit our ability to replace the property manager or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

We have acquired various financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and may reduce our cash available for distribution to our stockholders.

We have entered into foreign currency forwards, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of currency changes as a result of our international investments. Similarly, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of interest rate changes due to variable interest rate debt that we may have. These transactions may cause us to incur additional costs and may not be effective.

We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results. In addition, Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.

We are Hines’ third publicly-offered real estate investment vehicle. We collectively refer to real estate joint ventures, funds and programs as real estate investment vehicles. All but two of the previous real estate investment vehicles of Hines and its affiliates were conducted through privately-held entities not subject to either the up-front commissions, fees and expenses associated with the Offering or all of the laws and regulations that govern us, including reporting requirements under the federal securities laws and tax and other regulations applicable to REITs.

The past performance of other investment vehicles sponsored by Hines or its affiliates may not be indicative of our future results, and we may not be able to successfully operate our business and implement our investment strategy, which may be different in a number of respects from the operations previously conducted by Hines. In addition, Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire. For example, a significant amount of real estate investments that have been made by Hines’ other investment vehicles have consisted of acquisitions and development of office or industrial properties or land. Further, we have not acquired, but in the future may acquire hospitality properties, a type of real estate investment in which Hines has limited experience acquiring or operating. Therefore, we will need to use third parties to source or manage investments in which Hines has limited experience. In addition, a significant portion of Hines’ other programs and investments involve development projects. Although we are able to invest in development projects, we do not anticipate that a significant portion of the proceeds from this offering will be invested in development projects. As a result of all of these factors, investors should not rely on the past performance of other investment vehicles sponsored by Hines and its affiliates to predict, or as an indication of, our future performance.

We have engaged a third party to source and manage our investments in real estate-related securities. We rely on the ability of this third party investment manager to implement our real estate-related securities investment strategy.

Although we primarily expect to invest in investment properties, to a lesser extent, we plan to invest in real estate related securities to provide a source of liquidity for our share redemption program, cash management and other purposes. We have engaged a third party investment manager to implement our real estate-related securities investment strategy. The investment manager has and will continue to have substantial discretion, subject to investment guidelines approved by our board of directors, including a majority of our independent directors, to make decisions related to the acquisition, management and disposition of real estate-related securities. Our stockholders will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments in real estate-related securities. If the investment manager does not succeed in implementing the liquid investments portion of our investment strategy, our performance will suffer. If the investment manager is unable to successfully implement our real estate-related securities investment strategy, our results of operations may be adversely impacted and we may not have sufficient liquidity available under our share redemption program. In addition, even though we have the ability to terminate the investment manager on thirty days’ notice, it may be difficult to replace the investment manager.

Our board of directors generally does not approve, in advance, the acquisition and disposition decisions made with respect to our investments in real estate-related securities.

Our board of directors, including a majority of our independent directors, has approved investment guidelines that delegate to our third party investment manager the authority to purchase and sell real estate-related securities, provided that such investments are consistent with our investment guidelines. As a result, the third party investment manager has substantial discretion to make investment decisions with respect to real estate-related securities, within the parameters established by our investment guidelines. Our board of directors generally does not review, in advance, the investment decisions made by the investment manager, but rather, our board of directors reviews our investment guidelines on an annual basis and our portfolio of real estate-related securities investments on a quarterly basis or, in each case, as often as the board of directors deems appropriate. Although our board of directors conducts these periodic reviews, any investment entered into on our behalf by the investment manager may be impossible to unwind if our board of directors deems the investment inconsistent with our investment guidelines when it is subsequently reviewed by our board of directors, such that our only option may be to dispose of the investment, which may be at a loss.

Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments. Adverse changes in affiliated programs could also adversely affect our ability to raise capital.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of Hines and its affiliates as well as key employees of Hines in the identification and acquisition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Our board of directors and the Advisor have broad discretion when identifying, evaluating, making and managing our investments with the proceeds of the Offering. Our stockholders will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. We will rely on the management ability of Hines and the oversight of our board of directors as well as the management of any entities or ventures in which we invest.

We may not be able to retain key employees of Hines. To the extent we are unable to retain and/or find qualified successors for key employees that depart from the Company, our results of operations may be adversely impacted. Our officers and the management of the Advisor also serve in similar capacities for numerous other entities. If Hines or any of its key employees are distracted by these other activities or suffer from adverse financial or operational problems in connection with operations unrelated to us, the ability of Hines and its affiliates to allocate time and/or resources to our operations may be adversely affected. If Hines is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations would be adversely impacted. We will not provide key-man life insurance policies for any of Hines’ key employees.

Certain other investment vehicles sponsored by Hines have experienced adverse developments in the last decade. Hines Real Estate Investment Trust, Inc. (“Hines REIT”) sold shares of its common stock from 2004 to 2009 at various prices between $10.00 per share and $10.66 per share. Although Hines REIT re-opened its share redemption program with respect to ordinary redemption requests in April 2013, the program was suspended, except with respect to redemptions in connection with the death or disability of a stockholder, in December 2009. In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013. Hines REIT completed its liquidation and dissolution in August 2018 and paid distributions of $7.59 per share to its stockholders, including liquidating distributions of $6.57 per share and special distributions of $1.01 per share. The special distributions were paid from July 2011 through April 2013 and were in addition to the regular operating distributions of up to $5.49 per share paid to Hines REIT’s stockholders between 2004 and 2016. The amount of regular operating distributions received by stockholders varied depending on when they invested and whether they held their shares continuously through 2016.

Adverse results in the other non-traded REITs on the Hines platform have the potential to affect Hines’ and our reputation among broker dealers, registered investment advisers and investors, which could affect our ability to raise capital.

Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate, our business and our profitability.

Terrorist attacks and other acts of violence, civilian unrest or war may negatively affect our operations and our stockholders’ investment in our shares. We may acquire real estate investments located in or that relate to real estate located in areas that are susceptible to attack. In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. Further, even if we do obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism in the areas in which we acquire properties or other real estate investments could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans.

The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or our stockholders’ investment. More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in or damage to, the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues are dependent upon the payment of rent and the return of our other investments which may be particularly vulnerable to uncertainty in the local economy. Increased economic volatility could adversely affect our tenants’ ability to pay rent or the return on our other investments or our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment.

We may be subject to litigation which could have a material adverse effect on our business and financial condition.
We may be subject to litigation, including claims relating to our operations, offerings, unrecognized pre-acquisition contingencies and otherwise in the ordinary course of business. Some of these claims may result in potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of claims that may arise in the future. Resolution of these types of matters against us may result in our payment of significant fines or settlements, which, if not insured against, or if these fines and settlements exceed insured levels, would adversely impact our earnings and cash flows. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and/or adversely impact our ability to attract officers and directors.

Our business could suffer in the event our Advisor, our Dealer Manager, our transfer agent or any other party that provides us with services essential to our operations experiences system failures or cyber incidents or a deficiency in cybersecurity.

Our Advisor, our Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that may include, but is not limited to, gaining unauthorized access to systems to disrupt operations, corrupt data, steal assets or misappropriate confidential information, such as confidential stockholder records. As reliance on technology in our industry has increased, so have the risks posed to our systems, both internal and those we have outsourced. In addition, the risk of a cyber incident, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and instructions from around the world have increased. Affiliates of our Advisor have in the past experienced cyber incidents impacting their information technology systems or relating to software that they utilize, and, while none to date have had an impact on us or our operations, we expect such breaches could to occur in the future.

Our systems, servers and platforms and those of our service providers may be vulnerable to computer viruses or physical or electronic break-ins and similar disruptions that our or their security measures may not detect, which could cause system interruptions, website slowdown or unavailability, delays in communication or loss of data. Accordingly, we and our service providers may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us and our service providers to entirely mitigate this risk. We may need to expend significant resources and make significant capital investment to protect against security breaches or to mitigate the impact of any such breaches. There can be no assurance that we or our service providers will be successful in preventing cyber-attacks or successfully mitigating their effects. Cybersecurity risks require continuous and increasing attention and other resources from us to, among other actions, identify and quantify these risks, upgrade and expand our technologies, systems and processes to adequately address such risks. Such attention diverts time and other resources from other activities and there is no assurance that our efforts will be effective.

In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. In particular, state and federal laws and regulations related to cybersecurity compliance continue to evolve and change, which may require substantial investments in new technology, software and personnel, which could affect our profitability and returns to our stockholders. These changes may also result in enhanced and unforeseen consequences for cyber-related breaches and incidents, which may further adversely affect our profitability. If we fail to comply with the relevant laws and regulations, we could suffer financial loss, a disruption of our business, liability to investors, regulatory intervention or reputational damage.

Any material adverse effect experienced by our Advisor, our Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations could, in turn, interrupt our operations, damage our reputation and brand, damage our competitive position, make it difficult for us to attract and retain tenants, and subject us to liability claims or regulatory penalties that could adversely affect our business, financial condition and results of operations. While we maintain cyber risk insurance to provide some coverage for certain risks arising out of system failures or cyber incidents, there is no assurance that such insurance would cover all or a significant portion of the costs or consequences associated with a cyber incident.

We are subject to risks related to corporate social responsibility.

Our business faces public scrutiny related to environmental, social and governance (“ESG”) activities, which are considered to contribute to reducing a company’s operational risk, market risk and reputational risk, which may in turn impact the long-term sustainability of a company’s performance. A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions.

However, regional and investor specific sentiment may differ in what constitutes a material positive or negative ESG corporate practice. There is no guarantee that our corporate social responsibility practices will uniformly fit every investors’ definition of best practices for all ESG considerations across geographies and investor types.

Recently, “anti-ESG” sentiment has gained momentum across the U.S., with the proposal or enactment of “anti-ESG” policies, legislation or initiatives by several state legislatures and proposed legislation and oversight activity at the federal level. Further in January 2025, the President issued an executive order opposing diversity equity and inclusion (“DEI”) initiatives in the private sector. We could be criticized by ESG stakeholders for our performance on ESG topics and could likewise be criticized by anti-ESG stakeholders for the scope or nature of our sustainability initiatives or goals or for any revisions to these goals. Such anti-ESG and anti-DEI-related policies, legislation, initiatives and scrutiny could adversely affect our reputation, business, financial performance and growth.

If we fail to comply with laws, regulations and market standards regarding the privacy, use and security of tenant and stockholder information, we may be subject to legal and regulatory actions and our reputation would be harmed, which would materially adversely affect us.

We receive, maintain and store the non-public personal information of our stockholders and certain of our tenants. The technology and other controls and processes designed to secure our stockholder and tenant information and to prevent, detect and remedy any unauthorized access to that information were designed to obtain reasonable, not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Accordingly, such controls may not have detected, and may in the future fail to prevent or detect, unauthorized access to our non-public personal information. If this information is inappropriately accessed and used by a third party or an employee for illegal purposes, we may be responsible to the affected individual or entity for any losses that may have been incurred as a result of misappropriation. In such an instance, we may be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of material non-public information, which could materially adversely affect us.

Our share redemption program requires that we follow certain restrictive procedures with respect to new investments if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, which may adversely affect our flexibility and our ability to achieve our investment objectives.
Subject to certain exceptions, our share redemption program generally requires that if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all available investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding redemption requests have been satisfied. If triggered, this requirement may prevent us from pursuing potentially accretive investment opportunities and may keep us from fully realizing our investment objectives. In addition, this requirement may limit our ability to pay distributions to our stockholders.

Risks Related to Investments in Real Estate

Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.

In the event that we have a concentration of properties in, or real estate investments that invest in properties located in, a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area. Therefore, an investment in our common stock will be subject to greater risk to the extent that we lack a geographically diversified portfolio. As of December 31, 2025, we owned interests in 55 real estate investments and, based on our pro rata share of the estimated value of our real estate investments, 71% of them are located throughout the United States, 9% are located in The Netherlands, and 13% are located in the United Kingdom. Please see Item 2. “Properties” for additional information regarding our investments, including market concentration.

Industry concentration of our tenants may make us particularly susceptible to adverse economic developments in these industries.

In the event we have a concentration of tenants in a particular industry, our operating results and ability to make distributions may be adversely affected by adverse developments in those industries and we will be subject to a greater risk to the extent that our tenants are not diversified by industry. For example, based on leased square footage of our commercial real estate properties, as of December 31, 2025, approximately 28% is leased to tenants in the transportation and warehousing industry, 17% is leased to tenants in the retail industry, and 11% is leased to tenants in the retail - online/catalog industry. Please see Item 2. “Properties” for additional information regarding our investments, including industry concentration.

We have not established investment criteria limiting the size of property acquisitions. If we have an investment that represents a material percentage of our assets which experiences a loss, the value of an investment in us would be significantly diminished.

We are not limited in the size of any single property acquisition we may make and certain of our investments may represent a significant percentage of its assets. Should we experience a loss on a portion or all of an investment that represents a significant percentage of our assets, this event would have a material adverse effect on our business and financial condition, which would result in an investment in us being diminished.

We depend on tenants for our revenue, and therefore our revenue will be dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.

We expect that rental income from investment property will, directly or indirectly, constitute a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success will be indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own. For the year ended December 31, 2025, there were no tenants that individually represented more than 10% of our total rental revenue. The weakening of the financial condition or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases, may adversely affect our operations and our ability to pay distributions.

Due to the risks involved in the ownership of real estate investments and real estate acquisitions, a return on an investment in us is not guaranteed, and our stockholders may lose some or all of their investment.

By owning our shares, stockholders will be subjected to significant risks associated with owning and operating real estate investments. The performance of their investment in us will be subject to such risks, including:

•changes in the general economic climate;
•changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•changes in interest rates and the availability of financing;
•changes in market rental rates;
•changes in property level operating expenses due to inflation or otherwise;
•changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes; and
•changes due to factors that are generally outside of our control, such as terrorist attacks and international instability, natural disasters and acts of God, over-building, adverse national, state or local changes in applicable tax, environmental or zoning laws and a taking of any of the properties which we own or in which we otherwise have interests by eminent domain.

In addition, we expect to acquire properties in the future, which may subject us to additional risks associated with real estate property acquisitions, including the risks that:

•the investments will fail to perform in accordance with our expectations because of conditions or liabilities we did not know about at the time of acquisition; and
•our projections or estimates with respect to the performance of the investments, the costs of operating or improving the properties or the effect of the economy or capital markets on the investments will prove inaccurate.

Any of these factors could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment.

Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.

We are relying and intend to continue to rely in part on borrowings under credit facilities and other external sources of financing to fund the costs of new investments, capital expenditures and other items. This may also include our use of short-term mortgage notes to fund our long-term investments in investment properties, which could result in the maturity date of such notes being reached prior to a time when the properties securing the notes are generating sufficient cash flows to repay the debt. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the credit agreements.

If we cannot meet our required debt obligations, the property or properties securing such indebtedness could be foreclosed upon by, or otherwise transferred to, our lender, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds. Additionally, we may be required to refinance our debt subject to “lump sum” or “balloon” payment maturities on terms less favorable than the original loan or at a time we would otherwise prefer to not refinance such debt. A refinancing on such terms or at such times could increase our debt service payments, which would decrease the amount of cash we would have available for operations, new investments and distribution payments and may cause us to determine to sell one or more properties at a time when we would not otherwise do so.

Uninsured losses relating to investment property may adversely impact the value of our portfolio.

We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, which are uninsurable, are not economically insurable or are only insurable subject to limitations. Examples of such catastrophic events include acts of war or terrorism, earthquakes, floods, hurricanes and pollution or environmental matters. We may not have adequate coverage in the event we or our buildings suffer casualty losses. Further, as of December 31, 2025, nine of our properties are located on the west coast of the United States, specifically in California. The west coast of the United States contains active earthquake zones and the greater Los Angeles area has experienced major fires, including the significant damage and lasting effects of the January 2025 wildfires, and may experience major fires in the future. Certain insurance companies doing business in states in which we operate have and could continue to restrict, curtail or suspend the issuance of property insurance policies. This could reduce the availability of hurricane, fire and other types of natural disaster insurance. If we do not have adequate insurance coverage, the value of our assets will be reduced as the result of, and to the extent of, any such uninsured losses. Additionally, we may not have access to capital resources to repair or reconstruct any uninsured damage to a property.

We may be unable to obtain desirable types of insurance coverage at a reasonable cost, if at all, and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.

We may not be able either to obtain certain desirable types of insurance coverage, such as terrorism, earthquake, flood, hurricane and pollution or environmental matter insurance, or to obtain such coverage at a reasonable cost in the future, and this risk may limit our ability to finance or refinance debt secured by our properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance.

We operate in a competitive business, and many of our competitors have significant resources and operating flexibility, allowing them to compete effectively with us.

Numerous real estate companies that operate in the markets in which we may operate will compete with us in acquiring real estate investments and obtaining creditworthy tenants to occupy such properties or the properties owned by such investments. Such competition could adversely affect our business. There are numerous real estate companies, real estate investment trusts and U.S. institutional and foreign investors that will compete with us in seeking investments and tenants for properties. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or investments or lower our occupancy rates and the rent we may charge tenants. In addition, the arrival of new competitors in the immediate areas where we have assets could require unplanned investments in our assets, which may adversely affect us. We may also have difficulty in renewing leases or in leasing to new tenants, which may lead to a reduction in our cash flow and operating income, since the proximity of new competitors could divert existing or new tenants to such competitors, resulting in vacancies.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our stockholders may be limited.

Real estate investments are relatively illiquid. We will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs such as share redemptions. We expect to generally hold a real estate investment for the long term. When we sell any of our real estate investments, we may not realize a gain on such sale or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. We may not distribute any proceeds from the sale of real estate investments to our stockholders. Rather, we may use such proceeds to:

•purchase additional real estate investments;
•repay debt;
•buy out interests of any co-venturers or other partners in any joint venture in which we are a party;
•purchase shares under our share redemption program;
•create working capital reserves; or
•make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our other properties.

Our ability to sell our properties may also be limited by our desire to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to avoid such characterization and to take advantage of certain safe harbors under the Code, we may determine to hold our properties for a minimum period of time, generally two years, and may limit the number of properties sold in any year.

Our investment strategy may cause us to incur penalty taxes, fail to maintain our REIT status or own and sell properties through TRSs, each of which would diminish the return to our stockholders.

The sale of one or more of our properties may be considered a “prohibited transaction” under the Code (which generally includes the sale of property held by us primarily for sale to customers in the ordinary course of our trade or business). If we are deemed to have engaged in a prohibited transaction, all net gain that we derive from such sale would be subject to a 100% penalty tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includable in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT do not exceed at least one of the following thresholds: (a) seven sales in the current year; (b) sales in the current year that do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year that do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis. Given our investment and operating strategy, the sale of one or more of our properties may not satisfy the above prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we may be able to avoid the prohibited transaction tax if we hold and sell the property through a taxable REIT subsidiary, or TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forgo the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition should not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the Internal Revenue Service, or IRS, could assert that the disposition constitutes a prohibited transaction. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a tax which will have a negative impact on cash flow and the ability to make cash distributions.

Limitations on our ownership of non-real estate securities of our TRSs could adversely affect our operations and/or our ability to qualify as a REIT.

As a REIT, the value of our ownership of non-real estate securities of our TRSs may not exceed 20% (or 25% for taxable years beginning after December 31, 2025) of the value of all of our assets at the end of any calendar quarter. If we determine it to be in our best interest to own a substantial amount of our assets or receive a substantial amount of our income through one or more TRSs, then it is possible the IRS may conclude that the value of our interests in our TRSs exceeds such threshold at the end of any calendar quarter, which could cause us to fail to qualify as a REIT. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Dividends paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to qualify as a REIT if dividends from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.

Potential liability as the result of, and the cost of compliance with, environmental matters could adversely affect our operations.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of investment property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

We expect to invest in, or make investments in real estate investments that have interests in, properties historically used for industrial, manufacturing and commercial purposes. These properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Such laws may be amended so as to require compliance with stringent standards which could require us to make unexpected, substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. We may be potentially liable for such costs in connection with the acquisition and ownership of our properties in the United States. In addition, we may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the United States, which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. The cost of defending against claims of liability, compliance with environmental regulatory requirements or remediating any contaminated property could be substantial and require a material portion of our cash flow.

We face possible risks associated with the physical effects of climate change and compliance with laws and regulations aimed at reducing the impact of climate change and slowing or halting its progress.

We cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on our properties, operations and business. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity, such as those experienced in recent wildfires or tropical storms, and rising sea-levels. Over time, these conditions could result in declining demand for office space in our buildings or the inability of us to operate the buildings at all. Climate change may also have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal at our properties. There can be no assurance that climate change will not have a material adverse effect on our properties, operations or business.

In recent years, an increasing number of state and federal laws and regulations regarding climate change have been enacted or proposed and may continue to be enacted. These laws and regulations are generally intended to directly or indirectly reduce greenhouse gas emissions, conserve water or limit other potential climate change impacts, as well as increase the transparency of climate-related risks and impacts to financial performance. Although these laws and regulations have not had any known material impact on our operations, they could result in substantial costs, including compliance costs, which could adversely affect our results of operations. This is a particular concern in the western United States, where extensive climate change regulations have been enacted, and where we have business operations. We believe we are in compliance in all material respects with existing climate-related government regulations applicable to our business, and such compliance has not had a material impact on our business. However, given the rapidly changing nature of environmental laws and matters that may arise that are not currently known, we cannot predict our future exposure concerning such matters, and our future costs to achieve compliance or remedy potential violations could be significant.

The properties we acquire will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Any properties we acquire will be subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

Our properties may contain or develop harmful mold, or may suffer from other indoor air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.

If any of our properties has or develops mold we may be required to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Similarly, if any of our properties suffers from other indoor quality issues, we may incur material expenses to remediate the issues. We may become liable to our tenants, their employees and others if property damage or health concerns arise, all of which could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment.

If we set aside insufficient working capital reserves, we may be required to defer necessary or desirable property improvements.

If we do not establish sufficient reserves for working capital to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our properties. If we defer such improvements, the applicable properties may decline in value, it may be more difficult for us to attract or retain tenants to such properties or the amount of rent we can charge at such properties may decrease.

Risks related to the development of investment properties may have an adverse effect on our results of operations and returns to our stockholders.

We may invest in properties on which developments or improvements are to be constructed or completed. As such, we may be subject to the risks associated with development and construction activities including the following:

•long periods of time may elapse between the commencement and the completion of our projects;
•our original estimates may not be accurate and our actual construction and development costs may exceed those estimates;
•the level of interest of potential tenants for a recently launched development may be low;
•construction materials and equipment may be unavailable or cost more than expected due to changes in supply and demand;
•construction and sales may not be completed on time, resulting in a cost increase;
•we may not be able to acquire or we may pay too much for the land we acquire for new developments or properties;
•we may be unable to obtain construction financing for development activities on favorable terms, including but not limited to interest rates, term and/or loan-to-value ratios, or at all, which could cause us to delay or even abandon potential developments;
•labor may be in limited availability;
•we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring such development opportunities; and
•changes in tax, real estate and zoning laws may be unfavorable to us.

In addition, our reputation and the construction quality of our real estate developments, whether operated individually or through partnerships, may be determining factors for our ability to lease space and grow. The timely delivery of real estate projects and the quality of our developments, however, depend on certain factors beyond our full control, including the quality and timeliness of construction materials delivered to us and the technical capabilities of our contractor. If one or more problems affect our real estate developments, our reputation and future performance may be negatively affected and we may be exposed to civil liability.

We depend on a variety of factors outside of our control to build, develop and operate real estate projects. These factors include, among others, the availability of market resources for financing, land acquisition and project development. Any scarcity of market resources, including human capital, may decrease our development capacity due to either difficulty in obtaining credit for land acquisition or construction financing or a need to reduce the pace of our growth. The combination of these risks may adversely affect our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment.

Delays in the development and construction of investment properties may have adverse effects on portfolio diversification, results of operations and returns to our stockholders.

If we experience delays in the development of our investment properties, it could adversely affect returns to our stockholders. When properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months or longer to complete construction, to rent available space, and for rent payments to commence. Therefore, we may not receive any income from these properties and our ability to pay distributions to our stockholders could suffer. If we are delayed in the completion of any such construction project, our tenants may have the right to terminate preconstruction leases for space at such newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of these factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly-constructed projects. Furthermore, the price we agree to pay for a investment property will be based on our projections of rental income and expenses and estimates of the fair market value of the investment property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Changes in supply of or demand for similar properties in a particular area may increase the price of real estate assets we may seek to purchase or adversely affect the value of the properties we own.

The real estate industry is subject to market forces and we are unable to predict certain market changes including changes in supply of or demand for similar properties in a particular area. For example, if demand for the types of real estate assets in which we seek to invest were to sharply increase or supply of those assets were to sharply decrease, the prices of those assets could rise significantly. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders. Likewise, a sharp increase in supply could adversely affect lease rates and occupancy, which could result in lower operating results and overall returns to our stockholders.

Retail properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant and trends in the retail sector generally.

We currently own three retail properties, and we may acquire additional retail properties in the future. Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

The retail environment and the market for retail space have been, and in the future could be, adversely affected by weakness in the national, regional, and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retail companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing competition from discount retailers, outlet malls, internet retailers, and other online businesses. Increases in consumer spending via the internet may significantly affect our retail tenants’ ability to generate sales in their stores. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Leases with retail properties’ tenants may restrict us from re-leasing space.

Most leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property.

Short-term multifamily community leases associated with any multifamily residential properties we acquire may expose us to the effects of declining market rent and could adversely impact our ability to make cash distributions to our stockholders.

We have investments in multi-family residential properties and we expect to acquire more in the future. Substantially all of our multifamily community leases are and will continue to be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

High levels of unemployment could adversely affect the occupancy and rental rates of any multifamily residential properties we acquire, with high quality multifamily communities suffering even more severely.

Increased levels of unemployment in multifamily markets could significantly decrease occupancy and rental rates. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•rental residents deciding to share rental units and therefore rent fewer units;
•potential residents moving back into family homes or delaying leaving family homes;
•a reduced demand for higher-rent units, such as those of high quality multifamily communities;
•a decline in household formation;
•persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;

•the inability or unwillingness of residents to pay rent increases; and
•increased collection losses.

These factors generally have contributed to lower rental rates. If these factors worsen, our results of operations, financial condition and ability to make distributions to our stockholders may be adversely affected.

We may face risks associated with our student housing properties.

We have investments in student housing properties and may acquire more in the future. Unlike other apartment housing, student housing communities are typically leased on an individual lease basis, by the bed, which limits each resident’s liability to his or her own rent without liability for a roommate’s rent. The lease terms are typically for one year or less and student housing properties must be almost entirely re-leased each year, exposing us to increased leasing risk. If we are unable to find new individual tenants for these properties, it could have an adverse effect on our results of operations.

Many colleges and universities own and operate their own competing on-campus housing facilities, and changes in university admission policies could adversely affect us. For example, if a university reduces the number of student admissions or requires that certain students, such as freshmen, live in a university-owned facility, the demand for beds at our student housing properties may be reduced and the occupancy rate at the properties may decline.

A degradation of a university’s reputation due to negative publicity or other events may adversely impact our student housing properties.

It is important that the universities from which our student housing properties draw residents maintain good reputations and are able to attract the desired number of incoming students. Any degradation in a university’s reputation could inhibit its ability to attract students and reduce the demand for our student housing properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our student housing properties may have an adverse effect on occupancy rates.

If we acquire hospitality, leisure or healthcare properties, we will depend on others to manage those facilities.

In order to qualify as a REIT, we will not be able to operate or participate in the decisions affecting the daily operations of any hospitality, leisure or healthcare properties that we acquire. We may lease any hospitality, leisure or healthcare properties we acquire to a TRS in which we may own up to a 100% interest. In such an event our TRS will enter into management agreements with eligible independent contractors, potentially including Hines or its affiliates, that are not our subsidiaries or otherwise controlled by us to manage these properties. Thus, independent operators, under management agreements with our TRS, will control the daily operations of our hospitality, leisure and healthcare-related properties.

We will depend on these independent management companies to operate our hospitality, leisure or healthcare properties. We will not have the authority to require these properties to be operated in a particular manner or to govern any particular aspect of the daily operations, such as establishing room rates at our hospitality, leisure or healthcare properties. Thus, even if we believe our hospitality, leisure or healthcare properties are being operated inefficiently or in a manner that does not result in satisfactory results, we may not be able to force the management company to change its method of operation of these properties. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS, and then only to the extent of the remedies provided for under the terms of the management agreement. In the event that we need to replace any management company, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected properties.

The hospitality or leisure industry is seasonal.

The hospitality or leisure industry is seasonal in nature. As a result of the seasonality of the hospitality or leisure industry, there will likely be quarterly fluctuations in results of operations of any hospitality or leisure properties that we may own. Quarterly financial results may be adversely affected by factors outside our control.

The hospitality or leisure market is highly competitive and generally subject to greater volatility than our other market segments.

The hospitality or leisure business is highly competitive and influenced by factors such as location, room rates, quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in this market, and these competitors may have substantially greater marketing and financial resources than those available to us. This competition, along with other factors, such as over-building in the hospitality or leisure industry and certain deterrents to traveling, may increase the number of rooms available and may decrease the average occupancy and room rates of our hospitality or leisure properties. The demand for rooms at any hospitality or leisure properties that we may acquire will change much more rapidly than the demand for space at other properties that we acquire. This volatility in room demand and occupancy rates could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to our stockholders.

Risks Related to Investments in Real Estate-Related Securities

Investments in real estate-related securities are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate-related securities.

We invest in real estate-related securities to help maintain liquidity to satisfy any share redemptions we choose to make in any particular month and to manage cash before investing subscription proceeds into properties. We have invested in real estate-related common equity, preferred equity and debt securities of both publicly traded and private real estate companies. Investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related debt investments discussed elsewhere in this Annual Report on Form 10-K.

Real estate-related securities may be unsecured and subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility, (iii) subordination to the prior claims of banks and other senior lenders to the issuer and preferred equity holders, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to pay dividends to us.

We are subject to certain risks inherent in investing in publicly traded securities.

We have investments in securities that are publicly traded and are, therefore, subject to the risks inherent in investing in public securities. When investing in public securities, we are generally unable to obtain financial covenants or other contractual rights, including management rights that it might otherwise be able to obtain in making privately negotiated investments. Moreover, we may not have the same access to information in connection with investments in public securities, either when investigating a potential investment or after making an investment, as compared to privately negotiated investments. The inability to sell public securities could materially adversely affect the investment results. In addition, an investment may be sold by us to a public company where the consideration received is a combination of cash and stock of the public company, which may, depending on the securities laws of the relevant jurisdiction, be subject to lock-up periods.

Real estate-related equity securities are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.

The value of real estate-related securities, including those of publicly listed REITs, fluctuates in response to issuer, political, market and economic developments. For example, equity markets have in the past and may again in the future experience significant disruption as a result of global public health crises or pandemics. In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry, the economic sector or geographic region, or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements. Downturns in equity and debt markets, such as the one we are currently experiencing, will significantly impact the value of our real-estate related securities.

We have investments in equity securities of other REITs and other real estate-related companies, which subjects us to certain risks including risks similar to the risks described herein with respect to an investment in our common stock.

REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to a management fees and other expenses, and so when we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common stock. REITs depend generally on their ability to generate cash flow to make distributions to stockholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains and/or return of capital. Generally, dividends received by us from REIT shares and distributed to our stockholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.

REITs are also subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.

Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

Investments in real estate-related debt securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.

The debt securities and other interests in which we have invested and may invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The debt securities in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Debt securities are also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws, (ii) so- called lender liability claims by the issuer of the obligation and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.

We may invest in commercial mortgage-backed securities, or CMBS, which are subject to all of the risks of the underlying mortgage loans and the additional risks of the securitization process.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.

The securitization process that CMBS go through may also result in additional risks. Generally, CMBS are issued in classes similar to mortgage loans. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior classes. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid and may not be paid at all. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may not ultimately prove to be accurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating assigned to such security which may result in the returns on any such CMBS investment to be less than anticipated.

Risks Related to International Investments

We are subject to additional risks from our international investments.

We expect to continue to purchase real estate investments located in, or related to assets located in, the United States and internationally, and may make or purchase loans or participations in loans secured by property located outside the United States. These investments may be affected by factors particular to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments are subject to risk, including the following risks:

•the burden of complying with a wide variety of foreign laws;
•changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such environmental laws;
•existing or new laws relating to the foreign ownership of investment property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;
•the potential for expropriation;
•possible currency transfer restrictions;
•the imposition of adverse or confiscatory taxes;
•changes in real estate and other tax rates and changes in other operating expenses in particular countries;
•possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;
•adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;
•the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;
•general political and economic instability in certain regions;
•the potential difficulty of enforcing obligations in other countries; and
•Hines’ limited experience and expertise in foreign countries relative to its experience and expertise in the United States.

Investments in properties or other real estate investments outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to the U.S. dollar may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity.

Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.

As of December 31, 2025, approximately 29% of the value of our portfolio was attributable to properties located outside the U.S. and the revenues generated from those properties were denominated in the local currency. This has from time to time negatively impacted our NAV and may continue to negatively impact our NAV in the future.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.

Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on these international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs on to our tenants.

Inflation, changing interest rates or deflation may adversely affect our financial condition and results of operations.

We are affected by the fiscal and monetary policies of the United States government and its agencies, including the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. Changes in fiscal and monetary policies are beyond our control and are difficult to predict. Although the Federal Reserve decreased the federal funds rate multiple times in 2024 and 2025, the rate continues to be elevated and there can be no assurance that the rates will continue to decrease or of the magnitude or pace of potential decreases, especially if inflation accelerates, or that it will not be increased in 2026 or beyond. While lower market rates and increased capital markets liquidity supports commercial real estate property transactions and values, regulated lending institutions are adjusting their business models to increase capital requirements for direct loans to real estate and thus continue to be constrained in providing capital for commercial real estate properties. Additionally, rising operating costs, such as property insurance and raw material costs for property development and improvements, have further pressured cash flow performance across many real estate property types. Changes in the federal funds rate as well as the other policies of the Federal Reserve affect interest rates, which have a significant impact on our financial condition.

Future periods of increased inflation and high interest rates could have an adverse impact on our floating rate mortgages, our ability to borrow money, and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Increases in the costs of owning and operating our properties due to inflation could reduce our net operating income and our NAV to the extent such increases are not reimbursed or paid by our tenants. If we are materially impacted by increasing inflation because, for example, inflationary increases in costs are not sufficiently offset by the contractual rent increases and operating expense reimbursement provisions or escalations in the leases with our tenants, we may implement measures to conserve cash or preserve liquidity. Such measures could include deferring investments, reducing or suspending the number of shares redeemed under our share redemption program and reducing or suspending distributions we make to our stockholders, which may adversely and materially affect our net operating income and NAV. In addition, due to rising interest rates, we may experience restrictions on our liquidity based on certain financial covenant requirements as well as our inability to refinance maturing debt in part or in full as it comes due depending on rates at such time and higher debt service costs and reduced yields relative to cost of debt. If we are unable to find alternative credit arrangements or other funding in a high interest rate environment, our business needs may not be adequately met.

In addition, customers and potential customers of our properties may be adversely impacted by inflation and high interest rates, which could negatively impact our customers’ ability to pay rent and demand for our properties. Such adverse impacts on our customers may cause increased vacancies, which may add pressure to lower rents and increase our expenditures for re-leasing. Inflation could also have an adverse effect on consumer spending which could impact our customers’ operations and, in turn, demand for our properties. Conversely, deflation could lead to downward pressure on rents and other sources of income.

Lack of compliance with the United States Foreign Corrupt Practices Act, or FCPA, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment.

Risks Related to Organizational Structure

Any interest in us will be diluted by the Special OP Units and any other OP Units in the Operating Partnership and any interest in us may be diluted if we issue additional shares.

We owned a 99.99% general partner interest in the Operating Partnership as of December 31, 2025. Hines Global REIT II Associates Limited Partnership (“HALP II”), an affiliate of Hines, owns the remaining interest in the Operating Partnership, and the Advisor holds the Special OP Units in the Operating Partnership, which were issued as consideration for an obligation by Hines and its affiliates to perform future services in connection with our real estate operations. Payments with respect to these interests will reduce the amount of distributions that would otherwise be payable to our stockholders in the future.

Stockholders do not have preemptive rights to acquire any shares issued by us in the future. Therefore, investors purchasing our common shares may experience dilution of their equity investment if we:

•sell shares in the Offering or sell additional shares in the future, including those issued pursuant to the distribution reinvestment plan;
•sell securities that are convertible into shares, such as OP Units;
•at the option of our Advisor, issue OP Units to pay for certain fees and distributions;
•issue OP Units or common shares to our Advisor or affiliates in exchange for advances or deferrals of fees;
•issue shares in a private offering; or
•issue shares to sellers of properties acquired by us in connection with an exchange of partnership units from the Operating Partnership.

Our board of directors determines our major policies and operations which increases the uncertainties faced by our stockholders.

Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification, redemptions and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. The broad discretion of our board of directors in setting policies and the inability of our stockholders to exert control over those policies increases the uncertainty and risks they face, especially if our board of directors and our stockholders disagree as to what course of action is in the best interests of our stockholders.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision will not apply to claims under the Securities Act or the Exchange Act or state securities laws. Similarly, this choice of forum provision will not apply to actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and other (non-federal) jurisdictions in which the Issuer’s shares are sold pursuant to the offering; provided that the inapplicability of this choice of forum provision to such actions will not cause this provision to be inapplicable to other types of claims, whether they are brought concurrently with or before or after actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and other (non-federal) jurisdictions in which the Issuer’s shares are sold pursuant to the offering. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs' attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the Maryland General Corporation Law expressly authorizes the adoption of such provisions.

The ownership limit in our charter may discourage a takeover attempt.

Our charter provides that no holder of shares, other than any person to whom our board of directors grants an exemption, may directly or indirectly own more than 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares or more than 9.9% of the number or value, whichever is more restrictive, of our outstanding common shares. This ownership limit may deter tender offers for our common shares, which offers may be attractive to our stockholders, and thus may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to assemble a block of common shares in excess of 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares, or 9.9% in number or value, whichever is more restrictive, of our outstanding common shares or otherwise to effect a change of control in us.

We will not be afforded the protection of the Maryland General Corporation Law relating to business combinations.

Provisions of the Maryland General Corporation Law prohibit business combinations, unless prior approval of the board of directors is obtained before the person seeking the combination became an interested stockholder, with:

•any person who beneficially owns 10% or more of the voting power of our outstanding voting shares (an “interested stockholder”);
•any of our affiliates or associates who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares (also an “interested stockholder”); or
•an affiliate of an interested stockholder.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our board of directors. Because our charter contains limitations on ownership of more than 9.9% of our common shares, our board of directors has adopted a resolution presently opting out of the business combinations statute. Therefore, we will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in our charter will provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

We are not registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.

Hines Global, the Operating Partnership, and our subsidiaries will conduct our businesses so that none of such entities are required to register as “investment companies” under the Investment Company Act. The operation of a business in a manner so as not to be subject to regulation as an investment company requires an analysis of and compliance with complex laws, regulations and SEC staff interpretations, not all of which are summarized herein. Although we could modify our business methods at any time, at the present time we expect that the focus of our activities will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We may invest in other real estate investments and will otherwise be considered to be in the real estate business.

Companies subject to the Investment Company Act are required to comply with a variety of substantive requirements such as requirements relating to:

•limitations on the capital structure of the entity;
•restrictions on certain investments;
•prohibitions on transactions with affiliated entities; and
•public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.

These and other requirements are intended to provide benefits and/or protections to security holders of investment companies. Because we and our subsidiaries do not expect to be subject to these requirements, our stockholders will not be entitled to these benefits or protections. It is our policy to operate in a manner that will not require us to register as an investment company, and we do not expect or intend to register as an “investment company” under the Investment Company Act.

We do not expect that we, the Operating Partnership, or other subsidiaries will be an investment company because we intend to ensure that holdings of investment securities by each such entity will not exceed 40% of the total assets of that entity and that no such entity holds itself out as being engaged primarily in the business of investing in securities. If an entity were to hold investment securities having a value exceeding 40% of the value of the entity’s total assets, and no other exclusion from registration was available, that entity might be required to register as an investment company. In order to avoid such a result, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase.

If Hines Global, the Operating Partnership or any subsidiary owns assets that qualify as “investment securities” and the value of such assets exceeds 40% of the value of its total assets, the entity would be deemed to be an investment company absent another exclusion from the Investment Company Act. Certain of the subsidiaries that we may form in the future could seek to rely upon the exclusion provided by Section 3(c)(5)(C) of that Act, which is available for, among other things, entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio be comprised primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-type interests test will be met if at least 25% of such entity’s assets are invested in real estate-type interests, which threshold is subject to reduction to the extent that the entity invested more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat the following as real estate-type interests: non-agency RMBS; CMBS, debt and equity securities of companies primarily engaged in real estate businesses; agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests; and/or real estate-related assets. Due to the factual nature of this test, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain, if we deem it necessary to remain in compliance with the foregoing standards. In addition, we may have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase, if we deem it necessary to remain in compliance with the foregoing standards.

In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C) (discussed above)), from the definition of an investment company and the registration requirements under the Investment Company Act.

There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or its staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC or the SEC staff provides more specific guidance regarding any of the matters bearing upon the exclusions discussed above or other exclusions from the definition of an investment company under the Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we meet the definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for an exclusion from regulation under the Investment Company Act.

If Hines Global or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce our stockholders’ investment return or impair our ability to conduct our business as planned.

If we become an investment company or are otherwise required to register as an investment company, we might be required to revise some of our current policies, or substantially restructure our business, to comply with the Investment Company Act. This would likely require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Further, if we were required to register as an investment company, but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, some of our contracts might be unenforceable, unless a court were to direct enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced.

If we seek to list our shares on an exchange as a way of providing our stockholders with a liquidity event, we may consider internalizing the functions performed for us by our Advisor. An internalization could take many forms, for example, we may hire our own group of executives and other employees or we may acquire our Advisor or its respective assets including its existing workforce. Any internalization could result in significant payments, including in the form of our stock, to the owners of our Advisor as compensation, which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in Hines. In addition, there is no assurance that internalizing our management functions will be beneficial to us and our stockholders. For example, we may not realize the perceived benefits because of: (i) the costs of being self-managed; (ii) our inability to effectively integrate a new staff of managers and employees; or (iii) our inability to properly replicate the services provided previously by our Advisor or its affiliates. Additionally, internalization transactions have also, in some cases, been the subject of litigation and even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in real estate investments or to pay distributions. In connection with any such internalization transaction, a special committee consisting of our independent directors will be appointed to evaluate the transaction and to determine whether a fairness opinion should be obtained.

We have issued shares of common stock as dividends and may issue preferred shares or separate classes or series of common shares, which issuance could adversely affect the holders of our common shares.

Holders of our common stock do not have preemptive rights to any shares issued by us in the future. With the authorization of our board of directors, we have in the past and may in the future declare special daily stock dividends, which may dilute the value of our shares. In addition, we may issue, without stockholder approval, preferred shares or a class or series of common shares with rights that could adversely affect the holders of our common shares. Upon the affirmative vote of a majority of our directors (including, in the case of preferred shares, a majority of our independent directors), our charter authorizes our board of directors (without any further action by our stockholders) to issue preferred shares or common shares in one or more classes or series, and to fix the voting rights (subject to certain limitations), liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such classes or series of shares. If we ever create and issue preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. In addition, we may cause the Operating Partnership to issue a substantial number of additional OP Units in connection with the exercise of a fair market value option ( the “FMV Option”) to purchase a property under the DST Program or otherwise, acquire properties, consummate a merger, business combination or another significant transaction. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. We could also designate and issue shares in a class or series of common shares with similar rights. In addition, under certain circumstances, the issuance of preferred shares or a separate class or series of common shares may render more difficult or tend to discourage:

•a merger, tender offer or proxy contest;
•the assumption of control by a holder of a large block of our securities; and/or
•the removal of incumbent management.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under our DST Program could subject us to liabilities from litigation or otherwise.

We, through the Operating Partnership, have commenced a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts, or DSTs, holding real properties, which may include properties currently indirectly owned by the Operating Partnership.

These interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Properties in which underlying interests are sold to investors pursuant to such private placements will be leased-back by the Operating Partnership or a wholly owned subsidiary thereof, as applicable, and fully guaranteed by the Operating Partnership, although there can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Additionally, the Operating Partnership will be given the FMV Option with respect to each DST in the DST Program, giving it the right, but not the obligation, to acquire the interests in the DST from the investors at a later time in exchange for OP Units. Investors who acquired interests pursuant to such private placements may have been seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of such transactions, including in the event an investor fails to qualify for any desired tax benefits.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under our DST Program will not shield us from risks related to the performance of the real properties held through such structures.

Pursuant to the DST Program, the Operating Partnership intends to place certain of its existing real properties and/or acquire new properties to place into specific DSTs and then sell interests, via its TRS, in such trusts to third party investors. We will hold long-term leasehold interests in the property pursuant to master leases that are fully guaranteed by our Operating Partnership, while the third party investors indirectly hold some or all of the interests in the real estate. There can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Although we will hold the FMV Option to reacquire the real estate through a purchase of interests in the DST, the purchase price will be based on the then current fair market value of the third party investor’s interest in the real estate, which will be greatly impacted by the rental terms fixed by the long term master lease. Under the lease we are responsible for subleasing the property to occupying customers until the earlier of the expiration of the master lease or our exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from the property and all capital expenditures may be less than the master lease payments at such time. Therefore, even though we will no longer own the underlying real estate, because of the fixed terms of the long-term master lease guaranteed by our Operating Partnership, negative performance by the underlying properties could affect cash available for distributions to our stockholders and will likely have an adverse effect on our results of operations and NAV.

We may own beneficial interests in DSTs owning real property that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with our DST Program, we may own beneficial interests in DSTs owning real property that are subject to the terms of the agreements governing our DST Program. The DST Program agreements limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

Properties that are placed into the DST Program and later reacquired may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such properties for other purposes such as paying down debt, distributions, or additional investments.

DST Properties may later be reacquired through exercise of the FMV Option granted to our Operating Partnership. In such cases, the investors who become limited partners in the Operating Partnership (the “DST Investors”) will generally remain tied to the applicable DST Property in terms of basis and built in gain. As a result, if the applicable DST Property is subsequently sold, unless we effectuate a like kind exchange under Section 1031 of the Code, then tax will be triggered on the DST Investors’ built in gain. Although we are not contractually obligated to do so, we may seek to execute a 1031 exchange in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the DST Investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing properties into the DST Program may limit our ability to access liquidity from such properties or replacement properties through sale without triggering taxes due to the built in gain tied to DST Investors. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, paying distributions, funding redemptions or making additional investments.

Risks Related to Potential Conflicts of Interest

We compete with affiliates of Hines for real estate investment opportunities and some of these affiliates have preferential rights to accept or reject certain investment opportunities in advance of our right to accept or reject such opportunities.

Hines has existing real estate joint ventures, funds and programs, which we collectively refer to as real estate investment vehicles, with investment objectives and strategies similar to ours. Because we compete with these real estate investment vehicles for investment opportunities, Hines faces conflicts of interest in allocating investment opportunities between us and these other real estate investment vehicles. We have limited rights to specific investment opportunities located by Hines. Some of these entities have a priority right over other Hines real estate investment vehicles, including us, to accept investment opportunities that meet certain defined investment criteria. Because we and other Hines real estate investment vehicles rely on Hines to present us with investment opportunities, these rights will reduce our investment opportunities. We therefore may not be able to invest in, or we may only invest indirectly with or through another Hines affiliated real estate investment vehicle in, certain investments we otherwise would make directly. To the extent we invest in opportunities with another real estate investment vehicles affiliated with Hines, we may not have the control over such investment we would otherwise have if we owned all of or otherwise controlled such assets.

We do not have priority rights to specific investment opportunities located by Hines. Our right to participate in Hines’ investment allocation process will terminate if we are no longer advised by an affiliate of Hines. For investment opportunities not covered by this allocation procedure, Hines will decide in its discretion, subject to any priority rights it grants or has granted to other Hines-managed or otherwise affiliated real estate investment vehicles, how to allocate such opportunities among us, Hines and other real estate investment vehicles. Because we do not have a right to accept or reject any investment opportunities before Hines or one or more Hines real estate investment vehicles have the right to accept such opportunities, and are otherwise subject to Hines’ discretion as to the investment opportunities we will receive, we may not be able to review and/or invest in opportunities which we would otherwise pursue if we were the only real estate investment vehicle sponsored by Hines or had a priority right in regard to such investments. We are subject to the risk that, as a result of the conflicts of interest between Hines, us and other real estate investment vehicles sponsored or managed by or affiliated with Hines, and the priority rights Hines has granted or may in the future grant to any such other real estate investment vehicles, we may not be offered favorable investment opportunities located by Hines when it would otherwise be in our best interest to accept such investment opportunities, and our business, results of operations, cash flows and financial condition and our ability to make distributions to our stockholders and the value of their investment may be adversely impacted thereby.

We may compete with other investment vehicles affiliated with Hines for tenants.

Hines and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. Hines or its affiliates own and/or manage properties in most, if not all, geographical areas in which we expect to acquire interests in real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by Hines and its affiliates. Hines may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by Hines and its affiliates and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.

We do not have employees. Pursuant to a contract with Hines, we rely on employees of Hines and its affiliates to manage and operate our business and they are contractually bound to devote the time and attention reasonably necessary to conduct our business in an appropriate manner. Our officers and the officers and employees of our Advisor, Hines and its affiliates hold similar positions in numerous entities and they may from time to time allocate more of their time to service the needs of such entities than they allocate to servicing our needs. Hines is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and Hines will continue to be actively involved in real estate operations and activities other than our operations and activities. Hines and its affiliates advise other investment programs that invest in properties similar to those in which we invest, including the DST Program. Hines and its affiliates' relationship to the DST Program may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. Hines currently controls and/or operates other entities that own properties in many of the markets in which we will seek to invest. Hines spends a material amount of time managing these properties and other assets unrelated to our business. We lack the ability to manage it without the time and attention of Hines’ employees.

Hines and its affiliates are general partners and sponsors of other real estate investment vehicles having investment objectives and legal and financial obligations similar to ours. Because Hines and its affiliates have interests in other real estate investment vehicles and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of our Advisor, own equity interests in entities affiliated with Hines from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with Hines other than us. As a result of these interests, they could pursue transactions that may not be in our best interest.

Hines may face conflicts of interest if it sells properties it acquires or develops to us.

We may in the future acquire properties from Hines and affiliates of Hines. We may acquire properties Hines currently owns or hereafter acquires from third parties. Hines may also develop properties and then sell the completed properties to us. Similarly, we may provide development loans to Hines in connection with these developments. Hines, its affiliates and its employees (including our officers and directors) may make substantial profits in connection with such transactions. We must follow certain procedures when purchasing assets from Hines and its affiliates. Hines may owe fiduciary and/or other duties to the selling entity in these transactions and conflicts of interest between us and the selling entities could exist in such transactions. Because we are relying on Hines, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party.

Our Advisor faces a conflict of interest because the fees it receives for services performed are based in part on our NAV, which our Advisor is ultimately responsible for determining.

Our Advisor is paid an asset management fee for its services based on our NAV, which is calculated based in part on information provided by our Advisor. In addition, the distributions to be received by our Advisor with respect to its performance participation interest in the Operating Partnership will be based in part upon the Operating Partnership’s net assets (which is a component of our NAV). The calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and therefore, our NAV may not correspond to realizable value upon a sale of those assets. Our Advisor may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the redemption of our stockholders’ shares of common stock on a given date may not accurately reflect the value of our portfolio, and our stockholders’ shares may be worth less than the purchase price or more than the redemption price.

Our Advisor’s asset management fee and the performance participation allocation may not create proper incentives or may induce our Advisor and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.
We pay our Advisor an asset management fee regardless of the performance of our portfolio. Our Advisor’s entitlement to an asset management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay our Advisor an asset management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.
The existence of the 12.5% performance participation interest in our Operating Partnership to which our Advisor is entitled, which is based on our total distributions plus the change in NAV per share, may create an incentive for our Advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. For example, our Advisor may be incentivized to recommend a riskier hedging or derivative transaction than it would otherwise recommend because it may materially increase the probability that our Advisor will receive the performance participation allocation or our Advisor may oppose a hedging or derivative transaction that may otherwise benefit the Company because executing the transaction may make it more likely that our Advisor will not earn the performance participation allocation. In addition, the change in NAV per share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, our Advisor may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains ultimately may not be realized when those assets are eventually disposed of.

Our Dealer Manager may face conflicts of interest caused by compensation arrangements with us, which could result in actions that are not in our stockholders’ best interest.
Our Dealer Manager will be paid ongoing distribution and stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares until the earliest to occur of several events, including a listing of our common shares and a merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets, which may incentivize our Advisor not to recommend a listing, sale, merger or other liquidity event until our Dealer Manager has been paid all distribution and stockholder servicing fees, because the completion of such transactions would cause the payment of such fees to our Dealer Manager to cease.
Hines may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between Hines and its affiliates.
Hines and our Advisor manage our day-to-day operations and properties pursuant to an advisory agreement. This agreement was not negotiated at arm’s length and certain fees payable by us under such agreement are paid regardless of our performance. Hines and its affiliates may encounter conflicts of interest with respect to position as to matters relating to this agreement. Areas of potential conflict include the computation of fees and reimbursements under such agreements, the enforcement, renewal and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to affiliates of Hines. These fees may be higher than fees charged by third parties in an arm’s-length transaction as a result of these conflicts.
Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.
All of our officers and non-independent directors are also officers and directors of our Advisor and/or other entities controlled by Hines. Some of these entities may compete with us for investment and leasing opportunities. These personnel owe fiduciary duties to these other entities and their security holders and these duties may from time to time conflict with the fiduciary duties such individuals owe to us and our stockholders. For example, conflicts of interest adversely affecting our investment decisions could arise in decisions or activities related to:

•the allocation of new investments among us and other entities operated by Hines;
•the allocation of time and resources among us and other entities operated by Hines;
•the timing and terms of the investment in or sale of an asset;
•investments with Hines and affiliates of Hines;
•the compensation paid to our Advisor; and
•our relationship with Hines in the management of our properties.
These conflicts of interest may also be impacted by the fact that such individuals may have compensation structures tied to the performance of such other entities controlled by Hines and these compensation structures may potentially provide for greater remuneration in the event an investment opportunity is presented to a Hines affiliate rather than us.
Our officers and directors have limited liability.
Generally, we are obligated under our charter to indemnify our officers and directors against certain liabilities incurred in connection with their services. We enter into indemnification agreements with each of our officers and directors pursuant to which we generally agree to indemnify our officers and directors for any such liabilities that they incur. These indemnification agreements, as well as the indemnification provisions in our charter, could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us. In addition, there could be a potential reduction in distributions resulting from our payment of premiums associated with insurance or payments of a defense, settlement or claim.
Our UPREIT structure may result in potential conflicts of interest.

Persons holding OP Units have the right to vote on certain amendments to the Agreement of Limited Partnership of the Operating Partnership, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of the Operating Partnership, we will be obligated to act in a manner that is in the best interest of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders.

Risks Related to Taxes

If we fail to qualify as a REIT, our operations and our ability to pay distributions to our stockholders would be adversely impacted.

We believe that we qualify as a REIT under the Code. A REIT generally is not taxed at the corporate level on income that it currently distributes to its stockholders. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification.

If we were to fail to qualify as a REIT in any taxable year:

•we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;
•we would be subject to federal income tax on our taxable income at regular corporate rates;
•we would be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;
•our cash available for distribution would be reduced and we would have less cash to distribute to our stockholders; and
•we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.

We may be required to defer repatriation of cash from foreign jurisdictions in order to qualify as a REIT.

Investments in foreign investment property may be subject to foreign currency gains and losses. Certain foreign currency gains will generally be excluded from income for purposes of determining our compliance with one or both of the REIT gross income tests; however, under certain circumstances (for example, if we regularly trade in foreign securities) such gains will be treated as non-qualifying income. To reduce the risk of foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive from our foreign investments. No assurance can be given that we will be able to manage our foreign currency gains in a manner that enables us to qualify as a REIT or to avoid U.S. federal income and other taxes on our income as a result of foreign currency gains.

If the Operating Partnership is classified as a “publicly traded partnership” under the Code, our operations and our ability to pay distributions to our stockholders could be adversely affected.

We believe that the Operating Partnership will be treated as a partnership, and not as an association or a publicly traded partnership for U.S. federal income tax purposes. In this regard, the Code generally classifies “publicly traded partnerships” (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that the Code would classify the Operating Partnership as a “publicly traded partnership” for tax purposes, we placed certain restrictions on the transfer and/or repurchase of partnership units in the Operating Partnership. However, if the IRS successfully determines that the Operating Partnership should be taxed as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute non-deductible distributions in computing the Operating Partnership’s taxable income. In addition, we could fail to qualify as a REIT and the imposition of a corporate tax on the Operating Partnership would reduce the amount of cash available for distribution to our stockholders.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common shares nor gain from the sale of common shares should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•part of the income and gain recognized by certain qualified employee pension trusts with respect to our common shares may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, we are required to rely on a special look through rule for purposes of meeting the REIT stock ownership tests, and we are not operated in such a manner as to otherwise avoid treatment of such income or gain as unrelated business taxable income;

•part of the income and gain recognized by a tax exempt investor with respect to our common shares would constitute unrelated business taxable income if such investor incurs debt in order to acquire the common shares; and
•part or all of the income or gain recognized with respect to our common shares by social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), or (17) of the Code may be treated as unrelated business taxable income.

Stockholders who participate in the distribution reinvestment plan may realize taxable income without receiving cash distributions.

If our stockholders participate in the distribution reinvestment plan, they will be required to take into account, in computing their taxable income, ordinary and capital gain dividends allocable to shares that they own, even though they receive no cash because such distributions are reinvested. In addition, the difference between the public offering price of our shares and the transaction price paid for shares purchased pursuant to the distribution reinvestment plan may be deemed to be taxable as income to participants in the plan.

Foreign investors may be subject to the Foreign Investment in Real Property Tax Act (“FIRPTA”) on sale of common shares if we are unable to qualify as a “domestically controlled” REIT and with respect to certain distributions by us.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to tax under FIRPTA on the gain recognized on such disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s capital stock, by value, has been owned, directly or indirectly, by foreign persons (as determined for purposes of these rules) during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.

We cannot assure our stockholders that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gains realized by foreign investors other than “qualified foreign pension plans” and foreign governments on a sale of our common shares would be subject to tax under FIRPTA (unless our common shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common shares). Our common shares are not currently traded on an established securities market.

In addition, FIRPTA will apply if we make a distribution that is attributable to gain recognized by us on a disposition of a U.S. real property interest, even if we are domestically controlled, except with respect to "qualified foreign pension plans."

FIRPTA will not apply in the manner described above if our common shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common shares. However, our common shares are not currently traded on an established securities market.

In certain circumstances, we may be subject to federal, state, and local or foreign income or other taxes, which would reduce our cash available to pay distributions to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to certain federal, state, local or foreign, income or other taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid paying federal income tax and/or the 4% excise tax that applies to certain income retained by a REIT. We may also decide to retain gain that we recognize from the sale or other disposition of our properties and pay income tax directly on such gain. In that event, our stockholders would be treated as if they earned that gain and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or of other entities through which we indirectly own our assets. Any taxes that we pay will reduce our cash available for distribution to our stockholders.

We have entered, and may continue to enter into, certain hedging transactions which may have a potential impact on our REIT status.

We have entered into hedging transactions with respect to certain of our activities and may continue to enter into similar transactions in the future. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps and floors, options to purchase these items, and futures and forward contracts. The gross income tests applicable to REITs generally exclude any income or gain from a hedging or similar transaction entered into by the REIT primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to manage the risk of currency fluctuations with respect to an item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), provided that we properly identify such hedges and other transactions in the manner required by the Code and regulations. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge asset values or other types of indebtedness, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests and may affect our ability to qualify as a REIT. In addition, to the extent that our position in a hedging transaction has positive value, the instrument may be treated as a non-qualifying asset that does not qualify for purposes of the gross asset tests to which REITs are subject.

Entities through which we hold foreign real estate investments may be subject to foreign taxes, notwithstanding our status as a REIT.

Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located. Our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts or estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Instead, our ordinary dividends generally are taxed at the higher tax rates applicable to ordinary income, the current maximum rate of which is 37%. Individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in our common shares to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of our common shares.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase investment properties and lease them back to the sellers of such properties. We will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, but cannot assure our stockholders that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation relating to such property would be disallowed. We might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization if a sale-leaseback transaction were so recharacterized. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation. Failure to qualify as a REIT may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forgo otherwise attractive investments or make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

We must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets in order to ensure our qualification as a REIT. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% (25% for taxable years beginning after December 31, 2025) of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Legislative or regulatory action could adversely affect us and/or our stockholders.

The present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time. There can be no assurance that future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results.

We cannot predict whether, when or to what extent any new U.S. federal tax laws, regulations, interpretations or rulings will impact the real estate investment industry or REITs. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders.

Our stockholders should consult with their own tax advisors with respect to any legislative, regulatory or administrative developments and proposals and their potential effect on their investment in shares of our common stock.

Risks Related to ERISA

If our assets are deemed to be plan assets under ERISA, we, our Advisor and the fiduciaries of investing ERISA plans may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.

In some circumstances where an ERISA plan holds an interest in an entity, an undivided interest in the assets of the entity attributable to that interest are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable regulations of the U.S. Department of the Treasury, because we have 100 stockholders that are independent of us and one another. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. In addition, if that were the case, an investment in our common shares might constitute an ineffective delegation of fiduciary responsibility to our Advisor, and expose the fiduciary of the benefit plan to co-fiduciary liability under ERISA for any breach by our Advisor of the fiduciary duties mandated under ERISA. If our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, potential investors should consult with their legal and other advisors concerning the impact of ERISA and the Code on such investors’ investment and our performance.

There are special considerations that apply to pension or profit sharing trusts or individual retirement accounts, or IRAs, investing in our common stock.

If a stockholder is investing the assets of an IRA, pension, profit sharing, 401(k), Keogh or other qualified retirement plan, they should satisfy themselves that:

•their investment is consistent with their fiduciary obligations under ERISA and the Code;
•their investment is made in accordance with the documents and instruments governing their plan or IRA, including their plan’s investment policy;
•their investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;
•their investment will not impair the liquidity of the plan or IRA;
•their investment will not produce “unrelated business taxable income” for the plan or IRA;
•they will be able to value the assets of the plan annually in accordance with ERISA requirements; and
•their investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Risks Related to Investing in Our Common Stock

We offer a share redemption program for stockholders seeking liquidity of their shares. However, there is no public market for our common shares; therefore, it will be difficult for our stockholders to sell their shares and, if they are able to sell their shares, they will likely sell them at a discount to the price our stockholders paid.

There is no public market for our common shares, and we do not expect one to develop. We have a share redemption program, but it is limited in terms of the amount of shares which may be redeemed. It will therefore be difficult for our stockholders to sell their shares of common stock promptly or at all. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may limit the ability of our stockholders to sell their shares. If they are able to sell their shares, they may only be able to sell them at a discount from the price they paid. Any redemptions of shares will be at a price equal to the transaction price of the class of shares being redeemed on the date of redemption (which generally will be equal to the most recently determined NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC), and not based on the price at which they initially purchased the shares. Subject to limited exceptions, shares redeemed within one year of the date of issuance will be redeemed at 95% of the transaction price. As a result, stockholders may receive less than the price they paid for their shares when they sell them to us pursuant to our share redemption program. In addition, stockholders may also experience substantial losses if we dispose of our assets or in connection with a liquidation event. We cannot assure stockholders that their shares will ever appreciate in value to equal the price they paid for their shares. Thus, prospective stockholders should consider our common shares as illiquid and a long-term investment, and they must be prepared to hold their shares for an indefinite length of time.

The Offering is a blind pool offering and our stockholders do not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock.

Our stockholders will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. In addition, our investment policies and strategies are very broad and permit us to invest in all types of properties and other real estate investments. Our stockholders must rely on our Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because our stockholders cannot evaluate our future investments in advance of purchasing shares of our common stock, a “blind pool” offering may entail more risk than other types of offerings. This additional risk may hinder our stockholders’ ability to achieve their personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

The availability and timing of distributions to our stockholders is uncertain and cannot be assured.

There is no assurance that distributions will continue to be authorized and paid. We cannot assure our stockholders that we will have sufficient cash to continue to pay distributions to them or that the amount of any such distributions will increase over time. In addition, the distribution and stockholder servicing fees payable with respect to Class T shares, Class S shares and Class D shares issued in the Offering will reduce the amount of funds available for distribution with respect to all Class T shares, Class S shares and Class D shares (including Class T shares, Class S shares and Class D shares issued pursuant to the distribution reinvestment plan). Further, because the distribution and stockholder servicing fees payable with respect to Class T shares and Class S shares are higher than those payable with respect to Class D shares, distributions with respect to Class T shares and Class S shares will be lower than distributions with respect to Class D shares; also, because there are no distribution and stockholder servicing fees payable with respect to Class I shares, distributions with respect to Class T shares, Class S shares and Class D shares will be lower than distributions with respect to Class I shares. Should we fail for any reason to distribute at least 90% of our REIT taxable income, we would not qualify for the favorable tax treatment accorded to REITs.

We have, and may continue, to pay distributions from sources other than our cash flow from operations, including advances, deferrals or waivers of fees from our Advisor or affiliates, borrowings and/or proceeds of the Offering. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. The use of sources other than our cash flow from operations to fund distributions could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of our stockholders’ investment.

Our cash flow from operations may be insufficient to fund distributions to stockholders. Our organizational documents permit us to make distributions from any source and we may choose to pay distributions when we do not have sufficient cash flow from operations to fund such distributions. We may choose to use advances, deferrals or waivers of fees, if available, from our Advisor or affiliates, borrowings and/or proceeds of the Offering or other sources to fund distributions to our stockholders. For example, for the year ended December 31, 2025, we funded 14% of total distributions with cash flows from other sources, which may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings. When we pay distributions in excess of earnings and we use cash flows from financing activities, including offering proceeds and borrowings, to fund distributions, then we have less funds available for operations and for acquiring properties and other investments, which could adversely impact our ability to pay distributions in future periods, may reduce our stockholders’ overall return and may result in the dilution of our stockholders’ investment. In addition, our Advisor or its affiliates could choose to receive shares of our common stock or interests in the Operating Partnership in lieu of cash or deferred fees or the repayment of advances to which they are entitled, and the issuance of such securities may dilute our stockholders’ interest in us. Furthermore, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.

We have incurred net losses on an accounting principles generally accepted in the United States of America ("GAAP") basis in the past and may continue to incur such losses in the future.

For the years ended December 31, 2025, 2024 and 2023, we have incurred net losses, on a GAAP basis, of $17.6 million, $47.1 million and $38.6 million, respectively. As a result, we had accumulated distributions in excess of earnings balances, on a GAAP basis, of approximately $929.3 million, $776.6 million and $573.3 million, respectively, as of December 31, 2025, 2024 and 2023. Our net losses and the related accumulated distributions in excess of earnings balances for these periods are primarily attributable to non-cash depreciation and amortization of our real estate investments. Therefore, we may continue to incur net losses and accumulated distributions in excess of earnings balances in the future.

Payments to the holders of OP Units will reduce cash available for distribution to our stockholders.

An affiliate of Hines has received units of limited partnership interests in the Operating Partnership (“OP Units”) in return for its $190,000 contribution to the Operating Partnership. Our Advisor or its affiliates may also choose to receive OP Units in lieu of certain fees. The holders of all OP Units will be entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holder of the OP Units will reduce the cash available for distribution to our stockholders.

Payments to our Advisor in respect of any common stock or OP Units it elects to receive in lieu of fees or distributions will dilute future cash available for distribution to our stockholders.

Our Advisor may choose to receive our common shares or OP Units in lieu of certain fees or distributions. The holders of all OP Units will be entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holders of OP Units will reduce the cash available for distribution to us and to our stockholders. Furthermore, under certain circumstances the OP Units held by our Advisor are required to be repurchased, in cash at the holder’s election and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, offering proceeds, or other sources to make the payment, which will reduce cash available for distribution to our stockholders or for investment in our operations. Redemptions of shares of our common stock and OP Units that were received by our Advisor in lieu of a cash asset management fee, or OP Units that were received in lieu of a cash performance participation interest are not subject to a 5% holding discount, but remain subject to monthly and quarterly volume limitations.

Our stockholders’ ability to have their shares redeemed is limited under our share redemption program, and if they are able to have their shares redeemed, it may be at a price that is less than the price they paid for the shares and the then-current market value of the shares.

Our share redemption program contains significant restrictions and limitations. For example, only stockholders who purchase their shares directly from us or who received their shares through a non-cash transaction, not in the secondary market, are eligible to participate, and if holders of shares do not hold their shares for a minimum of one year, then they will only be eligible for redemption at 95% of the transaction price that would otherwise apply. Although we have not done so to date, we may choose to redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. We may redeem fewer shares than have been requested to be redeemed due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in investment properties or other illiquid investments is a better use of our capital than the redemption of our shares. In addition, the total amount of shares that may be redeemed under our share redemption program is limited, in any calendar month, to shares whose aggregate value (based on the transaction price per share on the date on the redemption) is 2% of our aggregate NAV as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the transaction price per share in effect when the redemption is effected) is up to 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter.

The vast majority of our assets consist of properties which cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Further, we may invest in real estate-related securities and other securities with the primary goal of maintaining liquidity in support of our share redemption program. Any such investments may result in lower returns than an investment in real estate assets, which could adversely impact our ability to pay distributions and our stockholders’ overall return. Further, if redemption requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our operations, risk having an adverse impact on stockholders whose shares are not redeemed, or should we otherwise determine that investing our liquid assets in investment properties or other investments rather than redeeming our shares is in the best interests of the Company as a whole, then our board of directors may make exceptions to, modify or suspend our share redemption program if in its reasonable judgment it deems such actions to be in our best interest and the best interest of our stockholders. Although our board of directors has the discretion to suspend our share redemption program, our board of directors will not terminate our share redemption program other than in connection with a liquidity event which results in our stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. Upon suspension of our share redemption program, our share redemption program requires our board of directors to consider at least quarterly whether the continued suspension of the program is in our best interest and the best interest of our stockholders; however, we are not required to authorize the re-commencement of the share redemption program within any specified period of time and any suspension may be for an indefinite period, which would be tantamount to a termination. In addition, our board of directors may modify, amend or suspend our share redemption program at any time in its sole discretion. As a result of these limitations, our stockholders’ ability to have their shares redeemed by us may be limited, our shares should be considered as having only limited liquidity and at times may be illiquid. In addition, the redemption price our stockholders may receive upon any such redemption may not be indicative of the price our stockholders would receive if our shares were actively traded or if we were liquidated, and our stockholders should not assume that they will be able to sell all or any portion of their shares back to us pursuant to our share redemption program or to third parties at a price that reflects the then current market value of the shares or at all.

The offering and redemption prices per share of our common stock generally will be based on an NAV determined as of the end of the prior month and will not be based on an NAV per share determined as of the date the shares are purchased or redeemed.

Generally, our offering and redemption prices per share of our common stock will be based on our NAV per share as of the last calendar day of the prior month, plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees. Our offering and redemption prices will not be based on any public trading market. Certain of our investments and liabilities may be subject to more significant volatility from time to time and could change in value materially between the last calendar day of the prior month as of which the NAV per share is determined and the date that our shares are purchased or redeemed, however the NAV per share determined as of the end of the prior month will generally continue to be used as the basis for the offering price per share and the redemption price per share in the current month. Accordingly, since the offering and redemption prices will be based on an NAV per share determined as of a date that is approximately 30 days prior to the date the shares are purchased or redeemed, the price at which stockholders purchase shares and the price at which stockholders have their shares redeemed may be higher or lower than the actual then-current NAV per share. In addition, in exceptional circumstances we may, in our sole discretion, offer and redeem shares at a price that we believe reflects the NAV per share more appropriately than the NAV per share determined as of the end of the prior month, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. In such exceptional cases, the offering and redemption prices will not equal our NAV per share as of any particular date, but rather will reflect our adjustments to the NAV determined as of the end of the prior month.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our results of operations and financial condition.

Economic events affecting the U.S. economy, including, without limitation, economic uncertainty and disruption created by global events, such as the general negative performance of the real estate sector, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption program at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy redemption requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value.

The valuation methodologies used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, known contingencies, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of the independent valuation advisor and other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. Valuations used for determining our NAV also are generally made without consideration of the expenses that would be incurred in connection with disposing of assets and liabilities. Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities. In addition, our NAV does not currently represent enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. There will be no retroactive adjustment in the valuation of such assets or liabilities, the price of our shares of common stock, the price we paid to redeem shares of our common stock or NAV-based fees we paid to our Advisor and our Dealer Manager to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price our stockholders will pay for shares of our common stock in the Offering, and the price at which their shares may be redeemed by us pursuant to our share redemption program, are generally based on our NAV per share, stockholders may pay more than realizable value or receive less than realizable value for their investment.

In order to disclose a monthly NAV, we are reliant on the third parties that we engage for that purpose, in particular the independent valuation advisor and the appraisers that we hire to value and appraise our real estate portfolio.

In order to disclose a monthly NAV, our board of directors, including a majority of our independent directors, has adopted valuation procedures to be used in connection with the calculation of our NAV and will cause us to engage independent third parties such as the independent valuation advisor, to value our real estate portfolio on a monthly basis and to provide periodic appraisals with respect to our properties. Although our board of directors, with the assistance of our Advisor, oversees all of these parties and the reasonableness of their work product, our board of directors will not independently verify our NAV or the components thereof, such as the appraised values of our properties. Our management’s assessment of the market values of our properties may also differ from the appraised values of our properties as determined by the independent valuation advisor. If the parties engaged by us to assist in the determination of our monthly NAV are unable or unwilling to perform their obligations to us, our NAV could be inaccurate or unavailable, and we could decide to suspend the Offering and our share redemption program.

No rule or regulation requires that we calculate our NAV in a certain way, and our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures.

There are no existing rules or regulatory bodies that specifically govern the manner in which we calculate our NAV. As a result, it is important that stockholders pay particular attention to the specific methodologies and assumptions we use to calculate our NAV. Our board of directors, including a majority of our independent directors, has adopted valuation procedures to be used in connection with the calculation of our NAV. Other public REITs may use different methodologies or assumptions to determine their NAV. In addition, each year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures and may, at any time, adopt changes to the valuation procedures. Such changes may have an adverse effect on our NAV and the price at which stockholders may sell shares to us under our share redemption program.

Our NAV is not subject to GAAP, is not independently audited and involves subjective judgments by the independent valuation advisor and other parties involved in valuing our assets and liabilities.

Our valuation procedures and our NAV are not subject to GAAP, and will not be subject to independent audit. Our NAV may differ from equity (net assets) reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes. Additionally, we are dependent on the Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the independent valuation advisor so that the information may be reflected in our real estate portfolio valuation. In addition, the implementation and coordination of our valuation procedures include certain subjective judgments of the Advisor, such as whether the independent valuation advisor should be notified of events specific to our properties that could affect their valuations, as well as of the independent valuation advisor and other parties we engage, as to whether adjustments to asset and liability valuations are appropriate. Accordingly, investors must rely entirely on our board of directors to adopt appropriate valuation procedures and on the independent valuation advisor and other parties we engage in order to arrive at our NAV, which may not correspond to realizable value upon a sale of our assets.

Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from our projections.

It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent monthly valuation. As such, when these appraisals are reflected in our valuation of our real estate portfolio, there may be a sudden change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety of reasons, such as catastrophes, pandemics, local real estate market conditions, the financial condition of our tenants, or lease expirations. For example, we expect to regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant properties or where an individual tenant occupies a large portion of a property. We will be at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. In addition, actual operating results may differ from what we originally budgeted, which may cause a sudden increase or decrease in the NAV per share amounts. We accrue estimated income and expenses on a periodic basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. On a periodic basis, we adjust the income and expense accruals we estimated to reflect the income and expenses actually earned and incurred. We will not retroactively adjust the NAV per share of each class for any such adjustments. Therefore, because actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect actual operating results may cause the NAV per share for each class of our common stock to increase or decrease.

The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.

From time to time, we may experience events with respect to our investments that may have a material impact on our NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. The NAV per share of each class of our common stock as published for any given month may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. As a result, the NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable, and the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation procedures. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

The realizable value of specific properties may change before the value is adjusted and reflected in the calculation of our NAV.

Our valuation procedures generally provide that our Advisor will adjust a investment property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). We are dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues, as well as positive events such as new lease agreements) that may cause the value of a property to change materially and to promptly notify the independent valuation advisor so that the information may be reflected in our real estate portfolio valuation. Events may transpire that, for a period of time, are unknown to us or the independent valuation advisor that may affect the value of a property, and until such information becomes known and is processed, the value of such asset may differ from the value used to determine our NAV. In addition, although we may have information that suggests a change in value of a property may have occurred, there may be a delay in the resulting change in value being reflected in our NAV until such information is appropriately reviewed, verified and processed. Where possible, adjustments generally are made based on events evidenced by proper final documentation. It is possible that an adjustment to the valuation of a property may occur prior to final documentation if the independent valuation advisor determines that events warrant adjustments to certain assumptions that materially affect value. However, to the extent that an event has not yet become final based on proper documentation, its impact on the value of the applicable property may not be reflected (or may be only partially reflected) in the calculation of our NAV.

The performance participation allocation payable to the Advisor is calculated on the basis of the overall investment return on OP Units over a calendar year, so it may not be consistent with the return on our stockholders’ shares.

The performance participation allocation payable to the Advisor is calculated on the basis of the overall investment return over a calendar year. As a result of the manner in which the performance participation allocation is calculated, it is not directly tied to the performance of the shares our stockholders purchase, the class of shares investors purchase, or the time period during which our stockholders own their shares. The performance participation allocation may be payable to the Advisor even if the NAV of a stockholder’s shares at the time the performance participation allocation is calculated is below such stockholder’s purchase price, and the thresholds at which increases in NAV count towards the overall return are not based on such stockholder’s purchase price. Because of the class-specific allocations of the ongoing distribution and stockholder servicing fees, which differ among classes, we do not expect the overall return of each class of shares and OP Units to ever be the same. However, if and when the performance participation allocation is payable, the expense will be allocated among all holders of shares and OP Units ratably according to the NAV of their shares or units, regardless of the different returns achieved by different classes of shares during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance participation allocation, even if no performance participation allocation is ultimately payable to the Advisor for all or any portion of such calendar year. In addition, if the Advisor earns the performance participation allocation in any given year, it will not be obligated to return any portion of it based on our subsequent performance.

Our stockholders will not have the benefit of an independent due diligence review in connection with the Offering and, since there is no separate counsel for us and certain of our affiliates in connection with the Offering, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.

Because our Advisor and our Dealer Manager are affiliates of Hines, our stockholders will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. In addition, Morrison & Foerster LLP has acted as counsel to us, our Advisor and our Dealer Manager in connection with the Offering and, therefore, investors will not have the benefit of a due diligence review and investigation that might otherwise be performed by independent counsel which increases the risk of their investment. There is a possibility in the future that the interests of the various parties may become adverse and, under the code of professional responsibility of the legal profession, Morrison & Foerster LLP may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our Advisor, our Dealer Manager or their affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected, which may result in us incurring additional fees and expenses. Moreover, should a conflict of interest not be readily apparent, Morrison & Foerster LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

The fees we pay in connection with the Offering and the agreements entered into with Hines and its affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could achieve from a third party.

The compensation paid to our Advisor, Dealer Manager, Hines and other affiliates for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Hines and its affiliates, including our Advisor and us, were not negotiated at arm’s-length. Such agreements include our Advisory Agreement, our Dealer Manager Agreement, and any property management and leasing agreements. A third party unaffiliated with Hines may be willing and able to provide certain services to us at a lower price.

We pay substantial compensation to Hines, our Advisor and their affiliates, which may be increased during the Offering or future offerings by our independent directors.

Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments payable to Hines, our Advisor and their affiliates may increase during the Offering or in the future without stockholder approval if such increase is approved by a majority of our independent directors.

We do not, and do not expect to, have research analysts reviewing our performance.

We do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, our stockholders will not have an independent review of our performance and the value of our common stock relative to publicly traded companies.

Our stockholders may experience dilution.

Our stockholders do not have preemptive rights. If we engage in a subsequent offering of common shares or securities convertible into common shares, issue shares pursuant to the distribution reinvestment plan or otherwise issue additional shares, investors who purchase shares in the Offering who do not participate in those other stock issuances will experience dilution in their percentage ownership of our outstanding shares. Furthermore, stockholders may experience a dilution in the value of their shares depending on the terms and pricing of any share issuances (including the shares being sold in the Offering) and the value of our assets at the time of issuance.

In order to provide liquidity to fund redemptions, we may maintain an allocation to a number of sources of liquidity including cash, cash equivalents, other short-term investments, liquid real estate-related securities and borrowing capacity under lines of credit or other debt of up to 20% of our equity. These measures may result in lower returns to our stockholders.

Although the majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, in order to provide liquidity to fund redemptions, we may maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an aggregate allocation to, cash, cash equivalents, short-term investments, liquid real estate-related securities and borrowing capacity under lines of credit or other debt of up to 20% of our equity. Our allocation of a portion of our equity to liquid investments may result in lower returns than if we had invested in additional properties and using borrowings for redemptions will reduce the funds available to retire debt or acquire additional properties, which may result in reduced profitability and restrict our ability to grow our NAV.

Compliance with the SEC’s Regulation Best Interest by participating broker dealers may negatively impact our ability to raise capital in the Offering, which would harm our ability to achieve our investment objectives.

Broker dealers are required to comply with Regulation Best Interest, which, among other requirements, establishes a standard of conduct for broker dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on participating broker dealers cannot be determined at this time, and it may negatively impact whether participating broker dealers and their associated persons recommend the Offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in the Offering, it would harm our ability to further expand and diversify our portfolio of investments, as well as our ability to achieve our investment objectives.

Item 1B.  Unresolved Staff Comments

Not applicable.

Item 1C. CyberSecurity

We rely on Hines, our Sponsor, for the implementation of cybersecurity policies, standards and practices. Hines’ enterprise-wide cybersecurity policies, standards and practices follow recognized frameworks established by the National Institute of Standards and Technology and other applicable industry standards. Hines has robust cybersecurity systems and policies in place and generally approaches cybersecurity threats through a cross-functional, multilayered approach, which is described below.

Risk Management and Strategy

The Hines cybersecurity program focuses on the following areas:

•Vigilance: Hines’ cybersecurity threat operations function around the clock to identify, prevent and mitigate cybersecurity threats and respond to any incidents timely.

•Systems Safeguards: Hines deploys systems safeguards that are designed to protect our information systems from cybersecurity threats, including email filtering, website filtering, virus protection, disk drive encryption, multi-factor authentication, mobile device management, and robust network equipment, which are evaluated and improved through ongoing penetration tests and both internal and external audits.

•Collaboration: Hines utilizes collaboration mechanisms established with public and private entities, including intelligence and enforcement agencies, industry groups and third-party service providers, to identify, assess and respond to cybersecurity risks. These collaborative efforts include relationships with security operation center service and brand protection providers as well as cloud-based backup service providers.

•Third-Party Risk Management: Hines utilizes a risk-based approach to cybersecurity risks presented by third parties, including the systems of third parties that could adversely impact our business.

•Training: Hines provides periodic training for personnel regarding cybersecurity threats, such as cybersecurity awareness videos and phishing campaigns. Such training is adjusted to reflect the roles, responsibilities and information systems access of such personnel.

•Incident Response and Communication: Hines has formed an incident response team to address potential cybersecurity incidents. This team is composed of management personnel from Hines’ technology, operations, legal, risk management, internal audit and other key business functions and is responsible for informing Hines’ leadership, as necessary. The team also includes at least one of our officers to ensure that decisions regarding the disclosure and reporting of such incidents can be made by us in a timely manner, including communicating to our board of directors, if applicable.

Governance

Our board of directors oversees the implementation of Hines’ cybersecurity risk management program and receives periodic reports from Hines’ Global Head of Technology (the “CTO”) and Chief Information Security Officer (the “CISO”) regarding the effectiveness of Hines’ cybersecurity risk management program. Additionally, our board of directors will receive prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds.

Hines’ CISO and CTO are principally responsible for overseeing the cybersecurity risk management program, in partnership with other Hines leaders. The CISO has more than 30 years of experience in the IT industry, with over 20 years spent working with cybersecurity design and implementation, as well as infrastructure, audit, design, operation, and as the head of Hines’ IT security and compliance practice. The CTO has over 25 years of experience in enterprise technology and digital transformation.

There have been no material cybersecurity threats or incidents nor are we aware of any cybersecurity risks reasonably likely to affect us, our business strategy, results of operations, or financial condition as of the date of this Annual Report on Form 10-K. However, future cybersecurity incidents could have a material impact on our business strategy, results of operations, or financial condition.

Item 2.  Properties

As of December 31, 2025, we owned 55 real estate investments. The following table provides additional information regarding each of these properties, including DST properties, and is presented as of December 31, 2025.

Property (1)	Location	Date Acquired	Leasable Square Feet	Percent Leased
Office Investments
Domestic Office
Cottonwood Corporate Center	Salt Lake City, Utah	7/2016	486,120	94%
1015 Half Street	Washington D.C.	5/2021	403,514	82%
Waypoint	Torrance, California	12/2021	146,478	92%
Liberty Station	San Diego, California	1/2022	187,230	96%
1315 N. North Branch	Chicago, Illinois	2/2022	108,267	85%
200 Park Place (2)	Houston, Texas	7/2022	206,943	100%
IBM 500 Campus	Durham, North Carolina	12/2023	773,885	100%
Total Domestic Office			2,312,437	94%

International Office
Worship Square	London, United Kingdom	11/2025	139,639	97%
Total International Office			139,639	97%
Total Office			2,452,076	94%

Industrial Investments
Domestic Industrial
Bassett Technology Park	Santa Clara, California	8/2020	419,256	81%
6000 Schertz Parkway	Schertz, Texas	12/2020	1,262,294	100%
900 Patrol Road	Jeffersonville, Indiana	5/2021	1,015,740	100%
I-70 Logistics Center	Columbus, Ohio	8/2023	697,829	100%
Upton Crossing	Wilmington, Massachusetts	5/2025	214,680	81%
Georgia International Trade Center (2)	Rincon, Georgia	5/2025	2,234,636	100%
I-85 Logistics	Piedmont, South Carolina	5/2025	408,240	100%
Total Domestic Industrial			6,252,675	98%

Central Europe Industrial
Fresh Park Venlo	Venlo, Netherlands	10/2018	3,414,402	93%
ABC Westland	The Hague, Netherlands	5/2019	1,776,528	98%
Gdańsk PL II	Gdańsk, Poland	9/2019	346,996	100%
Łódź Urban Logistics	Łódź, Poland	9/2019	387,672	100%
Madrid Airport Complex (3)	Madrid, Spain	6/2020	—	—%	(3)
Eastgate Park	Prague, Czech Republic	10/2021	420,888	95%
Tortona Logistics	Tortona, Italy	12/2024	1,146,066	100%
Total Central Europe Industrial			7,492,552	96%

U.K. Industrial
Charles Tyrwhitt DC	Milton Keynes, United Kingdom	11/2019	145,452	100%
DSG Bristol	Bristol, United Kingdom	11/2019	269,089	100%
Wakefield Logistics	Wakefield, United Kingdom	7/2020	207,115	100%
5100 Cross Point	Coventry, United Kingdom	12/2020	146,652	100%
Central City Coventry	Coventry, United Kingdom	3/2022	399,124	100%
Total U.K. Industrial			1,167,432	100%
Total Industrial			14,912,659	97%

Property (1)	Location	Date Acquired	Leasable Square Feet	Percent Leased
Residential/Living Investments
Domestic Residential/Living
The Alloy (2)(4)	College Park, Maryland	11/2019	230,362	96%
The Emerson (2)(5)	Centreville, Virginia	1/2020	328,341	94%
Center Place (6)	Providence, Rhode Island	12/2021	242,261	93%
Gables Station (2)(7)	Miami, Florida	8/2022	612,527	97%
EMME (2)(8)	Chicago, Illinois	6/2023	134,908	97%
Diridon West (2)(9)	San Jose, California	1/2024	197,774	94%
Duboce Apartments (10)	San Francisco, California	9/2024	70,511	99%
E2 Apartments (2)(11)	Evanston, Illinois	12/2024	304,041	97%
Runway - Living (12)	Los Angeles, California	9/2025	384,621	93%
Left Bank (2)(13)	Chicago, Illinois	11/2025	345,320	94%
Total Domestic Residential/Living			2,850,666	95%

International Residential/Living
Montrose Student Residences (14)	Dublin, Ireland	3/2017	51,649	100%
Queen’s Court Student Residences (15)	Reading, United Kingdom	10/2017	105,895	95%
Glasgow West End (16)	Glasgow, United Kingdom	9/2019	232,428	95%
Total International Residential/Living			389,972	95%
Total Residential/Living			3,240,638	95%

Retail Investments
Domestic Retail
Rookwood (2)	Cincinnati, Ohio	1/2017	594,407	97%
Promenade Shops at Briargate	Colorado Springs, Colorado	9/2019	238,990	100%
Waverly Place	Cary, North Carolina	6/2022	207,799	88%
Montrose Collective (2)	Houston, Texas	7/2025	189,212	99%
Runway - Retail	Los Angeles, California	9/2025	250,011	88%
Clay Terrace	Carmel, Indiana	12/2025	493,423	97%
Total Domestic Retail			1,973,842	96%

International Retail
Junction 27	Leeds, United Kingdom	3/2025	131,145	100%
The Peel Centre	Bracknell, United Kingdom	6/2025	168,342	88%
Total International Retail			299,487	93%
Total Retail			2,273,329	95%

Other Investments (17)
5301 Patrick Henry	Santa Clara, California	2/2021	129,199	100%
Bradley Business Center	Chicago, Illinois	11/2021	467,410	95%
WGN Studios	Chicago, Illinois	11/2021	131,515	100%
Burbank Media Studios (2)	Burbank, California	2/2022	85,285	100%
NE Walker Road	Hillsboro, Oregon	4/2022	212,363	—%	(19)
Nashville Self Storage Portfolio (18)	Nashville, Tennessee	7/2022	354,537	84%
Sutter Medical Plaza	Sacramento, California	10/2024	143,210	100%
Total Other			1,523,519	81%

Total for All Investments			24,402,221	95%
(1)On December 31, 2025, we effectively owned a 99.99% interest in the 55 properties acquired prior to December 31, 2025 through our ownership interest in the Operating Partnership as its sole general partner. HALP II, an affiliate of Hines, owned the remaining 0.01% interest in the Operating Partnership.
(2)Held through our DST Program as of December 31, 2025. See Item 8. “Note 5 — DST Program” for additional information.
(3)In January 2024, we commenced the redevelopment of the Madrid Airport Complex following the expiration of the tenant’s lease on December 31, 2023.

The new project will consist of a three building, 700,000 square foot Class-A logistics park. The new park will be re-branded as Nexus Barajas and provide future tenants a superior last mile distribution location and is expected to be completed in the first quarter of 2026.
(4)The Alloy consists of 275 units with an average effective monthly rental rate of $2,429 per unit as of December 31, 2025.
(5)The Emerson consists of 355 units with an average effective monthly rental rate of $2,377 per unit as of December 31, 2025.
(6)Center Place consists of 223 units with an average effective monthly rental rate of $3,621 per unit as of December 31, 2025.
(7)Gables Station consists of 495 units with an average effective monthly rental rate of $4,306 per unit as of December 31, 2025.
(8)EMME consists of 199 units with an average effective monthly rental rate of $2,929 per unit as of December 31, 2025.
(9)Diridon West consists of 249 units with an with an average effective monthly rental rate of $3,191 per unit as of December 31, 2025.
(10)Duboce Apartments consists of 87 units with an average effective monthly rental rate of $4,172 as of December 31, 2025.
(11)E2 Apartments consists of 352 units with an average effective monthly rental rate of $3,376 as of December 31, 2025.
(12)Runway consists of 420 units with an average effective monthly rental rate of $4,387 as of December 31, 2025.
(13)Left Bank consists of 451 units with an average effective monthly rental rate of $2,735 as of December 31, 2025.
(14)Montrose Student Residences consists of 210 beds with an average effective weekly rental rate of €338 (approximately $397 assuming a rate of $1.17 per EUR as of December 31, 2025) per bed.
(15)The Queen’s Court Student Residences consists of 395 beds with an average effective weekly rental rate of £251 (approximately $337 assuming a rate of $1.35 per GBP as of December 31, 2025) per bed.
(16)Glasgow West End consists of 606 beds with an average effective weekly rental rate of £294 (approximately $395 assuming a rate of $1.35 per GBP as of December 31, 2025) per bed.
(17)Includes properties that do not meet any of the other asset categories. As of December 31, 2025, these properties include a manufacturing research and design campus, a local TV network studio, a studio building, a self-storage portfolio, and mixed-use facilities.
(18)Nashville Self Storage Portfolio is comprised of five self storage properties located in greater Nashville, Tennessee.
(19)The tenant’s lease expired on December 31, 2025 and the tenant vacated. The Company is currently evaluating options for the re-leasing of the property and/or sale.

Recent Acquisitions of Investment Property

In March 2025, the Company acquired Junction 27, a retail park property located in Leeds, United Kingdom. The contract purchase price was £54.6 million (approximately $70.8 million, assuming a rate of $1.30 per £1.00 as of the acquisition date), exclusive of transaction costs and closing prorations.

In May 2025, the Company acquired I-85 Logistics Center, an industrial property located in Piedmont, South Carolina. The contract purchase price was $40.7 million, exclusive of transaction costs and closing prorations.

In May 2025, the Company acquired Georgia International Trade Center, an industrial property located in Rincon, Georgia. The contract purchase price was $194.4 million, exclusive of transaction costs and closing prorations.

In May 2025, the Company acquired Upton Crossing, an industrial property located in Wilmington, Massachusetts. The contract purchase price was $72.8 million, exclusive of transaction costs and closing prorations.

In June 2025, the Company acquired The Peel Centre, a retail park property located in Bracknell, United Kingdom. The contract purchase price was £49.0 million (approximately $66 million, assuming a rate of $1.35 per £1.00 as of the acquisition date), exclusive of transaction costs and closing prorations.

In July 2025, the Company acquired Montrose Collective, a retail property located in Houston, Texas. The contract purchase price was $137.6 million, exclusive of transaction costs and closing prorations.

In September 2025, the Company acquired Runway Playa Vista, a mixed-use property comprised of a residential/living property and retail a property located in Los Angeles, California. The contract purchase price for Runway - Residential/Living and Runway - Retail, were $246.4 million and $156.6 million, respectively, exclusive of transaction costs and closing prorations.

In November 2025, the Company acquired Left Bank, a residential property located in Chicago, Illinois. The contract purchase price was $151.0 million, exclusive of transaction costs and closing prorations.

In November 2025, the Company acquired Worship Square, an office property located in London, United Kingdom. The contract purchase price was £171.0 million (approximately $226.2 million, assuming a rate of $1.32 per £1.00 as of the acquisition date), exclusive of transaction costs and closing prorations.

In December 2025, the Company acquired Clay Terrace, a retail property located in Carmel, Indiana. The contract purchase price was $203 million, exclusive of transaction costs and closing prorations.

Recent Dispositions of Investment Property

On February 10, 2025, the Company sold Maintal Logistics for a contract sales price of €191.5 million (approximately $198.5 million, assuming a rate of $1.04 per Euro as of the disposition date) exclusive of transaction costs and closing prorations. The purchaser is not affiliated with the Company or its affiliates.

On February 17, 2026, the Company sold Briargate for a contract sales price of $150.7 million exclusive of transaction costs and closing prorations. The purchaser is not affiliated with the Company or its affiliates.

Investment Type

Our portfolio is comprised of investments in a variety of real estate asset classes. The following chart depicts the percentage of our portfolio’s investment types based on the estimated value of each real estate investment as of December 31, 2025 (the “Estimated Values”), which are consistent with the values used to determine our NAV per share as of that date.

Lease Expirations

The following table lists the scheduled lease expirations and related expiring base rents of our commercial properties for each of the years ending December 31, 2026 through December 31, 2035 and the period thereafter for the commercial properties we owned as of December 31, 2025. It does not include the effect of our residential/living or student housing properties due to the short term nature of these leases. The table also shows the approximate leasable square feet represented by the applicable lease expirations.

		Leasable Area
Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases (in thousands)	Percent of Total Annual Base Rental Income
2026	79	915,916	4.6%	$697,767	73.2%
2027	77	1,965,273	9.7%	$24,846	2.6%
2028	78	4,311,932	21.4%	$39,509	4.1%
2029	76	1,230,178	6.1%	$26,914	2.8%
2030	78	3,104,516	15.4%	$32,765	3.4%
2031	54	1,100,140	5.5%	$23,370	2.5%
2032	44	452,545	2.3%	$12,574	1.3%
2033	35	2,182,455	10.8%	$22,999	2.4%
2034	34	1,696,453	8.4%	$19,687	2.1%
2035	34	1,377,429	6.8%	$21,318	2.2%
Thereafter	41	1,721,945	9.0%	$31,113	3.4%

Market Concentration
The following charts depict the location of our real estate investments as of December 31, 2025. Approximately 71% of our portfolio is located throughout the United States and approximately 29% is located internationally (based on our pro rata share of the Estimated Value of each of the real estate investments).

Industry Concentration

The following chart provides a summary of the industry concentration of the tenants in our commercial properties based on their leased square footage as of December 31, 2025:

*Other is made up of industries which individually comprise less than 3% of our portfolio and includes: Healthcare, Finance and Insurance, Government, Arts, Entertainment, and Recreation, Information, Other Services, Oil and Gas, Hospitality, Utilities, Education Services and Construction.

Item 3.  Legal Proceedings

From time to time in the ordinary course of business, we or our subsidiaries may become subject to legal proceedings, claims or disputes. As of March 30, 2026, neither we nor any of our subsidiaries were a party to any material pending legal proceedings.

Item 4.  Mine Safety Disclosures

Not applicable.

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

The table below discloses each class of shares of our common stock outstanding as of December 31, 2025, which were in the aggregate held by a total of 39,042 stockholders. The number of stockholders is based on the records of our registrar and transfer agent. There is no established public trading market for our common stock. Therefore, there is a risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder.

	Class T	Class S	Class D	Class I	Class AX	Class JX
Shares outstanding	30,124	37,501	38,994	160,838	30,486	82

On January 15, 2026, we announced a new net asset value (“NAV”) per share of our common stock of $9.82 as of December 31, 2025. The NAV was determined by us and our Advisor and was approved by our valuation committee and the board of directors. The new NAV per share was determined in accordance with our valuation policy in effect prior to the Restructuring and utilizing guidelines established by the Investment Program Association Practice Guideline 2013-01 — “Valuation of Publicly Registered, Non-Listed REITs” issued on April 29, 2013.

Shares in our Public Offerings are offered at the “transaction price,” plus applicable upfront selling commissions and dealer manager fees. The “transaction price” generally will be equal to the most recently determined NAV per share as of the end of the prior month. We began determining an NAV per share on a monthly basis as of the end of January 2018. However, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. Subsequent to December 31, 2025, we have determined NAVs per share as of January 31, 2026 and February 28, 2026 of $9.82 per share and $9.82 per share, respectively. For additional information regarding the valuation methodologies and assumptions used to determine our NAV as of January 31, 2026 and February 28, 2026, please refer to our Current Reports on Form 8-K filed on February 12, 2026 and March 17, 2026, respectively, with the SEC. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NAV History” for additional information regarding changes in our NAV.

The below information describes the valuation methodologies, assumptions and limitations used in determining our NAV as of December 31, 2025. We cannot assure you that this NAV per share, or the method used to establish it, complies with the ERISA or IRS requirements.

Our board of directors has appointed a valuation committee comprised of independent directors, which we refer to herein as the valuation committee, to be responsible for the oversight of the valuation process. The valuation committee has adopted a valuation policy, as approved by our board of directors, and as amended from time to time, that contains a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.hinesglobalincometrust.com and is also available on our toll-free information line at (888) 220-6121. See our Valuation Policy and Procedures incorporated by reference into this Annual Report on Form 10-K for a more detailed description of our valuation procedures, including important disclosure regarding interim investment property valuations provided by our Advisor and reviewed by Altus Group U.S., Inc., or Altus. Altus is the independent valuation advisor we have engaged to prepare appraisal reviews and carry out a review of the calculation of the NAV per share for each class of shares of our common stock. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our valuation committee. Generally, all of our investment properties are appraised once each calendar year by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by Altus. Altus reviewed the calculation of the new NAV per share of our common stock as of December 31, 2025, as set forth below. Additionally, although not required by our valuation policy, our valuation committee and our board of directors have approved the NAV per share as of December 31, 2025, as calculated by us and our Advisor.

The table below sets forth the calculation of our NAV per share of each class of shares of our common stock as of December 31, 2025 (the NAV per share is the same for each class of shares of our common stock):

December 31, 2025
Gross Amount
(in thousands)
Investments in real estate	$6,330,739
Investments in real estate-related securities	172,127
Cash, cash equivalents and restricted cash	181,785
Accounts receivable and other assets	70,254
Mortgage notes, term loans and revolving credit facilities	(2,390,416)
Accrued performance participation allocation	(24,795)
Payables and other liabilities	(1,413,169)
NAV	$2,926,525
Shares outstanding	298,022
NAV per common share outstanding	$9.82

The valuations of our investment properties as of December 31, 2025 were reviewed by Altus in accordance with our valuation procedures. Certain key assumptions that were used in the discounted cash flow analysis, which were determined by our Advisor and reviewed by Altus, are set forth in the following table based on weighted-averages by property type. However, the table below excludes assumptions related to properties acquired in the past 12 months and are being carried at their purchase price. In accordance with our valuation policy, the acquisition cost of these properties may serve as their value for a period of up to one year following their acquisition.

	Office	Industrial	Retail	Residential / Living	Other	Weighted-Average Basis
Exit capitalization rate	6.96%	5.53%	6.14%	5.49%	6.43%	5.85%
Discount rate / internal rate of return (“IRR”)	8.32%	7.15%	7.03%	7.13%	7.51%	7.33%
Average holding period (years)	8.8	8.6	9.6	9.5	7.9	9.0

A change in the rates used would impact the calculation of the value of our investment properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our investment properties:

Input	Hypothetical Change	Office	Industrial	Retail	Residential / Living	Other	Weighted-Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.82%	3.51%	2.51%	3.03%	1.08%	2.94%
	0.25% increase	(1.79)%	(3.28)%	(2.31)%	(2.54)%	(3.60)%	(2.77)%
Discount rate (weighted-average)	0.25% decrease	2.03%	1.91%	1.86%	1.97%	0.44%	1.81%
	0.25% increase	(1.90)%	(1.63)%	(1.82)%	(1.76)%	(3.10)%	(1.86)%

The following table reconciles stockholders’ equity and noncontrolling interests per our consolidated balance sheet to our NAV as of December 31, 2025:

December 31, 2025
Gross Amount
(in thousands)
Total stockholder’s equity	$1,978,676
Adjustments:
Accrued distribution and stockholder servicing fees and issuer costs (1)	51,082
Unrealized net appreciation of real estate investments and debt (2)	274,781
Accumulated depreciation and amortization (3)	575,114
Other adjustments (4)	46,872
Net asset value	$2,926,525
(1)     Our consolidated balance sheet as of December 31, 2025 includes a liability of $49.6 million related to distribution and stockholder servicing fees payable to our Dealer Manager in future periods with respect to shares of its common stock. The NAV per share as of December 31, 2025 does not include any liability for distribution and stockholder servicing fees that may become payable after December 31, 2025, since these fees may not ultimately be paid in certain circumstances, including if Hines Global was liquidated or if there was a listing of our common stock.
(2)    Our real estate investments are generally presented at historical cost in our consolidated financial statements. Additionally, our mortgage notes, term loans and line of credit are presented at their carrying value in our consolidated financial statements. As such, any increases or decreases in the fair market value of our real estate investments and debt instruments are not included in our GAAP results. For purposes of determining our NAV, our real estate and real estate-related investments and certain debt are recorded at fair value.
(3)    We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of determining our NAV.
(4)    Includes adjustments for certain assets and liabilities, which are recorded in accordance with GAAP, but are not included in the determination of our NAV, such as straight-line rent receivables/payables, deferred tax assets/liabilities and accrued leasing costs.

Limitations of NAV Per Share

As with any valuation methodology, the methodology used to determine the NAV per share was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an estimated NAV per share that could be significantly different from the NAV per share. The NAV per share is not intended to represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize the NAV per share if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the NAV per share upon our liquidation or sale; (iii) shares of our common stock would trade at the NAV per share on a national securities exchange; (iv) a third party would offer the NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock; or (v) the methodologies used to determine the NAV per share would be acceptable to the Financial Industry Regulatory Authority (“FINRA”). In addition, we can make no claim as to whether the NAV per share will or will not satisfy the applicable annual valuation requirements under ERISA and the Code with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in shares of our common stock.

Further, the NAV per share was calculated as of a moment in time, and, although the value of shares of our common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, the distribution of proceeds from the sale of real estate to our stockholders and changes in corporate policies such as our distribution level relative to earnings, we do not expect to update the NAV per share more regularly than on a monthly basis. As a result, stockholders should not rely on the NAV per share as an accurate measure of the then-current value of shares of our common stock in making a decision to buy or sell shares of our common stock, including whether to invest in the offering, whether to reinvest distributions by participating in our distribution reinvestment plan and whether to request redemption under our share redemption program.

Prior Engagement of Independent Valuation Advisors

Altus and/or certain other independent third-party appraisers have provided, and are expected to continue to provide, real estate appraisal, appraisal management and real estate valuation advisory services to us and our affiliates and have received, and are expected to continue to receive, fees in connection with such services. Altus and certain of the independent third-party appraisers and their respective affiliates may from time to time in the future perform other commercial real estate and financial advisory services for us and our affiliates, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of Altus or the applicable appraiser as certified in the applicable appraisal report.

Distributions

With the authorization of the Company’s board of directors, the Company declared distributions monthly from January 2019 through March 31, 2026 at a gross distribution rate of $0.05208 per month ($0.625 annualized) for each outstanding share class, less any applicable distribution and stockholder servicing fees. Distributions are declared on all outstanding classes of the Company’s common stock at the same time. All distributions were paid in cash or reinvested in shares of the Company’s common stock for those participating in the Company’s distribution reinvestment plan and have been paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to the Company’s distribution reinvestment plan were reinvested in shares of the same class as the shares on which the distributions were made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.

The table below outlines the net cash distributions declared for each class of shares for the years ended December 31, 2025, 2024 and 2023. The net distributions presented below are representative of the gross distribution rate declared by our board of directors less any applicable ongoing distribution and stockholder servicing fees. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Distribution History” for additional information regarding our distributions.

	Year Ended December 31,
	2025		2024		2023
Distributions declared per Class AX share, net	$0.63		$0.63		$0.63
Distributions declared per Class TX share, net	$—	(1)	$—	(1)	$0.26	(1)
Distributions declared per Class IX share, net	$—	(2)	$—	(2)	$0.45	(2)
Distributions declared per Class JX share, net	$0.63	(3)	$0.63	(3)	$0.63	(3)
Distributions declared per Class T share, net	$0.52		$0.52		$0.52
Distributions declared per Class S share, net	$0.54		$0.54		$0.54
Distributions declared per Class D share, net	$0.60		$0.60		$0.60
Distributions declared per Class I share, net	$0.63		$0.63		$0.63
(1)     There were no Class TX shares outstanding as of June 30, 2023, as all previously issued and outstanding shares were redeemed or converted to Class AX shares prior to that date. As a result, no distributions were declared on Class TX shares after June 30, 2023.
(2)    There were no Class IX shares outstanding as of September 30, 2023, as all previously issued and outstanding shares were redeemed or converted to Class JX shares prior to that date. As a result, no distributions were declared on Class IX shares after September 30, 2023.
(3)    Distributions were first declared for Class JX shares of our common stock in July 2022, which is when the first shares of Class JX were issued and outstanding. Net distributions for Class JX shares of our common stock are declared at a rate of $0.05208 per month per share.

We have not generated and we may continue to be unable to generate sufficient cash flows from operations to fully fund distributions paid. Therefore, some or all of our distributions have been and may continue to be paid at least partially from other sources, such as proceeds from the sales of assets, proceeds from our debt financings, proceeds from our public offerings, cash advances by our Advisor and/or cash resulting from a waiver or deferral of fees. We have not placed a cap on the amount of distributions that may be paid from any of these sources. For example, for the years ended December 31, 2025, 2024 and 2023, we funded 14%, 12% and 26% of total distributions with cash flows from other sources, respectively, which may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings.

Generally, distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a distribution and reduce the stockholders’ basis in our common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, it will generally be treated as a capital gain. We annually notify stockholders of the taxability of distributions paid during the preceding year.

The following table outlines the taxability of our distributions paid during the years ended December 31, 2025 and 2024 as a percentage of total distributions. The taxability of the distributions may not be indicative of taxability in future periods.

	Ordinary Income	Capital Gains	Return of Capital
Year ended December 31, 2025	—%	—%	100%
Year ended December 31, 2024	—%	—%	100%

Recent Sales of Unregistered Securities

On October 17, 2025, November 1, 2025 and December 17, 2025, we sold 37,961, 18,074 and 212,433.538 Class I shares of our common stock, respectively (collectively, the "Private Placement Shares"), each in a private placement conducted pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The Private Placement Shares were sold at a price of $9.81 per share, $9.76 per share and $9.78 per share, respectively, the most recently determined NAV per share at the time of the sale, for an aggregate price of approximately $372,400, $176,400 and $2,077,600, respectively.
On November 1, 2025, 7,645.26 restricted common shares were granted to each of our independent directors, Messrs. Dougal A. Cameron and John O. Niemann, Jr, Dr. Ruth J. Simmons, and Ms. Diane S. Paddison. The restricted shares were issued without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Share Redemption Program

Our share redemption program may allow stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, to have their shares redeemed subject to certain limitations and restrictions. Redemptions under our share redemption program will be made on a monthly basis. Subject to the limitations of and restrictions on our share redemption program, and subject to funds being available as described below, shares redeemed under our share redemption program will be redeemed at the transaction price in effect on the date of redemption, which generally will be a price equal to the most recently determined NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC (subject to the 5% holding discount described below).
Under our share redemption program, we may redeem during any calendar month shares whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is 2% of our aggregate NAV as of the last calendar day of the previous month (the “2% Monthly Limitation”) and during any calendar quarter whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is up to 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter (the “5% Quarterly Limitation”). During a given quarter, if in each of the first two months of such quarter the 2% Monthly Limitation is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of our aggregate NAV as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed the 5% Quarterly Limitation.
There is no minimum holding period for shares under our share redemption program and stockholders may request that we redeem their shares at any time. However, shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (the “5% holding discount”) that would otherwise apply; provided, that, the period that a share was held prior to being converted into a share of another class pursuant to our charter will count toward the total hold period for such share, as converted. Upon request, we may waive the 5% holding discount in the case of death or disability of a stockholder. The 5% holding discount also will be waived with respect to shares issued pursuant to our distribution reinvestment plan and any shares that we issue as stock dividends. In addition, the discount may not apply to transactions initiated by the trustee or advisor to a donor-advised charitable gift fund, collective trust fund, common trust fund, fund of fund(s) or other institutional accounts, strategy funds or programs if we determine, in our sole discretion, such account, fund or program has an investment strategy or policy that is reasonably likely to control short-term trading. Further, shares of our common stock may be sold to certain employer sponsored plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries for which we may not apply the discount to the underlying stockholders, often because of administrative or systems limitations. The discount also will not apply to shares taken by the Advisor or Sponsor in lieu of fees or expense reimbursements under the advisory agreement among us, the Advisor and the Operating Partnership or the Operating Partnership Agreement.
Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. If during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all available investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding redemption requests, or “Unfulfilled Redemptions,” have been satisfied. For purposes of this policy, investable assets include net proceeds from new subscription agreements, unrestricted cash, working capital, proceeds from marketable securities, proceeds from our distribution reinvestment plan, and net operating cash flows. Notwithstanding this policy, investable assets may be used at any time to fund any of our operating cash needs (as well as to establish reserves to meet such needs), including, without limitation, the following: property operating expenses, taxes and insurance, debt service and repayment or refinancing of debt, debt financing expenses, funding commitments related to real estate, including without limitation, commitments to acquire new real estate investments (provided such commitments were made at least twelve (12) months prior to the end of such 24-consecutive-month period), obligations imposed by law, courts, or arbitration, necessary capital improvements, lease-related expenditures, customary general and administrative expenses, asset management fees and other fees payable to our Advisor as described in the prospectus, or shareholder distributions. Our Advisor also will defer payment of the performance participation allocation until all Unfulfilled Redemptions are satisfied. Furthermore, our board of directors and management will consider additional ways to improve shareholder liquidity through our share redemption program or otherwise. Exceptions to the limitations of this paragraph may be made to complete like-kind exchanges under Section 1031 of the Code necessary to avoid adverse tax consequences, or to take actions necessary to maintain our qualification as a REIT under the Code.
Our board of directors has complete discretion to determine whether all available cash sources at our disposal will be applied to redemptions pursuant to the program, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the program.
If redemption requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may make exceptions to, modify or suspend the share redemption program if in its reasonable judgment it deems such actions to be in our best interest and the best interest of our stockholders. Our board of directors cannot terminate our share redemption program absent a liquidity event which results in our stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law (including in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops). In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law, if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed, a lack of available funds, or a determination that redemption requests are having an adverse effect on our operations or other factors. Upon suspension of our share redemption program, our board of directors shall consider at least quarterly whether the continued suspension of the program is in our best interest and the best interest of our stockholders; however, our board of directors is not required to authorize the re-commencement of our share redemption program within any specified period of time. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current report on Form 8-K filed with the SEC. Any material modifications will also be disclosed on our website.
Any new transaction price may be higher or lower than the most recently disclosed transaction price. The transaction price is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.

Issuer Redemptions of Equity Securities

The following table lists shares we redeemed under our share redemption program during the period covered by this report, including the average price paid per share, which represents all of the share repurchase requests received for the same period.

Period	Total Number of Shares Redeemed	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans of Programs	Maximum Number of Shares that May Yet be Redeemed Under the Plans or Programs(1)
October 1, 2025 to October 31, 2025	2,224,181	$9.80	2,224,181	3,563,046
November 1, 2025 to November 30, 2025	1,858,937	$9.81	1,858,937	3,952,256
December 1, 2025 to December 31, 2025	1,494,413	$9.76	1,494,413	4,399,299
Total	5,577,531		5,577,531
(1)Amount provided represents the 2% Monthly Limitation which can be further limited by the 5% Quarterly Limitation. See the description of the share redemption program above for a description of the limitations on the number of shares that may be redeemed pursuant to the share redemption program.

Item 6.  [Reserved]

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis together with our consolidated financial statements and notes thereto included in this Annual Report on Form 10-K. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” above for a description of these risks and uncertainties.

This section of this Form 10-K generally discusses activities for the fiscal years ended December 31, 2025 and 2024 and comparisons for the years then ended. Discussions of activities for the fiscal year ended December 31, 2023 and comparisons for the fiscal years ended December 31, 2024 and 2023 that are not included in this Form 10-K can be found in “Management’s Discussion and Analysis of Financial Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Executive Summary

Hines Global Income Trust, Inc. (“Hines Global”) is a Maryland corporation formed to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally. Hines Global is sponsored by Hines Interests Limited Partnership (“Hines”), a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 68 years. The Company elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2015.

We raise capital for our investments through continuous public offerings of our common stock (collectively, the “Public Offerings”). We commenced our initial public offering of up to $2.5 billion in shares of our common stock in August 2014 and launched our most recent public offering, our fourth public offering of up to $2.5 billion in shares of common stock, on February 4, 2025 (the "Fourth Offering or, the "Offering"). It is our intention to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. In order to execute this strategy in compliance with federal securities laws, we intend to file new registration statements to replace existing registration statements, such that there will not be any lag from one offering to the next. As of December 31, 2025, we had received aggregate gross offering proceeds of $4.0 billion from the sale of 388.2 million shares through our Public Offerings, including shares issued pursuant to our distribution reinvestment plan.

In addition to our Public Offerings, through our Operating Partnership, we have a program to raise up to $3.0 billion of capital through private placement offerings exempt from registration under the Securities Act by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). As of December 31, 2025, we held twelve properties through the DST Program, and have raised net offering proceeds of $1.2 billion through the DST Program offerings. See Item 8. “Financial Statements and Supplementary Data — Note 5 — DST Program” for additional information.

We intend to continue to meet our primary investment objectives by investing in a portfolio of quality commercial real estate properties and other real estate investments that relate to properties that are generally diversified by property type, geographic area, lease expirations and tenant industries. We acquired eleven investments in real estate assets during the year ended December 31, 2025 for a total net purchase price of $1.6 billion, using proceeds from our Public Offerings, proceeds from debt financing and proceeds from the sale of Maintal Logistics in February 2025. As of December 31, 2025, we owned interests in 55 real estate investments consisting of 24.4 million square feet of leasable space that were 95% leased. See Item 2. “Properties” for additional information regarding our real estate investments.

Summary of 2025 Activities

Presented below are highlights of our activities during the year ended December 31, 2025:
Capital Raising and Performance
•For the year ended December 31, 2025 we raised $525.7 million of gross proceeds from the sale of common stock through our Offerings, including shares issued pursuant to our distribution reinvestment plan. Additionally, we raised net offering proceeds of $688.6 million through the DST Program.

•For the year ended December 31, 2025 we declared distributions of $170.0 million. Our gross annualized distribution rate has remained at $0.625 per share since January 2019.
•For the year ended December 31, 2025 we redeemed $251.2 million in shares of our common stock pursuant to our share redemption program.
•Recent years have been characterized by challenging macroeconomic conditions and elevated interest rates. Despite this environment, Hines Global maintained its stable annualized distribution rate of $0.625 and had a year-to-date total return of 6.46% for Class I shares for the year ended December 31, 2025. Total return is calculated as the change in our NAV per share during the respective period, assuming any distributions are reinvested in accordance with our distribution reinvestment plan. Management believes total return is a useful measure of the overall investment performance of our shares. Refer to “Performance Summary of Share Classes” below for a more comprehensive summary of the performance of all our share classes.
Investments and Financing Activities
•We acquired eleven additional real estate investments, including an addition to an existing property in our portfolio, during the year ended December 31, 2025. These acquisitions comprise 5.0 million square feet for an aggregate net purchase price of $1.6 billion. See Item 2. “Properties—Recent Acquisitions of Investment Property” for additional information regarding our acquisitions during the year ended December 31, 2025.
•Interest rates rose dramatically throughout 2022 and 2023 and have remained elevated, increasing the weighted average interest rate on our total outstanding debt from 1.83% as of December 31, 2021 to 4.03% as of December 31, 2025 (including the effect of interest rate contracts). Approximately 82% of our total debt outstanding as of December 31, 2025 has fixed interest rates or has been fixed through the use of interest rate caps and swaps. Our portfolio was levered at 36%, 34%, and 33% as of December 31, 2025, 2024, 2023, respectively, based on the values of our real estate investments.

NAV History

We began determining a NAV per share on a monthly basis in January 2018. As noted in the chart below, the NAV increased throughout 2018 and 2019, but fell to a low of $9.71 as of April 30, 2020 driven primarily by the adverse impact on global commercial activity and volatility in financial markets caused by the Coronavirus pandemic, which affected the performance and value of our investment properties during that time. Further, despite a strong performance during 2021 and the first half of 2022, our NAV per share fell from its peak in June 2022, primarily as a result of higher interest rates, challenging macroeconomic conditions and a strong U.S. dollar. Set forth below is additional historical information regarding our NAV per share since February 29, 2016 (the date as of which our board of directors first determined an NAV per share).

1.Please see Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” as well as our Current Reports on Form 8-K for additional information concerning the methodology used to determine, and the limitations of, the NAV per share.
2.Our board of directors determined an NAV per share of $9.03 as of February 29, 2016. Prior thereto, $8.92 was considered to be the “net investment value” per share of our common stock, which was equal to the offering price per share of $10.00 in effect at that time, as arbitrarily determined by our board of directors, net of the applicable selling commissions, dealer manager fees and issuer costs.

Distribution History

As described elsewhere in this Annual Report on Form 10-K, we declare distributions monthly with the authorization of our board of directors. Set forth below is information regarding our historical gross annualized distribution rate, excluding any applicable distribution and stockholder servicing fees, since October 1, 2014 (the date our board first authorized distributions to be declared). As illustrated in the chart below, our gross annualized distribution rate has remained at $0.625 per share since January 2019.
1.With the authorization of our board of directors, we declared distributions as of daily record dates and paid them on a monthly basis through December 31, 2017. Beginning in January 2018, we began declaring, and intend to continue to declare, distributions as of monthly record dates and pay them on a monthly basis.
2. We have not generated and we may continue to be unable to generate sufficient cash flows from operations to fully fund distributions. Therefore, some or all of our distributions have been and may continue to be paid at least partially from other sources, such as proceeds from the sales of assets, proceeds from our debt financings, proceeds from our public offerings, cash advances by our Advisor and/or cash resulting from a waiver or deferral of fees. See “— Financial Condition, Liquidity and Capital Resources” for additional information concerning our distributions.

Performance Summary

The tables presented below disclose the total returns for each of our share classes. The total returns shown reflect the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any distribution per share declared during the period. The total returns shown are calculated assuming reinvestment of distributions pursuant to our distribution reinvestment plan, are derived from unaudited financial information, and are net of all Hines Global expenses, including general and administrative expenses, transaction-related expenses, management fees, the performance participation allocation, and share class specific fees, but exclude the impact of early redemption deductions on the redemption of shares that have been outstanding for less than one year. Total returns may be lower for some periods if calculated assuming that distributions were not reinvested. The returns have been prepared using unaudited data and valuations of the underlying investments in our portfolio, which are estimates of fair value and form the basis for our NAV per share. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. Past performance is not a guarantee of future results. Actual returns realized by individual stockholders will vary.
The table below discloses the total returns for the classes of shares that are available for investment:

As of December 31, 2025
Shares Class (1)	1-Year	3-Year	5-Year	ITD
Class I Shares (2)	6.46%	2.78%	5.60%	6.48%
Class D Shares (2)	6.19%	2.53%	5.34%	6.21%
Class S Shares (No Sales Load) (3)	5.56%	1.91%	4.69%	5.51%
Class S Shares (With Sales Load) (4)	1.83%	0.72%	3.94%	5.04%
Class T Shares (No Sales Load) (3)	5.40%	1.76%	4.55%	5.42%
Class T Shares (With Sales Load) (4)	1.68%	0.57%	3.81%	4.96%
(1)The inception date for Class I, Class D, Class S and Class T Shares is December 6, 2017.
(2)Class I Shares and Class D Shares are sold without an upfront sales load.
(3)Class S Shares and Class T Shares listed as (No Sales Load) exclude up-front selling commissions and dealer manager fees.
(4)Class S Shares and Class T Shares listed as (With Sales Load) reflect the returns after the maximum up-front selling commission and dealer manager fees, which total 3.5% for both share classes.

The table below discloses the total returns for the classes of shares that were sold in the Initial Offering, but are no longer available for investment:

As of December 31, 2025
Shares Class (1)	1-Year	3-Year	5-Year	ITD
Class AX Shares (No Sales Load)	6.46%	2.78%	5.60%	7.21%
Class AX Shares (With Sales Load)	N/A	N/A	N/A	6.13%
Class TX Shares (No Sales Load)	N/A	1.76%	4.55%	6.27%
Class TX Shares (With Sales Load)	N/A	N/A	N/A	5.68%
Class IX Shares (No Sales Load)	N/A	2.53%	5.34%	6.26%
Class IX Shares (With Sales Load)	N/A	N/A	N/A	6.16%
(1)The inception date for Class AX Shares, Class TX Shares, and Class IX Shares are October 1, 2014, September 1, 2015, and May 1, 2017, respectively.

Critical Accounting Estimates

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Additionally, application of our accounting policies involves exercising judgments regarding assumptions as to future uncertainties. Actual results may differ from these estimates under different assumptions or conditions. The following is a discussion of our critical accounting estimates. For a discussion of all of our significant accounting policies, see Note 2 — Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

Investment Property and Lease Intangibles

When we acquire a property, we allocate the purchase price of the acquisition based upon our assessment of the fair value of various components, including to land, building and improvements, and intangible lease assets and liabilities. Fair value determinations are subjective based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information, which may include comparable land sales, market-based rental revenues, and the replacement cost of the building, in addition to other factors. The fair value of building and improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the customer’s credit quality and costs to execute similar leases. The fair value of out-of-market leases is calculated as the present value (using a discount rate that reflects the risks associated with the leases) of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider customer improvements, leasing commissions and legal and other related expenses.

Real estate assets are reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property.  If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by management and is based on the best information available to management at the time of the evaluation. For the year ended December 31, 2025, the Company determined that one of its properties (which was measured using level 3 inputs) was impaired as a result of the loss of a major tenant. As a result, the Company recorded an impairment charge of $3.1 million. For the year ended December 31, 2024, the Company did not record any impairment charges. See Note 10 - Fair Value Measurements for additional information.

Revenue Recognition and Valuation of Receivables

We are required to recognize minimum rent revenues on a straight-line basis over the terms of tenant leases, including rent holidays and bargain renewal options, if any. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant’s lease provision. Leases are not uniform in dealing with such cost reimbursements and there are many variations in the computation. We make quarterly accrual adjustments, positive or negative, to tenant reimbursement revenue to adjust the recorded amounts to our best estimate of the final amounts to be billed and collected with respect to the cost reimbursements. Revenues relating to lease termination fees are recognized on a straight-line basis amortized from the time that a tenant’s right to occupy the leased space is modified through the end of the revised lease term and are included in other revenue in the accompanying consolidated statements of operations and comprehensive income (loss). To the extent our leases provide for rental increases at specified intervals, we will record a receivable for rent not yet due under the lease terms. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. Revenue from leases where collection is deemed to be less than probable is recorded on a cash basis until collectability is determined to be probable. Further, we assess whether operating lease receivables are appropriately valued based upon an analysis of balances outstanding, historical bad debt levels and current economic trends. The uncollectible portion of the portfolio is recorded as an adjustment to rental revenues.

Recent Accounting Pronouncements

See Note 2 — Summary of Significant Accounting Policies for a discussion regarding recent accounting pronouncements and the potential impact, if any, on our consolidated financial statements.

Financial Condition, Liquidity and Capital Resources

Our principal demands for funds are to make real estate investments, including investments in real estate-related securities and capital expenditures, for the payment of operating expenses and distributions, and for the payment of principal and interest on any indebtedness we incur. Generally, we expect to meet operating cash needs from our cash flows from operating activities, and we expect to fund our investments and capital expenditures using proceeds from our public offerings, debt proceeds and proceeds from the sales of real estate investments.

Interest rates rose dramatically throughout 2022 and 2023 and have remained elevated, increasing the weighted average interest rate on our total outstanding debt from 1.83% as of December 31, 2021 to 4.03% as of December 31, 2025 (including the effect of interest rate contracts). However, we have maintained a lower leverage ratio using available proceeds from our public offerings and from the DST Program, to offset some of the higher interest costs. Additionally, we entered into interest rate contracts on our variable-rate debt to reduce our exposure to rising interest rates. Approximately 82% of our total debt outstanding as of December 31, 2025 has fixed interest rates or has been fixed through the use of interest rate caps.

We have $141.7 million of secured mortgage loans coming due during 2026 and $445.3 million of secured mortgage loans coming due during 2027 related to several of our international properties. We generally expect to refinance these loans. However, if we are unable to refinance any of these loans at acceptable terms, we may repay the loans using cash on hand, proceeds from the Public Offerings or the DST Program, proceeds from the sale of our properties or cash available from the JPMorgan Credit Facility.See Item 1. “Business — Financing Strategy and Policies” for additional information regarding our financing strategy.

The following discussions provide additional details regarding our cash flows.

Cash Flows from Operating Activities

Our real estate properties generate cash flow in the form of rental revenues, which are used to pay leasing costs, property-level operating expenses, and interest payments. Additionally, we incur corporate level expenses such as general and administrative expenses, asset management fees, and the performance participation allocation.

Cash flows from operating activities for the year ended December 31, 2025 increased by $0.6 million compared to the same period in the prior year. This increase in operating cash flow is primarily due to the investment of over $2.1 billion in additional investments in real estate during 2024 and 2025, as offset by higher interest costs. Additionally, the following factors also contributed to the increase in operating cash flows in the current period:
•We acquired eleven additional real estate investments since December 31, 2024.
•We made cash payments for tenant inducements and leasing commissions amounting to $14.8 million during the year ended December 31, 2025, compared to $12.7 million during the year ended December 31, 2024.

Cash Flows from Investing Activities

Net cash used in investing activities for the years ended December 31, 2025 and 2024 were primarily due to the following:

2025
•Payments of $1.6 billion primarily related to the acquisitions of eleven real estate investments.
•Capital expenditures of approximately $76.5 million at our investment properties.
•We received net proceeds of $183.5 million from the sale of Maintal Logistics.
•Payments of $65.1 million to purchase real estate-related securities. We also received proceeds of $53.5 million from the sale of real estate-related securities.
•Payments of $35.3 million to enter into new interest rate contracts.
•We received payments of $26.3 million from counterparties in relation to our positions in interest rate contracts.

2024
•Payments of $506.0 million primarily related to the acquisition of six real estate investments.
•Capital expenditures of approximately $71.8 million at our investment properties.
•We received net proceeds of $45.1 million from the sale of Miramar Activity Business Center. These proceeds were offset by sale costs incurred of $15.7 million related to the sale of Maintal Logistics, which sold in February 2025.
•Payments of $109.9 million to purchase real estate-related securities. We also received proceeds of $98.0 million from the sale of real estate-related securities.
•Payments of $30.8 million to enter into new interest rate contracts.
•We received payments of $42.8 million from counterparties in relation to our positions in interest rate contracts.

Cash Flows from Financing Activities

Our Public Offerings

We raised gross proceeds of $435.4 million and $235.9 million, respectively, from our Public Offerings during the years ended December 31, 2025 and 2024, respectively, excluding proceeds from the distribution reinvestment plan. In addition, during the years ended December 31, 2025 and 2024, we redeemed $251.2 million and $239.9 million in shares of our common stock pursuant to our share redemption program, respectively.

In addition to the investing activities described previously, we use proceeds from our Public Offerings to make certain payments to our Advisor, our Dealer Manager and Hines and its affiliates during the various phases of our organization and operation which include, without limitation, payments to our Dealer Manager for selling commissions, dealer manager fees, distribution and stockholder servicing fees and payments to our Advisor for reimbursement of organization and offering costs. During the years ended December 31, 2025 and 2024, we made payments of $9.5 million and $10.5 million, respectively, for selling commissions, dealer manager fees and distribution and stockholder servicing fees related to our Public Offerings. Selling commissions, dealer manager fees and distribution and stockholder servicing fees vary for each share class as described more fully in Note 9 — Related Party Transactions. The change in these fees is generally attributable to the amount of offering proceeds raised, but is also impacted by variations in the amount of each share class sold during the year.
We reimburse the Advisor for any organization and offering costs incurred, which consist of issuer costs and certain underwriting costs (but excluding selling commissions, dealer manager fees and distribution and stockholder servicing fees) related to our Public Offerings, to the extent cumulative organization and offering costs paid by us do not exceed an amount equal to 2.5% of gross offering proceeds from our public offerings. The total reimbursement related to organization and offering costs, selling commissions, dealer manager fees and distribution and stockholder servicing fees may not exceed 15% of gross proceeds from our Public Offerings. During the years ended December 31, 2025 and 2024, we reimbursed the Advisor $7.6 million and $8.3 million for organization and offering costs, respectively.

Distributions

With the authorization of our board of directors, we declared distributions monthly from January 2019 through March 31, 2026 at a gross distribution rate of $0.05208 per month ($0.625 annualized) for each share class, less any applicable distribution and stockholder servicing fees. Distributions are made on all outstanding classes of the Company’s common stock at the same time. All distributions were or will be paid in cash or reinvested in shares of the Company’s common stock for those participating in our distribution reinvestment plan and have been or will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to our distribution reinvestment plan were or will be reinvested in shares of the same class as the shares on which the distributions are made. Some or all of the cash distributions may be paid from sources other than cash flows from operations, as described below.

Distributions paid to stockholders during the years ended December 31, 2025, 2024, and 2023 were $168.4 million, $155.5 million and $151.1 million, respectively, including those reinvested in shares pursuant to our distribution reinvestment plan. We have not generated and we may continue to be unable to generate sufficient cash flows from operations to fully fund distributions paid. Therefore, some or all of our distributions have been and may continue to be paid at least partially from other sources, such as proceeds from the sales of assets, proceeds from our debt financings, proceeds from our Public Offerings, cash advances by our Advisor and/or cash resulting from a waiver or deferral of fees. We have not placed a cap on the amount of distributions that may be paid from any of these sources. For example, for the years ended December 31, 2025, 2024 and 2023 we funded 14%, 12%, and 26%, respectively of total distributions with cash flows from other sources, respectively, which may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings.

The following table outlines our total distributions declared to stockholders for the years ended December 31, 2025, 2024 and 2023, including the breakout between the distributions declared in cash and those reinvested pursuant to our distribution reinvestment plan (in thousands).

	For the Year Ended December 31, 2025		For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Distributions
Paid in cash (1)	$78,789	46%	$72,422	46%	$71,491	47%
Reinvested in shares	91,202	54%	83,677	54%	80,252	53%
Total	$169,991	100%	$156,099	100%	$151,743	100%
Sources of Distributions
Cash flows from operating activities	$54,666	32%	$54,040	35%	$31,179	21%
DRP (2)	91,202	54%	83,677	53%	80,252	53%
Cash flows from other sources (3)	24,123	14%	18,382	12%	40,312	26%
Total	$169,991	100%	$156,099	100%	$151,743	100%
(1)Includes distributions paid to noncontrolling interest holders, and is net of the ongoing distribution and stockholder servicing fees paid to the Dealer Manager with respect to Class T, Class S, Class D, Class TX and Class IX shares.
(2)Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan (“DRP”).
(3)Other sources may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings.

Debt Financings and Financing Obligations

Our portfolio was 36% leveraged as of December 31, 2025 (based on the most recent valuations of our real estate investments) with a weighted average interest rate of 4.03%. Below is additional information regarding our loan activity for the years ended December 31, 2025 and 2024.

2025
•We received proceeds from notes payable of $2.2 billion, which included $1.7 billion in draws on our JPMorgan Credit Facility, $246.5 million in private placement note issuances by the Operating Partnership and $278.2 million drawdowns on our existing loans and mortgages on our 2025 UK acquisitions.
•We made payments on notes payable of $1.6 billion, which is primarily comprised of $1.5 billion in payments on our JPMorgan Credit Facility.
•We made payments of $22.7 million in financing costs primarily related to the exercising of extension options on our JPMorgan Credit Facility, the issuance of private placement notes in September 2025, as well as modifications to our permanent mortgage financing.
•We received net proceeds of $688.6 million from our financing obligations related to our DST program, as described more fully in Note 5 — DST Program. We made payments of $2.6 million related to those financing obligations.
2024
•We received proceeds from notes payable of $732.1 million, which included $430.7 million in draws on our JPMorgan Credit Facility, $165.8 million in private placement note issuances by the Operating Partnership, $79.7 million relating to financing of the secured mortgage debt related to our acquisition of Tortona Logistics and $47.4 million relating to the refinancing of the secured mortgage debt on Fresh Park Venlo and ABC Westland.
•We made payments on notes payable of $460.3 million, which included $458.0 million in payments on our JPMorgan Credit Facility.
•We made payments of $7.4 million in financing costs primarily related to the exercising of extension options on our JPMorgan Credit Facility as well as modifications to our permanent mortgage financing.
•We received net proceeds of $354.6 million from our financing obligations related to our DST program, as described more fully in Note 5 — DST Program. We made payments of $1.3 million related to those financing obligations.

Results of Operations

Year ended December 31, 2025 compared to the year ended December 31, 2024

The table below includes information regarding changes in our results of operations for the year ended December 31, 2025 compared to the year ended December 31, 2024, including explanations for significant changes and any significant or unusual activity. As described more completely below, most amounts increased in 2025 compared to 2024 as a result of significant additional investments in real estate. All amounts are in thousands, except for percentages:

	Year Ended December 31,		Change
	2025	2024	$	%
Revenues:
Rental revenue	$409,465	$336,456	$73,009	22%
Other revenue	15,738	12,451	3,287	26%
Total revenues	425,203	348,907	76,296	22%
Expenses:
Property operating expenses	161,525	134,599	26,926	20%
Depreciation and amortization	163,498	133,059	30,439	23%
Asset management fees	40,411	33,226	7,185	22%
Performance participation allocation	24,795	—	24,795	100%
General and administrative expenses	8,945	8,789	156	2%
Impairment losses	3,060	—	3,060	100%
Total expenses	402,234	309,673	92,561	30%
Other income (expenses):
Gain (loss) on derivative instruments	(177)	3,425	(3,602)	(105)%
Gain (loss) on investments in real estate-related securities	(4,125)	7,346	(11,471)	(156)%
Gain on sale of real estate	149,639	9,202	140,437	N/A*
Foreign currency gains (losses)	9,696	(185)	9,881	N/A*
Interest expense	(156,056)	(128,208)	(27,848)	22%
Other income and expenses	21,025	22,914	(1,889)	(8)%
Income (loss) before benefit (provision) for income taxes	42,971	(46,272)	89,243	(193)%
Benefit (provision) for income taxes	(2,049)	(821)	(1,228)	150%
Provision for income taxes related to sale of real estate	(23,333)	—	(23,333)	100%
Net income (loss)	$17,589	$(47,093)	$64,682	(137)%

* Not a meaningful percentage
Total revenues: The increase in total revenues is primarily the result of our acquisition activity. For example, in 2024 we invested over $487 million in additional real estate investments, which experienced a full year of operations during 2025. Please refer to our “Same-Store Analysis” below for additional discussion on the results of operations of our same-store properties.
Property operating expenses: The increase in property operating expenses is primarily due to our significant acquisition activity, as described above. Please refer to our “Same-Store Analysis” below for additional discussion on the results of operations of our same-store properties.
Depreciation and amortization: The increase in depreciation and amortization expense is primarily due to our acquisition activity, as described above, partially offset by decreased amortization of lease intangibles, as the original term of certain in-place leases across several of our properties ended prior to the current period.

Asset management fees: Asset management fees are charged based on the aggregate valuation of our real estate investments, as most recently determined in connection with the determination of our NAV. The increase in these fees is primarily due to the additional real estate investments made since January 1, 2025, partially offset by the decline in our NAV per share during the same period.
Performance Participation Allocation: Through its ownership of the special limited partner interest in the Operating Partnership, the Advisor is entitled to an annual performance participation allocation of 12.5% of the Operating Partnership’s total return, subject to investors earning a 5% total return annually. The performance participation allocation accrues monthly and is payable after the completion of each calendar year. The increase in the current period is due to total returns exceeding a 5% annualized return throughout 2025. The Advisor did not earn a performance participation allocation in 2024. Please see “— NAV and Distributions” above for additional information concerning the change in NAV per share.
General and administrative expenses: We generally expect our general and administrative expenses to continue to increase as we continue raising capital from our Public Offerings and incur additional stockholder costs, as a result.
Impairment losses: For the year ended December 31, 2025, we recorded impairment charges totaling $3.1 million on one of our properties related to the loss of the major tenant. The amount of impairment charges represents the amount by which the carrying value exceeded the estimated net realizable value. For the year ended December 31, 2024, we had no impairment charges.
Gain (loss) on derivative instruments: We enter into interest rate contracts in order to limit our exposure to rising interest rates on our variable interest rate borrowings as well as foreign currency forward contracts as economic hedges against the variability of foreign exchange rates. The loss recorded during the year ended December 31, 2025, were primarily related to the position of our interest rate contracts.
Gain (loss) on investments in real estate-related securities: We hold investments in real estate-related securities, which consist of common equities, preferred equities and debt investments of publicly traded REITs. These amounts include realized gains (losses) related to securities sold during the year and unrealized gains (losses) based on values determined on a recurring basis. Interest and dividend income associated with such investments are recorded to other income and expenses, as discussed below. The loss recorded during the year ended December 31, 2025 reflects broader trends in the publicly traded REIT market during that period. For the year ended December 31, 2024, the gain was primarily due to continued recovery in the publicly traded REIT market following years of volatility.
Gain on sale of real estate: The gain on sale for the year ended December 31, 2025 primarily related to the sale of Maintal in February 2025 for a contract sale price of €191.5 million (approximately $198.5 million, assuming a rate of $1.04 per EUR as of the disposition date) .The gain on sale for the year ended December 31, 2024, is primarily related to the sale of Miramar Activity Business Center in November 2024 for a contract sale price of $46.0 million.
Foreign currency gains (losses): Foreign currency gains (losses) primarily reflects the effect of changes in foreign currency exchange rates on transactions that were denominated in currencies other than the functional currency of the related entity. During the years ended December 31, 2025 and 2024, these amounts primarily related to the effect of remeasuring debt and cash held in foreign currencies into their related functional currencies.
Interest expense: Interest expense increased primarily due to our financing obligations in connection with our DST Program and additional indebtedness outstanding during the period resulting from additional real estate investments acquired since December 31, 2024. Interest expense recorded for the year ended December 31, 2025 includes $52.6 million in interest expense related to our financing obligation in connection with our DST Program, compared to $26.4 million in the prior year. Additionally, interest expense for the years ended December 31, 2025 and 2024 excludes $26.0 million and $42.9 million respectively, earned in relation to payments from counterparties on effective interest rate contracts, which have been recorded to gain (loss) on derivative instruments.
Other income and expenses: Other income and expenses primarily relates to interest and dividend income associated with our investments in real estate-related securities, as well as dividend income received related to our unsold interests in properties held through the DST Program. The increase is primarily due to the increase in dividends for unsold interests received with respect to our DST offerings for the year ended December 31, 2025 compared to the year ended December 31, 2024.
Benefit (provision) for income taxes: The increase in tax provision is primarily a result of changes in our net deferred tax assets and liabilities related to book-to-tax timing differences at our international subsidiaries.

Same-Store Analysis

We evaluate our consolidated results of operations on a same-store basis, which allows us to analyze our property operating results excluding the effects of acquisitions and dispositions during the periods under comparison. Properties in our portfolio are considered same-store if they were owned for the full periods presented. Same-store properties for the year ended December 31, 2025 includes 39 properties and excludes Madrid Airport Complex, which was closed in January 2024 to begin a redevelopment project. Please see Item 2. “Properties” for further information. The operating results of Madrid Airport Complex have been included in redeveloped properties in the below tables.

The following table presents revenues for the year ended December 31, 2025, as compared to the year ended December 31, 2024, by reportable segment. In total, revenues increased by $76.3 million, resulting primarily from our acquisition activity, as described previously. See below for additional explanations regarding notable changes in same-store revenues. All amounts are in thousands, except for percentages.

	Year Ended December 31,		Change
	2025	2024	$		%
Revenues
Same-store properties
Office investments	$81,141	$85,819	$(4,678)	(1)	(5)%
Industrial investments	97,220	89,691	7,529	(2)	8%
Residential/Living investments	91,241	88,434	2,807	(3)	3%
Retail investments	36,552	36,546	6		—%
Other investments	31,802	31,385	417		1%
Total same-store properties	$337,956	$331,875	$6,081		2%
Recent acquisitions	86,741	11,873	74,868		631%
Disposed properties	211	4,614	(4,403)		(95)%
Redeveloped properties	295	545	(250)		(46)%
Total revenues	$425,203	$348,907	$76,296		22%

(1)The decrease is primarily due to a reduction in lease amortization at 1015 Half Street related to lease renewals and a decrease in occupancy at 1315 N. North Branch during the second and third quarter of 2025.
(2)The increase is primarily due to an increase in rental revenues at ABC Westland following the addition of a new building in March 2025, as well as rental rate increases at both of our Dutch industrial properties due to favorable lease activity. Additionally, improved leasing at AMP and Lodz contributed to the increase.
(3)The increase is primarily due to an approximately $750,000 one-time benefit at Gables Station related to the release of escrowed proceeds from acquisition. Additionally, rental rates at our European student housing properties for the 2025/2026 school year were higher than the 2024/2025 school year, as well as increases in both occupancy and rental rates at multiple domestic residential/living properties compared to the prior year.

The following table presents the property expenses of each reportable segment for the year ended December 31, 2025, as compared to the year ended December 31, 2024. Property operating expenses include the ongoing costs of maintaining our properties. These essential, routine expenses are necessary to ensure the property remains functional and in good condition. Examples of property operating expenses include property taxes, property management fees, insurance, utilities, repairs and maintenance, legal and professional fees, salaries and wages of property management personnel, advertising costs and other miscellaneous services and costs. In total, property expenses increased as a result of our acquisition activity, as previously described. See below for additional explanation of notable changes in same-store property expenses. All amounts are in thousands, except for percentages.

	Year Ended December 31,		Change
	2025	2024	$		%
Property operating expenses
Same-store properties
Office investments	$27,510	$27,696	$(186)		(1)%
Industrial investments	35,583	34,255	1,328	(1)	4%
Residential/Living investments	43,098	40,887	2,211	(2)	5%
Retail investments	13,726	13,878	(152)		(1)%
Other investments	9,756	9,107	649	(3)	7%
Total same-store properties	$129,673	$125,823	$3,850		3%
Recent acquisitions	31,576	6,058	25,518		421%
Disposed properties	(72)	2,388	(2,460)		(103)%
Redeveloped properties	348	330	18		5%
Total property operating expenses	$161,525	$134,599	$26,926		20%

(1)The increase is primarily a result of increased operating expenses resulting from a new building acquisition at Fresh Park Venlo.
(2)The increase is primarily a result of increased repairs and maintenance at several of our residential/living properties, higher properties taxes and increased legal costs at Montrose Student Housing.
(3)The increase is primarily a result of an increase in real estate taxes and non-reoccurring expenses at one of our properties.

The following table presents revenues in excess of property expenses for the year ended December 31, 2025, as compared to the year ended December 31, 2024, by reportable segment. Total revenues in excess of property expenses increased primarily as a result of our significant recent acquisition activity, as previously described. See above for additional explanations of notable changes in same-store revenues in excess of expenses. All amounts below are in thousands, except for percentages:

	Year Ended December 31,		Change
	2025	2024	$		%
Revenues in excess of property operating expenses
Same-store properties
Office investments	$53,631	$58,123	$(4,492)	(1)	(8)%
Industrial investments	61,637	55,436	6,201	(2)	11%
Residential/Living investments	48,143	47,547	596		1%
Retail investments	22,826	22,668	158		1%
Other investments	22,046	22,278	(232)		(1)%
Total same-store properties	$208,283	$206,052	$2,231		1%
Recent acquisitions	55,165	5,815	49,350		849%
Disposed properties	283	2,226	(1,943)		(87)%
Redeveloped properties	(53)	215	(268)		(125)%
Total revenues in excess of property operating expenses	$263,678	$214,308	$49,370		23%

(1)The decrease is primarily due to a decrease in occupancy at 1315 N. North Branch beginning in February 2025, as well as reduced lease amortization at 1015 Half Street related to lease renewals. Please refer to the tables above for further detail regarding these changes.
(2)The increase is primarily due to favorable leasing activity at several of our properties. Please refer to the tables above for further detail regarding these changes.

Funds from Operations

We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric. FFO is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and is widely recognized by investors and analysts as one measure of operating performance of a real estate company. FFO excludes items such as real estate depreciation and amortization. Depreciation and amortization, as applied in accordance with GAAP, implicitly assumes that the value of real estate assets diminishes predictably over time and also assumes that such assets are adequately maintained and renovated as required in order to maintain their value. Since real estate values have historically risen or fallen with market conditions such as occupancy rates, rental rates, inflation, interest rates, the business cycle, unemployment and consumer spending, it is management’s view, and we believe the view of many industry investors and analysts, that the presentation of operating results for real estate companies using historical cost accounting alone is insufficient. In addition, FFO excludes gains and losses from the sale of real estate, impairment charges related to depreciable real estate assets and in-substance real estate equity investments and realized and unrealized gains and losses related to investments in real estate-related securities, which we believe provides management and investors with a helpful additional measure of the historical performance of our real estate portfolio, as it allows for comparisons, year to year, that reflect the impact on operations from trends in items such as occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs. A property will be evaluated for impairment if events or circumstances indicate that the carrying amount may not be recoverable (i.e. the carrying amount exceeds the total estimated undiscounted future cash flows from the property). Undiscounted future cash flows are based on anticipated operating performance, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows. While impairment charges are excluded from the calculation of FFO as described above, stockholders are cautioned that we may not recover any impairment charges.

FFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. In addition, FFO should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance or as an alternative to cash flows from operating activities as an indication of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. Please see the limitations listed below associated with the use of FFO:

•Prior to January 1, 2018, FFO included costs related to our acquisitions, including acquisition fees payable to our Advisor. Although these amounts reduced net income for periods prior to January 1, 2018, we generally funded such costs with proceeds from our public offerings and/or acquisition-related indebtedness and did not consider these fees and expenses in the evaluation of our operating performance. We incurred acquisition fees and expenses of $23.3 million from inception through December 31, 2017. In January 2018, we adopted Accounting Standards Update (“ASU”) 2017-01 which clarified the definition of a business and added guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We expect that all of our real estate transactions completed after that date will be accounted for using the asset acquisition guidance and, accordingly, the related acquisition-related expenses incurred will be capitalized and included in the allocated purchase price and will not be expensed. Prior to ASU 2017-01, real estate acquisitions were generally considered business combinations and the acquisition-related expenses and acquisition fees were treated as operating expenses under GAAP. Additionally, effective as of December 6, 2017, we no longer pay acquisition fees to our Advisor.

•We utilize the definition of FFO as set forth by NAREIT. Our FFO may not be comparable to amounts calculated by other REITs, if they use different approaches.

•Our business is subject to volatility in the real estate markets and general economic conditions, and adverse changes in those conditions could have a material adverse impact on our business, results of operations and FFO. Accordingly, the predictive nature of FFO is uncertain and past performance may not be indicative of future results.

Neither the SEC, NAREIT nor any regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO. In the future, the SEC, NAREIT or a regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO.

The following section presents our calculation of FFO attributable to common stockholders and provides additional information related to our operations for the years ended December 31, 2025, 2024 and 2023 and the period from inception through December 31, 2025 (in thousands, except per share amounts). As we are in the capital raising and acquisition phase of our operations, FFO may not be useful in comparing operations for the periods presented below. We expect revenues and expenses to increase in future periods as we raise additional offering proceeds and use them to make additional real estate investments.

	Years ended December 31,			Period from July 31, 2013 (date of inception) through December 31, 2025
	2025	2024	2023
Net income (loss)	$17,589	$(47,093)	$(38,587)	$(109,695)
Depreciation and amortization (1)	163,498	133,059	130,357	836,293
Impairment losses	3,060	—	813	3,873
Gain on sale of real estate	(149,639)	(9,202)	—	(325,956)
Taxes related to sale of real estate	23,333	—	—	33,969
(Gain) loss on securities (2)	4,125	(7,346)	(14,397)	(8,107)
Adjustments for noncontrolling interests (3)	—	—	—	117
Funds From Operations attributable to common stockholders	$61,966	$69,418	$78,186	$430,494
Basic and diluted income (loss) per common share	$0.06	$(0.18)	$(0.15)	$(0.96)
Funds From Operations attributable to common stockholders per common share	$0.22	$0.26	$0.30	$3.78
Weighted average shares outstanding	283,490	263,149	259,186	113,918

Notes to the table:

(1)Represents the depreciation and amortization of real estate assets.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that such depreciation and amortization may be of limited relevance in evaluating current operating performance and, as such, these items are excluded from our determination of FFO.

(2)Represents the realized and unrealized gains and losses related to investments in real estate-related securities, which consist of common equities, preferred equities and debt investments of publicly traded REITs. These securities are incidental to our operations. As such, these gains and losses were excluded from our determination of FFO, as defined by NAREIT, in the current period. Additionally, certain immaterial amounts have now been included in prior periods for comparative purposes.

(3)Includes income attributable to noncontrolling interests and all adjustments to eliminate the noncontrolling interests’ share of the adjustments to convert our net income (loss) to FFO.

Set forth below is additional information, which may be helpful in assessing our operating results:

•For the years ended December 31, 2025, 2024 and 2023, the Dealer Manager earned distribution and stockholder servicing fees of $7.2 million, $8.4 million and $10.4 million, respectively, which are paid by Hines Global. Total distribution and stockholder servicing fees earned by the Dealer Manager from inception through December 31, 2025 were $55.1 million.
•As of December 6, 2017, through its ownership of the special limited partner interest in the Operating Partnership, our Advisor is entitled to an annual performance participation allocation of 12.5% of the Operating Partnership’s total return subject to the Company earning a 5% total return annually, after considering the effect of any losses carried forward from the prior year. The performance participation allocation accrues monthly and is payable after the completion of each calendar year. See Note 9 — Related Party Transactions, for additional information regarding the performance participation allocation. We do not consider the performance participation allocation in evaluating our operating performance. For the year ended December 31, 2025, we incurred $24.8 million in performance participation allocation. No performance participation allocation was earned for the years ended December 31, 2024 and 2023. For the year ended December 31, 2022, we incurred $18.8 million in performance participation allocation. Total performance participation allocation incurred was $82.3 million from inception through December 31, 2025.

•For the years ended December 31, 2025, 2024 and 2023, we recorded noncash adjustments primarily related to amortization of out-of-market lease intangibles, lease incentives and deferred financing costs and straight-line rent adjustments, deferred income taxes and payments related to our financing obligation in connection with our DST Program, which increased net income (loss) by $15.2 million, $8.1 million and $8.8 million, respectively. The total of such adjustments from inception through December 31, 2025 was $15.2 million.
•We recorded adjustments related to derivative instruments and foreign currencies, which reduced net income (loss) by approximately $15.8 million, increased net income by approximately $36.8 million and reduced net income by approximately $23.3 million for the years ended December 31, 2025, 2024 and 2023 respectively. The total of such adjustments from inception through December 31, 2025 reduced net income by $15.8 million.

As noted previously, our cash flows from operations have been and may continue to be insufficient to fund distributions to stockholders. We may continue to choose to use proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from the sales of assets and proceeds from our debt financings to fund distributions to our stockholders. For example, for the years ended December 31, 2025, 2024, and 2023, we funded 14%, 12% and 26% of total distributions with cash flows from other sources, respectively, which may include cash flows from investing activities, such as proceeds from the sale of assets or cash flows from financing activities, such as proceeds from our debt financings. We have not placed a cap on the amount of distributions that may be paid from any of these sources.
From inception through December 31, 2025, we declared $819.2 million of distributions to our stockholders, compared to our total aggregate FFO of $430.5 million and our total aggregate net loss of $109.7 million for that period. For the year ended December 31, 2025, we declared $170.0 million of distributions to our stockholders compared to our total aggregate FFO of $62.0 million. For the years ended December 2024 and 2023, we declared $156.1 million and $151.7 million, respectively, of distributions to our stockholders compared to our total aggregate FFO of $69.4 million and $78.2 million, respectively.

Related Party Transactions and Agreements

We have entered into agreements with our Advisor, our Dealer Manager and Hines and its affiliates, whereby we pay certain fees and reimbursements to these entities during the various phases of our organization and operation. Relating to organization and offering stage, these include payments to our Dealer Manager for selling commissions, the dealer manager fee, distribution and stockholder servicing fees, and payments to our Advisor for reimbursement of organization and offering costs. Relating to acquisition and operational stages, these include payments for certain services related to the management and performance of our investments and operations provided to us by our Advisor and Hines and its affiliates pursuant to various agreements we have entered into with these entities. See Note 9 — Related Party Transactions in the Notes to the consolidated financial statements contained elsewhere in this Annual Report on Form 10-K for additional information concerning our related party transactions and agreements.

Off-Balance Sheet Arrangements

As of December 31, 2025 and 2024, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Developments and Subsequent Events

Promenade Shops at Briargate Disposition

On February 17, 2026 we sold the Promenade Shops at Briargate for a contract sales price of $150.7 million exclusive of transaction costs and closing prorations. The purchaser is not affiliated with us or our affiliates.

Junction One - Purchase and Sale Agreement

In February 2026, the Company entered into a purchase and sale agreement to purchase Junction One Retail Park, a retail property located in Liverpool, UK. The contract purchase price for Junction One Retail Park is expected to be approximately £50.0 million, exclusive of transaction costs and closing prorations. The Company expects the closing of this acquisition to occur in April 2026, subject to a number of closing conditions. However, the Company can provide no assurance that this acquisition will close on the expected timeline or at all.

*****

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. In pursuing our business plan, we believe that interest rate risk and currency risk are the primary market risks to which we are exposed. As of December 31, 2025, we were exposed to the market risks listed below.

Interest Rate Risk

We are exposed to the effects of interest rate changes primarily as a result of debt used to invest in our real estate investment portfolio and operations. We use interest rate hedges in connection with our variable rate debt in order to limit our exposure to rising interest rates. We had $2.0 billion of variable-rate debt outstanding as of December 31, 2025. We have fixed the interest rates on $1.5 billion of our variable-rate debt outstanding through the use of interest rate contracts that are effective as of December 31, 2025. The remaining $426.1 million of our outstanding variable-rate debt is unhedged. If interest rates were to increase by 1%, we would incur an additional $4.3 million in interest expense on our debt. See Note 6 — Debt Financing in the Notes to the consolidated financial statements for more information concerning our outstanding debt and our interest rate exposure.

Foreign Currency Risk

We currently have real estate investments located in countries outside of the U.S. that are subject to the effects of exchange rate movements between the foreign currency of each real estate investment and the U.S. dollar, which may affect future costs and cash flows as well as amounts translated into U.S. dollars for inclusion in our consolidated financial statements. We have entered into mortgage loans denominated in foreign currencies for these investments, which provide natural hedges with regard to changes in exchange rates between the foreign currencies and U.S. dollar and reduce our exposure to exchange rate differences. Additionally, we are typically a net receiver of these foreign currencies, and, as a result, our foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar. The table below identifies the effect that a 10% immediate, unfavorable change in the exchange rates would have on the net book value of our international real estate investments, including any foreign currency mortgage loans and their year-to-date net income (loss), by foreign currency (in thousands)(1):

	Reduction in Book Value as of December 31, 2025	Reduction in Net Income (Loss) for the Year Ended December 31, 2025
EUR	$26,188	$11,647
GBP	$30,612	$(549)

(1) Our real estate assets in Poland and the Czech Republic were purchased in Euros and we expect that when we dispose of these assets, the sale transactions will also be denominated in Euros. Accordingly, we do not expect to have Polish zloty or Czech koruna exposure upon disposition.

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Hines Global Income Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hines Global Income Trust, Inc., and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows, for each of the three years in the period ended December 31, 2025, and the related notes and the schedules listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Investment Property - Refer to Notes 2 and 4 to the Financial Statements

Critical Audit Matter Description

During the year ended December 31, 2025, the Company acquired eleven investment properties (“the acquisitions”). The Company accounted for the acquisitions as asset acquisitions and allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed using their relative fair values. Estimates of fair values were based upon assumptions that the Company believes are similar to those used by market participants. These assumptions include, but are not limited to, the determination of market-based rental revenues, comparable land sales and replacement costs of the building.

We identified the allocation of purchase price for acquisitions of investment properties as a critical audit matter because of the significant estimates of market-based rental revenues, comparable land sales, and replacement costs of the building management makes to determine the relative fair values. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s assumptions utilized in the allocation of purchase price for acquisitions of investment properties related to market-based rental revenue, comparable land sales, and the replacement costs of the building.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allocation of the purchase price for acquisitions of investment properties included the following, among others:

•We performed risk assessment procedures to evaluate the fair value estimates allocated to assets acquired and liabilities assumed compared to average historical allocations determined by the Company to identify outliers for further investigation.
•Obtain and evaluate the third-party purchase price allocation report, along with relevant supporting documentation, such as the executed purchase and sales agreement or settlement statement, in order to corroborate our understanding of the substance of the acquisition and completeness of the assets acquired and liabilities assumed.
•For certain acquisitions, we evaluated, with the assistance of our fair value specialists, the reasonableness of market-based rental revenues, comparable land sales, and replacement costs of the building by:
◦Assessing the reasonableness of the source information utilized by management by obtaining the information independently
◦Assessing the reasonableness of the valuation assumptions and inputs used by management for the estimated replacement costs
◦Developing a range of independent estimates and comparing that to assumptions used by management for market rent and comparable land sales
◦Recomputing the mathematical accuracy of the calculation
•Evaluated the assumptions for bias by comparing them to historical assumptions
/s/ Deloitte & Touche LLP

Houston, Texas
March 30, 2026

We have served as the Company’s auditor since 2013.

HINES GLOBAL INCOME TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(in thousands, except per share amounts)
ASSETS
Investment property, net	$4,928,448	$3,475,298
Investments in real estate-related securities	172,127	164,590
Cash and cash equivalents	172,148	132,413
Restricted cash	9,637	8,783
Derivative instruments	28,773	19,041
Tenant and other receivables, net	93,477	89,005
Intangible lease assets, net	408,529	250,747
Financing lease right-of-use asset, net	15,348	15,479
Deferred leasing costs, net	89,971	61,986
Deferred financing costs, net	6,274	615
Other assets	67,856	57,980
Total assets	$5,992,588	$4,275,937
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$123,713	$92,860
Due to affiliates	81,503	55,033
Intangible lease liabilities, net	82,557	54,113
Other liabilities	90,341	64,949
Financing lease liability	17,523	17,475
Financing obligations	1,231,287	545,410
Distributions payable	14,943	13,360
Notes payable, net	2,372,045	1,617,598
Total liabilities	4,013,912	2,460,798

Commitments and contingencies (Note 13)	—	—

Equity:
Stockholders’ equity:
Preferred shares, $0.001 par value per share; 500,000 preferred shares authorized, none issued or outstanding as of December 31, 2025 and 2024	—	—
Common shares, $0.001 par value per share (Note 8)	296	266
Additional paid-in capital	2,885,443	2,609,433
Accumulated distributions in excess of earnings	(929,266)	(776,566)
Accumulated other comprehensive income (loss)	22,203	(17,994)
Total stockholders’ equity	1,978,676	1,815,139
Noncontrolling interests	—	—
Total equity	1,978,676	1,815,139
Total liabilities and equity	$5,992,588	$4,275,937

See notes to the consolidated financial statements.

HINES GLOBAL INCOME TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
	2025	2024	2023
	(in thousands, except per share amounts)
Revenues:
Rental revenue	$409,465	$336,456	$302,855
Other revenue	15,738	12,451	10,327
Total revenues	425,203	348,907	313,182
Expenses:
Property operating expenses	161,525	134,599	123,013
Depreciation and amortization	163,498	133,059	130,357
Asset management fees	40,411	33,226	30,516
Performance participation allocation	24,795	—	—
General and administrative expenses	8,945	8,789	9,527
Impairment losses	3,060	—	813
Total expenses	402,234	309,673	294,226
Other income (expenses):
Gain (loss) on derivative instruments	(177)	3,425	4,255
Gain (loss) on investments in real estate-related securities	(4,125)	7,346	14,397
Gain on sale of real estate	149,639	9,202	—
Foreign currency gains (losses)	9,696	(185)	3,257
Interest expense	(156,056)	(128,208)	(90,449)
Other income and expenses	21,025	22,914	13,367
Income (loss) before benefit (provision) for income taxes	42,971	(46,272)	(36,217)
Benefit (provision) for income taxes	(2,049)	(821)	(2,370)
Provision for income taxes related to sale of real estate	(23,333)	—	—
Net income (loss)	17,589	(47,093)	(38,587)
Net (income) loss attributable to noncontrolling interests	(298)	(58)	(13)
Net income (loss) attributable to common stockholders	$17,291	$(47,151)	$(38,600)
Basic and diluted income (loss) per common share	$0.06	$(0.18)	$(0.15)
Weighted average number of common shares outstanding	283,490	263,149	259,186

Comprehensive income (loss):
Net income (loss)	$17,589	$(47,093)	$(38,587)
Other comprehensive income (loss):
Foreign currency translation adjustment	40,197	(14,772)	13,870
Comprehensive income (loss)	$57,786	$(61,865)	$(24,717)
Comprehensive (income) loss attributable to noncontrolling interests	(298)	(58)	(13)
Comprehensive income (loss) attributable to common stockholders	$57,488	$(61,923)	$(24,730)

See notes to the consolidated financial statements.

HINES GLOBAL INCOME TRUST, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

Hines Global Income Trust, Inc. Stockholders
	Common Shares		Additional Paid-in Capital	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests
	Shares	Amount
Balance as of January 1, 2023	250,577	$250	$2,445,101	$(382,973)	$(17,092)	$2,045,286	$—
Issuance of common shares	35,207	36	378,293	—	—	378,329	—
Distributions declared	—	—	—	(151,743)	—	(151,743)	(13)
Redemption of common shares	(24,778)	(27)	(265,530)	—	—	(265,557)	—
Selling commissions, dealer manager fees and distribution and stockholder servicing fees	—	—	(8,623)	—	—	(8,623)	—
Offering costs	—	—	(7,233)	—	—	(7,233)	—
Net income (loss)	—	—	—	(38,600)	—	(38,600)	13
Foreign currency translation adjustment	—	—	—	—	13,870	13,870	—
Balance as of December 31, 2023	261,006	$259	$2,542,008	$(573,316)	$(3,222)	$1,965,729	$—

Hines Global Income Trust, Inc. Stockholders
	Common Shares		Additional Paid-in Capital	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests
	Shares	Amount
Balance as of January 1, 2024	261,006	$259	$2,542,008	$(573,316)	$(3,222)	$1,965,729	$—
Issuance of common shares	31,679	31	319,429	—	—	319,460	—
Distributions declared	—	—	—	(156,099)	—	(156,099)	(58)
Redemption of common shares	(23,916)	(24)	(240,617)	—	—	(240,641)	—
Selling commissions, dealer manager fees and distribution and stockholder servicing fees	—	—	(2,914)	—	—	(2,914)	—
Offering costs	—	—	(8,473)	—	—	(8,473)	—
Net income (loss)	—	—	—	(47,151)	—	(47,151)	58
Foreign currency translation adjustment	—	—	—	—	(14,549)	(14,549)	—
Foreign currency translation adjustment reclassified into earnings	—	—	—	—	(223)	(223)	—
Balance as of December 31, 2024	268,769	$266	$2,609,433	$(776,566)	$(17,994)	$1,815,139	$—

Hines Global Income Trust, Inc. Stockholders
	Common Shares		Additional Paid-in Capital	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests
	Shares	Amount
Balance as of January 1, 2025	268,769	$266	$2,609,433	$(776,566)	$(17,994)	$1,815,139	$—
Issuance of common shares	53,384	54	525,862	—	—	525,916	—
Distributions declared	—	—	—	(169,991)	—	(169,991)	(298)
Redemption of common shares	(24,128)	(24)	(234,362)	—	—	(234,386)	—
Selling commissions, dealer manager fees and distribution and stockholder servicing fees	—	—	(7,608)	—	—	(7,608)	—
Offering costs	—	—	(7,882)	—	—	(7,882)	—
Net income (loss)	—	—	—	17,291	—	17,291	298
Foreign currency translation adjustment	—	—	—	—	36,352	36,352	—
Foreign currency translation adjustment reclassified into earnings	—	—	—	—	3,845	3,845	—
Balance as of December 31, 2025	298,025	$296	$2,885,443	$(929,266)	$22,203	$1,978,676	$—

See notes to the consolidated financial statements.

HINES GLOBAL INCOME TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2025	2024	2023
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,589	$(47,093)	$(38,587)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization	171,767	141,106	134,864
Gain on sale of real estate	(149,639)	(9,202)	—
Foreign currency (gains) losses	(9,696)	185	(3,257)
Impairment losses	3,060	—	813
(Gain) loss on derivative instruments	177	(3,425)	(4,255)
(Gain) loss on investments in real estate-related securities	4,125	(7,346)	(14,397)
Changes in assets and liabilities:
Change in other assets	(3,932)	(3,490)	(7,350)
Change in tenant and other receivables	(21,367)	(16,130)	(3,970)
Change in deferred leasing costs	(40,391)	(10,419)	(15,621)
Change in accounts payable and accrued expenses	35,285	10,876	(7,116)
Change in other liabilities	19,638	2,139	6,850
Change in due to affiliates	28,050	(3,161)	(16,795)
Net cash from (used in) operating activities	54,666	54,040	31,179
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in acquired properties and lease intangibles	(1,565,341)	(505,956)	(205,682)
Capital expenditures at operating properties	(76,490)	(71,846)	(22,618)
Proceeds from sale of real estate	183,453	29,452	—
Purchases of real estate-related securities	(65,118)	(109,919)	(69,357)
Proceeds from settlement of real estate-related securities	53,456	97,982	72,188
Proceeds from settlement of interest rate contracts	26,253	42,767	29,248
Payments related to interest rate contracts	(35,324)	(30,777)	(22,926)
Net cash from (used in) investing activities	(1,479,111)	(548,297)	(219,147)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	435,374	235,900	298,223
Redemption of common shares	(251,199)	(239,856)	(261,251)
Payment of offering costs	(7,571)	(8,346)	(9,683)
Payment of selling commissions, dealer manager fees and distribution and stockholder servicing fees	(9,524)	(10,465)	(13,624)
Distributions paid to stockholders and noncontrolling interests	(78,382)	(72,276)	(71,376)
Proceeds from financing obligations	688,613	354,574	179,045
Payments on financing obligations	(2,601)	(1,324)	(586)
Proceeds from notes payable	2,248,673	732,081	456,504
Payments on notes payable	(1,562,716)	(460,291)	(401,932)
Change in security deposit liability	1,715	1	999
Deferred financing costs paid	(22,730)	(7,430)	(3,517)
Net cash from (used in) financing activities	1,439,652	522,568	172,802
Effect of exchange rate changes on cash, restricted cash and cash equivalents	25,382	(888)	1,397
Net change in cash, restricted cash and cash equivalents	40,589	27,423	(13,769)
Cash, restricted cash and cash equivalents, beginning of year	141,196	113,773	127,542
Cash, restricted cash and cash equivalents, end of year	$181,785	$141,196	$113,773
See notes to the consolidated financial statements.

HINES GLOBAL INCOME TRUST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

Hines Global Income Trust, Inc. (“the Company” or “Hines Global”), is a Maryland corporation formed to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally, and to a lesser extent, invest in real-estate related securities. The Company is sponsored by Hines Interests Limited Partnership (“Hines”), a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 68 years. The Company is managed by HGIT Advisors LP (the “Advisor”), an affiliate of Hines. The Company conducts substantially all of its operations through HGIT Properties, LP (the “Operating Partnership”). An affiliate of the Advisor, Hines Global REIT II Associates LP, owns less than a 1% limited partner interest in the Operating Partnership as of December 31, 2025 and the Advisor also owns the special limited partnership interest in the Operating Partnership. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2015.

Hines Global raises capital for its investments through continuous public offerings of its common stock (the “Public Offerings”). Hines Global commenced its initial public offering of up to $2.5 billion in shares of its common stock in August 2014. It intends to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. In order to execute this strategy in compliance with federal securities laws, Hines Global intends to file new registration statements to replace existing registration statements, such that there will not be any lag from one offering to the next. As of December 31, 2025, Hines Global received aggregate gross offering proceeds of $4.0 billion from the sale of 388.2 million shares through the Public Offerings, including shares issued pursuant to its distribution reinvestment plan.

In addition to its Public Offerings, Hines Global has a program to raise up to $3.0 billion of capital through private placement offerings exempt from registration under the Securities Act by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). As of December 31, 2025, Hines Global held twelve properties through the DST Program, and have raised net offering proceeds of $1.2 billion through the DST Program offerings. See Note 5 — DST Program” for additional information.

The Company received gross offering proceeds of approximately $4.0 billion from the sale of 388.2 million shares through its public offerings from inception through December 31, 2025, including shares issued pursuant to its distribution reinvestment plan. As of December 31, 2025, the Company owned direct investments in 55 real estate properties totaling 24.4 million square feet that were 95% leased.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company evaluates its assumptions and estimates on an ongoing basis. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Additionally, application of the Company’s accounting policies involves exercising judgments regarding assumptions as to future uncertainties. Actual results may differ from these estimates under different assumptions or conditions.

Basis of Presentation

The consolidated financial statements of the Company include the accounts of Hines Global Income Trust, Inc. and the Operating Partnership (over which the Company exercises financial and operating control). All intercompany balances and transactions have been eliminated in consolidation.

Reclassification

The Company has combined the presentation of its real property taxes and property management fees within the property operating expenses line included in its consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2025 and 2024. Additionally, the Company has conformed the presentation of property operating expenses for the year ended December 31, 2023 within this Annual Report on Form 10-K in order to be consistent with the current period presentation.

Variable Interest Entities

The Company has determined that the Operating Partnership is considered a variable interest entity (“VIE”). However, the Company meets the disclosure exemption criteria, as the Company is the primary beneficiary of the VIE and the Company’s partnership interest is considered a majority voting interest.

Additionally, from time to time, the Company may acquire property utilizing like-kind exchanges under Section 1031 of the Internal Revenue Code (“1031 Exchanges”) in order to defer taxable gains on properties it sells. In December 2025, the Company acquired Clay Terrace for $202.3 million as part of a reverse 1031 Exchange related to the pending sale of Briargate. In February 2026, the Company sold Briargate for $150.7 million. The Company engaged an exchange agent to act as a qualified intermediary regarding the reverse 1031 Exchange and to establish a trust to hold the sale proceeds. As of December 31, 2025, the exchange agent was in possession of the title for Clay Terrace. The trust formed by the exchange agent was deemed to be a VIE for which the Company is deemed to be the primary beneficiary, as the Company has the ability to direct the activities of the entity that most significantly impacts its economic performance and the Company has all of the risks and rewards of ownership. Accordingly, the Company has consolidated the trust, reporting its assets and liabilities in the Consolidated Balance Sheets.

A summary of our consolidated VIE related to this transaction is as follows (in thousands):

December 31, 2025
Maximum risk of loss	$219,390
Assets held by VIEs	$219,390
Liabilities held by VIEs	$(21,264)

Investment Property and Lease Intangibles

Acquisitions of properties are evaluated to determine whether they qualify as a business combination or an asset acquisition. An acquisition is classified as an asset acquisition if substantially all of the fair value of the assets acquired are concentrated in a single identifiable asset or group of similar assets and the amounts recorded are inclusive of acquisitions costs and therefore recorded using their relative fair values. If the acquisition meets the definition of a business combination, the Company records the fair value of the assets acquired and liabilities assumed and will evaluate the existence of goodwill or a bargain purchase gain. Acquisition costs are expensed for business combinations. Since January 1, 2018, all of our acquisitions were concluded to be asset acquisitions. The results of operations of acquired properties are included in the Company’s results of operations from their respective dates of acquisition. Estimates of fair values were based upon a variety of valuation methodologies and assumptions that the Company believes are similar to those used by market participants. These include, but are not limited to, estimates for future cash flows that utilize discount and/or capitalization rates assuming the building was vacant, determination of market-based rental revenues, comparable land sales, and replacement costs on building, and are subsequently used to record the purchase of identifiable assets acquired, such as land, buildings and improvements, and identifiable intangible assets related to in-place leases and liabilities assumed, such as amounts related to acquired out-of-market leases, asset retirement obligations, and mortgage notes payable.

The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company evaluates the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to amortization expense.

Acquired out-of-market lease values (including ground leases) are recorded based on the present value (using a discount rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized out-of-market lease values are amortized as adjustments to rental revenue (or ground lease expense, as applicable) over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value is charged to rental revenue.

Management estimates the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the outstanding principal balance of the note will be amortized over the life of the mortgage note payable.

Real estate assets acquired are recorded at the date of acquisition less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.

Impairment of Investment Property

Real estate assets are reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property.  If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by management and is based on the best information available to management at the time of the evaluation. For the year ended December 31, 2025, the Company determined that one of its properties (which was measured using level 3 inputs) was impaired as a result of the loss of a major tenant. As a result, the Company recorded an impairment charge of $3.1 million. For the year ended December 31, 2024, the Company did not record any impairment charges. For the year ended December 31, 2023, the Company recorded impairment charges of $0.8 million. See Note 10 - Fair Value Measurements for additional information.

Investments in Real Estate-Related Securities

The Company holds investments in real estate-related securities, which consist of common equities, preferred equities and debt investments of publicly traded REITs. The Company has elected to classify these investments as trading securities and carry such investments at fair value. These assets are valued on a recurring basis. The Company earns interest and dividend income monthly related to these securities, which is recorded in other income and expenses in the Company’s consolidated statements of operations and comprehensive income (loss). The table below presents the effects of the changes in fair value of the Company’s real estate-related securities in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2025, 2024 and 2023 (in thousands):

	Gain (Loss) on Investments in Real Estate-Related Securities
	Year Ended December 31,
	2025	2024	2023
Unrealized gain (loss)	$(4,234)	$4,278	$25,005
Realized gain (loss)	109	3,068	(10,608)
Total gain (loss) on real estate-related securities	$(4,125)	$7,346	$14,397

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

As of December 31, 2025, the Company had cash and cash equivalents deposited in certain financial institutions in excess of federally insured levels. In addition, as of December 31, 2025, the Company had $43.9 million of cash and cash equivalents, including restricted cash, deposited in certain financial institutions located in the United Kingdom, Ireland, the Netherlands, Germany, Poland, Spain, Italy and Czech Republic. Management regularly monitors the financial stability of these financial institutions in an effort to manage the Company’s exposure to any significant credit risk in cash and cash equivalents.

As of December 31, 2025, the Company owned $172.1 million in real estate-related securities. These securities consist of common equities, preferred equities and debt securities of publicly traded REITs.

International Operations

The Euro (“EUR”) is the functional currency for the Company’s subsidiaries operating in Ireland, the Netherlands, Germany, Spain and Czech Republic, the British pound (“GBP”) is the functional currency for the Company’s subsidiaries operating in the United Kingdom, and the Polish zloty is the functional currency for the Company’s subsidiaries operating in Poland. These subsidiaries have translated their financial statements into U.S. dollars for reporting purposes. Assets and liabilities are translated at the exchange rate in effect as of the balance sheet date. Income statement accounts are generally translated using the average exchange rate for the period and significant nonrecurring transactions using the rate on the transaction date. Gains or losses resulting from translation are included in accumulated other comprehensive income (loss) within stockholders’ equity. Upon disposal of this subsidiary, the Company will remove the accumulated translation adjustment from stockholders’ equity and include it in the gain or loss on disposal in its consolidated statement of operations.

The Company and its subsidiaries may have transactions denominated in currencies other than their functional currencies. In these instances, assets and liabilities are remeasured into the functional currency at the exchange rate in effect at the end of the period and income statement accounts are remeasured at the average exchange rate for the period. These gains or losses are included in the Company’s consolidated statement of operations.

The Company and its subsidiaries also record gains or losses in the income statement when a transaction with a third party, denominated in a currency other than the functional currency, is settled and the functional currency cash flows realized are more or less than expected based upon the exchange rate in effect when the transaction was initiated.

Restricted Cash

The Company has restricted cash primarily related to certain escrow accounts required by several of the Company’s mortgage agreements.

Tenant and Other Receivables

Tenant and other receivables consists primarily of base rents, tenant reimbursements and receivables attributable to straight-line rent, and are carried at cost. As of December 31, 2025 and 2024, the Company had receivables related to base rents and tenant reimbursements of $9.2 million and $6.9 million, respectively. As of December 31, 2025 and 2024, the Company had other receivables balances of $9.9 million and $33.1 million, respectively. Further, the balance of other receivables as of December 31, 2024, included a $21.8 million VAT receivable related to the purchase of Tortona in December 2024, which was collected in 2025.

Straight-line rent receivables were $69.5 million and $46.6 million as of December 31, 2025 and 2024, respectively. Straight-line rent receivable consists of the difference between the tenants’ rents calculated on a straight-line basis from the date of acquisition or lease commencement over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements and is included in tenant and other receivables in the accompanying consolidated balance sheets. Individual leases are assessed for collectability and upon the determination that the collection of rents is not probable, accrued rent and accounts receivable are reduced as an adjustment to rental revenues. Revenue from leases where collection is deemed to be less than probable is recorded on a cash basis until collectability is determined to be probable. Further, we assess whether operating lease receivables, at a portfolio level, are appropriately valued based upon an analysis of balances outstanding, historical collection levels and current economic trends. The uncollectible portion of the portfolio is recorded as an adjustment to rental revenues.

Deferred Leasing Costs

Direct leasing costs, primarily consisting of third-party leasing commissions and tenant inducements are capitalized and amortized over the life of the related lease. Tenant inducement amortization is recorded as an offset to rental revenue and the amortization of other direct leasing costs is recorded in amortization expense.

Other Assets

Other assets included the following (in thousands):

	December 31, 2025		December 31, 2024
Prepaid insurance	$1,267		$1,438
Prepaid property taxes	3,477		4,936
Deferred tax assets (1)	25,318		18,404
Operating lease right-of-use asset, net	27,030		9,758
Other	10,764	(2)	23,444	(3)
Other assets	$67,856		$57,980

(1)Includes the effects of a valuation allowance of $18.0 million and $13.1 million as of December 31, 2025 and 2024, respectively.
(2)Includes $6.0 million related to a deposit on the forward purchase of a third building at the Tortona Logistics property.
(3)As of December 31, 2024, this included $16.2 million of costs incurred related to the sale of Maintal Logistics, which closed in February 2025, and $4.4 million related to a deposit on the forward purchase of a third building at the Tortona Logistics property. See Note 3 — Investment Property for additional details.

Lessee Accounting

The Company has ground lease agreements in which it is the lessee for land at certain of its investment properties. As of December 31, 2025, three of such agreements were accounted for as operating leases and one such agreement was accounted for as a financing lease. As of December 31, 2025, the weighted average remaining lease term of the Company’s operating leases and financing leases was 121 years and 116 years, respectively.

The Company’s estimate of the amount of the right-of-use assets and lease liabilities recorded in the Company’s balance sheets included assumptions for the discount rate, which is based on the incremental borrowing rate of the lease contract. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a term similar to the lease. Since the terms of the ground leases are much longer than those of a typical borrowing, the Company derived the incremental borrowing rate at the inception of each lease as the spread in a current financing quote for the property. If a current financing quote was not available, the Company referenced the borrowing rate on its revolving credit facility, plus the applicable base rate corresponding to the longest term available in the base rate market. The Company has assumed weighted average incremental borrowing rates of 6.1% for its operating leases and 3.4% for its financing lease.

The table below provide additional information regarding the Company’s ground leases:

	December 31, 2025	December 31, 2024
Operating lease right-of-use assets, net of accumulated amortization (1)	$27,030	$9,758
Operating lease liabilities (2)	$20,903	$7,349

Financing lease right-of-use assets, net of accumulated amortization (3)	$15,348	$15,479
Financing lease liabilities (4)	$17,523	$17,475

(1)Recorded to other assets in the Company’s consolidated balance sheets
(2)Recorded to other liabilities in the Company’s consolidated balance sheets
(3)Recorded to financing lease right-of-use asset, net, in the Company’s consolidated balance sheets
(4)Recorded to financing lease liability in the Company’s consolidated balance sheets

The following table details the costs associated with the Company’s operating and financing leases (in thousands):

	Year Ended December 31,
	2025	2024
Operating lease costs	$1,777	$314
Financing lease costs
Amortization of financing lease assets	$132	$132
Interest expense on lease liabilities	588	586
Total lease costs	$2,497	$1,032

The tables below provide additional information regarding the Company’s lease liabilities for each of the years ending December 31, 2026 through December 31, 2030 and for the period thereafter (in thousands):

	Lease Payments
	Operating Leases	Financing Leases
2026	$1,248	$540
2027	1,248	540
2028	1,248	540
2029	1,252	540
2030	1,253	540
Thereafter	143,942	68,731
Total	$150,191	$71,431

Ground Lease Liability	$20,903	$17,523
Undiscounted Excess Amount	$129,288	$53,908

Revenue Recognition

Accounting Standards Codification (“ASC”) 606 requires the use of a five-step model to recognize revenue from contracts with customers. This model requires that the Company identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when it satisfies the performance obligations. Management has concluded that the majority of the Company’s total revenue, with the exception of gains and losses from the sale of real estate, consist of rental income from leasing arrangements, which is specifically excluded from the standard. Excluding gains and losses on the sale of real estate (as discussed further below), the Company concluded that its remaining revenue streams were immaterial.

As of January 1, 2018, the Company began accounting for the sale of real estate properties under ASC 610-20 and provides for revenue recognition based on completed performance obligations, which typically occurs upon the transfer of ownership of a real estate asset.

The Company recognizes rental revenue on a straight-line basis over the life of the lease including rent holidays, if any. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred based upon the tenant lease provisions, in accordance with Topic 842. Revenues relating to lease termination fees are recognized on a straight-line basis amortized from the time that a tenant’s right to occupy the leased space is modified through the end of the revised lease term.

Other revenues consist primarily of parking revenue, administrative fees, and tenant reimbursements related to utilities, insurance, and other operating expenses. Parking revenue represents amounts generated from contractual and transient parking and is recognized in accordance with contractual terms or as services are rendered. Other revenues relating to tenant reimbursements are recognized at the time when the performance obligation is met, under ASC 606.

Income Taxes

The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable year ended December 31, 2015. The Company’s management believes that it operates in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that it will remain qualified as a REIT for federal income tax purposes. Accordingly, no provision has been made for U.S. federal income taxes for the years ended December 31, 2025, 2024 and 2023 in the accompanying consolidated financial statements. During the year ended December 31, 2025, income tax expense recorded by the Company consisted of current income tax expense of $6.9 million offset by deferred tax expense of $4.9 million related to the operation of its international properties and certain of its taxable REIT subsidiaries. During the year ended December 31, 2024, income tax expense recorded by the Company consisted of current income tax expense of $6.6 million offset by deferred tax expense of $5.8 million related to the operation of its international properties. During the year ended December 31, 2023, income tax expense recorded by the Company was substantially comprised of $4.0 million in current income tax expense related to the operation of its international properties. All periods from December 31, 2017 through December 31, 2025 are open for examination by the IRS. The Company does not believe it has any uncertain tax positions or unrecognized tax benefits requiring disclosure.

Distribution and Stockholder Servicing Fees

The Company records distribution and stockholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the applicable class of shares on the date the shares are issued. The liability will be relieved over time, as the fees are paid to the Dealer Manager, or it will be adjusted if the fees are no longer payable. As of December 31, 2025 and 2024, the Company recorded a liability of $49.6 million and $51.6 million, respectively. See Note 9 — Related Party Transactions for additional information regarding the Company’s distribution and stockholder servicing fees.

Per Share Data

Net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders for each period by the weighted average number of common shares outstanding during such period. Net income (loss) per common share on a basic and diluted basis is the same because the Company has no potentially dilutive common shares outstanding. All classes of common stock are allocated net income (loss) at the same rate per share and receive the same gross distribution per share.

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes, which provides improvements to income tax disclosures by enhancing the transparency around rate reconciliation and income taxes paid by jurisdiction. The standard is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 in this Annual Report on Form 10-K. This adoption did not have a material impact on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses. ASU 2024-03 requires public entities to provide additional disclosures in the notes to the financial statements of certain expense categories which are included in expense line items disclosed on the face of the income statement. Specifically, an entity should provide disclosures in a tabular format for each line item on the income statement which contains any of the following expenses: purchases of inventory, employee compensation, depreciation, intangible asset amortization, and/or depreciation, depletion, and amortization. ASU 2024-03 also requires an entity to disclose total selling expenses. ASU 2024-03 may be adopted on a prospective or retrospective basis. The standard will be effective for annual periods beginning after December 31, 2027. The Company is evaluating the impact that the adoption of the new standard will have on our consolidated financial statements and footnotes.

3. INVESTMENT PROPERTY

Investment property consisted of the following amounts as of December 31, 2025 and December 31, 2024 (in thousands):

	December 31, 2025	December 31, 2024
Buildings and improvements(1)	$4,250,871	$2,900,228
Less: accumulated depreciation	(356,308)	(264,990)
Buildings and improvements, net	3,894,563	2,635,238
Land	1,033,885	840,060
Investment property, net	$4,928,448	$3,475,298

(1)Included in buildings and improvements was approximately $86.5 million and $67.4 million of construction-in-progress as of December 31, 2025 and December 31, 2024, respectively, primarily related to the Company’s development projects at two of its central European industrial properties, one of which was placed into service in 2025, as well as its redevelopment project at Madrid Airport Complex.

As of December 31, 2025, the cost basis and accumulated amortization related to lease intangibles are as follows (in thousands):

	Lease Intangibles
	In-Place Leases	Out-of-Market Lease Assets	Out-of-Market Lease Liabilities

Cost	$584,204	$28,474	$(107,964)
Less: accumulated amortization	(192,540)	(11,609)	25,407
Net	$391,664	$16,865	$(82,557)

As of December 31, 2024, the cost basis and accumulated amortization related to lease intangibles were as follows (in thousands):

	Lease Intangibles
	In-Place Leases	Out-of-Market Lease Assets	Out-of-Market Lease Liabilities

Cost	$414,148	$25,970	$(84,834)
Less: accumulated amortization	(179,823)	(9,548)	30,721
Net	$234,325	$16,422	$(54,113)

Amortization expense of in-place leases was $67.9 million, $59.3 million and $62.5 million for the years ended December 31, 2025, 2024 and 2023, respectively. Net amortization of out-of-market leases resulted in an increase to rental revenue of $4.8 million, $5.7 million and $7.7 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Anticipated amortization of the Company’s in-place leases and out-of-market leases, net, for each of the years ending December 31, 2026 through December 31, 2030 are as follows (in thousands):

	In-Place Lease	Out-of-Market Leases, Net
2026	$69,470	$(3,393)
2027	$56,811	$(2,978)
2028	$50,111	$(3,030)
2029	$36,950	$(3,220)
2030	$31,248	$(2,882)

Commercial Leases

The Company’s commercial leases are generally for terms of 15 years or less and may include multiple options to extend the lease term upon tenant election. The Company’s leases typically do not include an option to purchase. Generally, the Company does not expect the value of its real estate assets to be impacted materially at the end of any individual lease term, as the Company is typically able to re-lease the space and real estate assets tend to hold their value over a long period of time. Tenant terminations prior to the lease end date occasionally result in a one-time termination fee based on the remaining unpaid lease payments including variable payments and could be material to the tenant. Many of the Company’s leases have increasing minimum rental rates during the terms of the leases through escalation provisions. In addition, the majority of the Company’s leases provide for separate billings for variable rent, such as, reimbursements of real estate taxes, maintenance and insurance and may include an amount based on a percentage of the tenants’ sales. Total billings related to expense reimbursements from tenants for the year ended December 31, 2025, 2024 and 2023 was $55.4 million, $46.9 million and $42.4 million, respectively, which are included in rental revenue on the consolidated statements of operations and comprehensive income (loss).

The Company has entered into non-cancelable lease agreements with tenants for space.  As of December 31, 2025, the approximate fixed future minimum rentals for each of the years ending December 31, 2026 through 2030 and thereafter related to the Company’s commercial properties are as follows (in thousands):

Fixed Future Minimum Rentals
2026	$264,833
2027	275,038
2028	256,758
2029	221,079
2030	185,417
Thereafter	880,665
Total	$2,083,790

During the years ended December 31, 2025, 2024 and 2023, the Company did not earn more than 10% of its revenue from any individual tenant.

The Company also enters into leases with tenants at its student housing properties, multi-family properties and self-storage properties. These leases generally have terms less than one year and do not contain options to extend, terminate or purchase, escalation clauses, or other such terms, which are common in the Company’s commercial leases.

4. RECENT ACQUISITIONS OF REAL ESTATE

The Company acquired eleven real estate assets during the year ended December 31, 2025, six real estate assets during the year ended December 31, 2024 and three real estate assets during the year ended December 31, 2023. The amounts recognized for major assets acquired as of the acquisition date were determined by allocating the purchase price, which includes transaction costs beginning January 1, 2018 as further described below, of each property acquired in 2025, 2024 and 2023 as follows (in thousands):

Property Name	Acquisition Date	Building and Improvements (2)	Land (2)	In-place Lease Intangibles (2)	Out-of- Market Lease Intangibles, Net (2)	Right of Use Asset (Liability), Net (2)	Total (2)
2025 (1)
Junction 27	3/18/2025	$53,747	$11,571	$9,866	$—	$—	$75,184
I-85 Logistics	5/23/2025	$33,212	$2,508	$4,993	$—	$—	$40,713
Georgia International Trade Center	5/13/2025	$161,107	$14,505	$28,665	$(9,624)	$—	$194,653
Upton Crossing	5/13/2025	$48,940	$13,858	$10,274	$—	$—	$73,072
The Peel Centre	6/13/2025	$56,358	$—	$8,376	$(523)	$3,809	$68,020
Montrose Collective	7/9/2025	$94,432	$12,371	$35,426	$(4,559)	$—	$137,670
Runway - Retail (3)	9/25/2025	$105,565	$31,933	$30,480	$(1,561)	$—	$166,417
Runway - Residential/Living (3)	9/25/2025	$202,841	$50,180	$8,168	$—	$—	$261,189
Left Bank	11/4/2025	$129,623	$14,471	$8,167	$—	$—	$152,261
Worship Square	11/20/2025	$173,604	$7,765	$42,629	$—	$—	$223,998
Clay Terrace	12/8/2025	$166,710	$17,693	$33,937	$(16,067)	$—	$202,273
2024
Diridon West	1/19/2024	$109,160	$8,357	$1,177	$—	$—	$118,694
Floralaan (4)	3/25/2024	$10,554	$8,849	$3,381	$1,014	$—	$23,798
Duboce	9/16/2024	$36,939	$—	$1,365	$—	$—	$38,304
Sutter Medical	10/17/2024	$38,457	$3,134	$10,610	$—	$—	$52,201
Tortona Logistics	12/17/2024	$83,705	$12,800	$5,839	$—	$—	$102,344
E2 Apartments	12/18/2024	$137,777	$12,502	$1,145	$—	$—	$151,424
2023
EMME	6/21/2023	$55,571	$17,694	$1,274	$—	$—	$74,539
I-70 Logistics Center	8/16/2023	$57,767	$3,655	$5,577	$—	$—	$66,999
IBM 500 Campus	12/14/2023	$2,491	$21,295	$42,715	$—	$—	$66,501

(1)For more information on acquisitions completed during the year ended December 31, 2025, refer to Note 3 — Investment Property.

(2)For acquisitions denominated in a foreign currency, amounts have been translated to U.S. dollars at a rate based on the exchange rate in effect on the acquisition date.

(3)Runway is a mixed-use property comprised of a residential/living property and a retail property.

(4)Floralaan is an additional building that the Company acquired at Fresh Park Venlo, an industrial logistics property located in Venlo, Netherlands that the Company previously acquired in October 2018.

5. DST PROGRAM

In September 2022, the Company, through the Operating Partnership, launched the DST Program to raise capital through private placement offerings by selling beneficial interests in specific Delaware statutory trusts (each, a “DST”) holding real properties. Under the DST Program, each private placement could offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). DST Properties may be sourced from properties currently owned by the Operating Partnership or newly acquired properties. The underlying interests of real properties sold to investors pursuant to such private placements are or will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long-term basis of up to twenty years pursuant to a master lease agreement. These master lease agreements are fully guaranteed by the Operating Partnership. As compensation for the master lease guarantee, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the DST from the investors during a 12-month period commencing two years after the closing of the applicable DST offering, in exchange for OP Units. As the Company retains the fair market value purchase option, which, if exercised, would allow the Company to acquire the real property owned by the DST, the proceeds from each private placement offering under the DST program are accounted for as a financing obligation on the consolidated balance sheets.

Under the master lease, a wholly owned indirect subsidiary of the Operating Partnership is responsible for subleasing the property to occupying customers and all underlying costs associated with operating the property, and is responsible for paying rent to the DST that owns such property. For financial reporting purposes (and not for income tax purposes) the sale of beneficial interests in the DST properties is being accounted for as a failed sales-leaseback transaction and as a result, the DST Properties are included in the Company’s consolidated financial statements, with the master lease rent payments accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as a reduction of the outstanding principal balance of the financing obligation. Upon the determination that it is probable that we will exercise the fair market value purchase option, we will recognize additional interest expense or interest income to the financing obligation to account for the difference between the fair value of the property and the outstanding liabilities. At that time, we will remeasure the fair value of these properties at each balance sheet date and adjust the non-cash interest expense recognized over the remaining term of the master lease for any changes in fair value. If we elect to repurchase the property prior to the maturity date of the master lease, we will record the difference between the repurchase amount and the financial obligations as additional non-cash interest expense in the period of repurchase. For financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each master lease are included in the respective line items on our consolidated statements of operations and comprehensive income (loss). The net amount we receive from the underlying DST Properties may be more or less than the amount we pay to the investors in the specific DST and could fluctuate over time. The master lease agreements are triple-net leases, pursuant to which the Master Tenant will pay the stated rent and will be responsible for paying leasing costs, operating expenses, real estate taxes, special assessments, sales and use taxes, utilities, insurance and repairs for maintenance related to the Property.

As of December 31, 2025, the Company held twelve properties through the DST Program. The Company raised net offering proceeds of $1.2 billion from inception of the program in September 2022 through December 31, 2025. As of December 31, 2024, the Company held seven properties through the DST Program.

6. DEBT FINANCING

As of December 31, 2025 and 2024, the Company had approximately $2.4 billion and $1.6 billion of debt outstanding, respectively, with a weighted average years to maturity of 2.6 years and 1.8 years, respectively, and a weighted average interest rate of 4.03% and 4.03%, respectively. The following table describes the Company’s debt outstanding at December 31, 2025 and 2024 (in thousands, except interest rates):

Description	Maturity Date	Maximum Capacity in Functional Currency	Weighted Average Effective Interest Rate as of December 31, 2025		Principal Outstanding at December 31, 2025	Principal Outstanding at December 31, 2024
Fixed Rate Loans
Seller-financed debt (1)	7/1/2034	N/A	1.55%		$6,373	$6,212
Private placement note issuances	7/2029-9/2032	N/A	5.15%		419,024	163,548
Total fixed rate loans					$425,397	$169,760
Variable Rate Loans
Floating rate secured mortgage debt	6/2026-11/2030	N/A	3.32%	(2)	$871,272	$591,139
JPMorgan Chase Credit Facility - Revolver	3/10/2028	$650,000	5.42%		391,000	160,000
JPMorgan Chase Credit Facility - Term Loan(s)	3/10/2028	$700,000	3.50%	(3)	700,000	703,667
Total variable rate loans					$1,962,272	$1,454,806
Total Notes Payable					$2,387,669	$1,624,566
Total Principal Outstanding					$2,387,669	$1,624,566
Unamortized financing fees (4)					(15,624)	(6,968)
Total					$2,372,045	$1,617,598
(1)Relates to a payment plan provided by the seller in relation to the Company’s acquisition of Fresh Park Venlo 3813 in July 2022.
(2)As of December 31, 2025, the effective interest rates on our floating rate mortgage debt ranged from 1.75% to 5.78%. The amount of principal outstanding as of December 31, 2025 includes $836.1 million that has been effectively fixed for the full term of the facilities by effective interest rate cap agreements or interest rate swap agreements as economic hedges against the variability of future interest rates on the borrowing.
(3)As of December 31, 2025, the effective interest rates related to these loans were effectively capped as a result of the Company entering into interest rate cap agreements as economic hedges against the variability of the future interest rate on the borrowings.
(4)Deferred financing costs consist of direct costs incurred in obtaining debt financing. These costs are presented as a direct reduction from the related debt liability for permanent mortgages and presented as an asset for revolving credit arrangements. In total, deferred financing costs had a carrying value of $21.9 million and $7.6 million as of December 31, 2025 and 2024. These costs are amortized into interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the obligations. For the years ended December 31, 2025, 2024 and 2023, $9.3 million, $5.0 million and $3.9 million of deferred financing costs were amortized into interest expense in the accompanying consolidated statement of operations, respectively.

The Company often enters into mortgage agreements to provide secured financing for its acquisitions of real estate investments. These mortgage agreements are subject to certain conditions and contain customary covenants and events of default. Refer below for additional discussion on Financial Covenants relating to the Company’s mortgage-level debt.

JPMorgan Debt Facilities
On September 13, 2019 (as amended on November 15, 2019, November 13, 2020, July 30, 2021, December 20, 2021, March 24, 2023, and May 17, 2024), the Operating Partnership entered into a credit agreement, which we refer to as the “Credit Agreement”, with JPMorgan Chase Bank, N.A. (“Chase”), as administrative agent for itself and various lenders named in the Credit Agreement, which provides for borrowings up to a maximum aggregate principal amount of $1.129 billion, which consists of $425.0 million available under a revolving loan commitment (the “Revolving Credit Facility”), $300.0 million under an initial term loan commitment (the “First Term Loan Facility”), $300.0 million under a second term loan commitment (the “Second Term Loan Facility”) and $103.7 million under a third term loan commitment (the “Third Term Loan Facility”).

On March 12, 2025, the Company entered into a new credit facility with Chase, as administrative agent for itself and various lenders named in the credit agreement, which provides for borrowings of up to $700.0 million in term loan commitments and $650.0 million in revolving loan commitments. This new credit facility matures on March 12, 2028, subject to two one-year extension options that the Company may exercise if it meets certain conditions. Additionally, the new credit facility provides for an increase in the aggregate commitments up to $1.75 billion. The remaining terms of the new credit facility are similar to the Credit Agreement. On March 12, 2025, the Operating Partnership borrowed $740.0 million under the new credit facility to repay all amounts outstanding under the prior credit facility and retired that facility.
Private Placement Notes
On September 25, 2025, the Company and the Operating Partnership entered into a note purchase agreement pursuant to which the Operating Partnership agreed to issue and sell $100.0 million of Series C senior notes and €125.0 million (approximately $146.4 million, assuming a rate of $1.17 per EUR as of the issuance date) of Series D/E senior notes (collectively, the “Notes”) to certain institutional investors for cash in a transaction exempt from registration with the SEC pursuant to Section 4(a)(2) of the Securities Act (the “Private Placement Issuance”). The Notes have terms of either five or seven years. Interest on borrowings under the Private Placement Issuance will be payable semi-annually at fixed rates between 4.06% and 5.17%. The Company is acting as guarantor with respect to the payment of principal and interest on the Notes, and any other amounts owed under the Notes.

Financial Covenants

The Company’s mortgage agreements and other loan documents for the debt described in the table above contain customary events of default, with corresponding grace periods, including payment defaults, bankruptcy-related defaults, and customary covenants, including limitations on liens and indebtedness and maintenance of certain financial ratios. The Company is not aware of any instances of noncompliance with financial covenants on any of its loans as of December 31, 2025 or the date of this report.

Principal Payments on Debt

The Company is required to make the following principal payments on its outstanding notes payable for each of the years ending December 31, 2026 through December 31, 2030 and for the period thereafter (in thousands).

	Payments Due by Year
	2026	2027	2028	2029	2030	Thereafter
Principal payments	$142,925	$445,379	$1,169,656	$236,205	$307,860	$85,644

7. DERIVATIVE INSTRUMENTS

The Company has entered into several interest rate swap or cap contracts in connection with certain of its secured mortgage loans and its Revolving Credit Facility in order to limit its exposure against the variability of future interest rates on its variable interest rate borrowings.  These contracts effectively fix or cap the interest rates on each of the loans to which they relate.  The Company has not designated any of these derivatives as hedges for accounting purposes. The Company has not entered into a master netting arrangement with its third-party counterparty and does not offset on its consolidated balance sheets the fair value amount recorded for its derivative instruments.

The Company has also entered into foreign currency forward contracts as economic hedges against the variability of foreign exchange rates related to certain cash flows of some of its international investments. These forward contracts fixed the currency exchange rates on each of the investments to which they related. The Company did not designate any of these contracts as fair value or cash flow hedges for accounting purposes.

The table below provides additional information regarding the Company's derivative instruments as well as their location and fair value on our consolidated balance sheets (in thousands, except number of contracts):

			Fair Value
			Derivative Instruments
Type	Number of Contracts	Notional Amount	Assets	Liabilities
As of December 31, 2025
Interest rate contracts	24	$1,536,123	$28,773	$—
Total derivative instruments	24	$1,536,123	$28,773	$—

As of December 31, 2024
Interest rate contracts	19	$1,200,898	$19,041	$—
Total derivative instruments	19	$1,200,898	$19,041	$—

The table below presents the effects of the changes in fair value of the Company’s derivative instrument in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2025 and 2024 (in thousands):

	Gain (Loss) on Derivative Instruments
	Year Ended December 31,
	2025	2024	2023
Derivatives not designated as hedging instruments:
Interest rate contracts	$(177)	$3,425	$4,261
Foreign currency forward contracts	—	—	(6)
Total gain (loss) on derivatives	$(177)	$3,425	$4,255

8.  STOCKHOLDERS’ EQUITY

Public Offering

The Company raises capital for its investments primarily through its continuous Public Offerings. In connection with the launch of the Company’s second public offering, on November 30, 2017, the Company (i) redesignated its issued and outstanding Class A shares of common stock, Class T shares of common stock, Class I shares of common stock and Class J shares of common stock as Class AX shares, Class TX shares, Class IX shares and Class JX shares, respectively, and (ii) reclassified the authorized but unissued portion of its common stock into four additional classes of shares of common stock: “Class T shares,” “Class S shares,” “Class D shares,” and “Class I shares.” The Company began offering its shares of common stock in its continuous public offerings beginning in its third public offering in any combination of Class T shares, Class S shares, Class D shares and Class I shares. All shares of the Company’s common stock have the same voting rights and rights upon liquidation, although distributions received by the Company’s stockholders are expected to differ due to the distribution and stockholder servicing fees payable with respect to the applicable share classes, which reduce distributions.

The Company complies with the FASB ASC 480 “Distinguishing Liabilities from Equity” which requires, among other things, that financial instruments that represent a mandatory obligation of the Company to repurchase shares be classified as liabilities and reported at settlement value.  When shares are tendered for redemption and approved by the board of directors, the Company will reclassify such obligations from equity to an accrued liability based upon their respective settlement values and redeem those shares in the subsequent month pursuant to the Company’s current share redemption program. The Company’s board of directors may amend or suspend the share redemption program at any time without stockholder approval. Additionally, the board of directors has complete discretion to determine whether the Company has sufficient funds to satisfy redemption requests.

Common Stock

As of December 31, 2025 and 2024, the Company had the following classes of shares of common stock authorized, issued and outstanding (in thousands):

	December 31, 2025			December 31, 2024
	Shares Authorized	Shares Issued and Outstanding		Shares Authorized	Shares Issued and Outstanding
Class AX common stock, $0.001 par value per share	40,000	30,486		40,000	32,341
Class TX common stock, $0.001 par value per share	40,000	—	(1)	40,000	—	(1)
Class IX common stock, $0.001 par value per share	10,000	—	(1)	10,000	—	(1)
Class JX common stock, $0.001 par value per share	10,000	82		10,000	79
Class T common stock, $0.001 par value per share	350,000	30,124		350,000	40,550
Class S common stock, $0.001 par value per share	350,000	37,501		350,000	31,676
Class D common stock, $0.001 par value per share	350,000	38,994		350,000	36,249
Class I common stock, $0.001 par value per share	350,000	160,838		350,000	127,874
(1)All remaining Class TX and IX shares previously issued and outstanding have been converted to Class AX and JX shares, respectively, in accordance with the Company’s charter.

The tables below provide information regarding the issuances and redemptions of each class of the Company’s common stock during the year ended December 31, 2025, 2024 and 2023 (in thousands).

	Class AX		Class TX		Class IX		Class JX		Class T		Class S		Class D		Class I		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2025	32,341	$32	—	$—	—	$—	79	$—	40,550	$41	31,676	$33	36,249	$34	127,874	$126	268,769	$266
Issuance of common shares	785	1	—	—	—	—	3	—	2,812	3	8,560	9	5,182	5	36,042	36	53,384	54
Conversion of common shares (1)	—	—	—	—	—	—	—	—	(9,868)	(10)	—	—	—	—	9,868	10	—	—
Redemption of common shares	(2,640)	(3)	—	—	—	—	—	—	(3,370)	(3)	(2,735)	(3)	(2,437)	(2)	(12,946)	(13)	(24,128)	(24)
Balance as of December 31, 2025	30,486	$30	—	$—	—	$—	82	$—	30,124	$31	37,501	$39	38,994	$37	160,838	$159	298,025	$296

	Class AX		Class TX		Class IX		Class JX		Class T		Class S		Class D		Class I		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	34,153	$34	—	$—	—	$—	76	$—	60,538	$61	28,962	$30	35,492	$34	101,785	$100	261,006	$259
Issuance of common shares	925	1	—	—	—	—	3	—	3,379	3	5,647	6	3,334	3	18,391	18	31,679	31
Conversion of common shares (1)	—	—	—	—	—	—	—	—	(18,896)	(19)	—	—	—	—	18,896	19	—	—
Redemption of common shares	(2,737)	(3)	—	—	—	—	—	—	(4,471)	(4)	(2,933)	(3)	(2,577)	(3)	(11,198)	(11)	(23,916)	(24)
Balance as of December 31, 2024	32,341	$32	—	$—	—	$—	79	$—	40,550	$41	31,676	$33	36,249	$34	127,874	$126	268,769	$266

	Class AX		Class TX		Class IX		Class JX		Class T		Class S		Class D		Class I		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	36,221	$34	142	$4	22	$—	64	$—	65,845	$65	24,806	$25	32,553	$32	90,924	$90	250,577	$250
Issuance of common shares	986	1	—	—	—	—	3	—	6,713	7	5,766	7	4,864	5	16,875	16	35,207	36
Conversion of common shares (1)	142	4	(142)	(4)	(22)	—	22	—	(7,167)	(7)	—	—	—	—	7,167	7	—	—
Redemption of common shares	(3,196)	(5)	—	—	—	—	(13)	—	(4,853)	(4)	(1,610)	(2)	(1,925)	(3)	(13,181)	(13)	(24,778)	(27)
Balance as of December 31, 2023	34,153	$34	—	$—	—	$—	76	$—	60,538	$61	28,962	$30	35,492	$34	101,785	$100	261,006	$259
(1)The Company will cease paying distribution and stockholder servicing fees with respect to certain share classes when the total of such fees reach certain thresholds. Once these respective thresholds are reached, Class TX shares are converted into Class AX shares, Class IX shares are converted into Class JX shares and Class T, S and D shares are converted into Class I shares.

Distributions

With the authorization of the Company’s board of directors, the Company declared distributions monthly from January 2021 through March 31, 2026 at a gross distribution rate of $0.05208 per month for each share class, (represents an annualized rate of $0.625 per share per year if this rate is declared for an entire year), less any applicable distribution and stockholder servicing fees. Distributions will be made on all classes of the Company’s common stock at the same time. All distributions were paid in cash or reinvested in shares of the Company’s common stock for those participating in the Company’s distribution reinvestment plan and have been paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to the Company’s distribution reinvestment plan were reinvested in shares of the same class as the shares on which the distributions were made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.

The following table outlines the Company’s total distributions declared to stockholders for the years ended December 31, 2025, 2024 and 2023, including the breakout between the distributions declared in cash and those reinvested pursuant to the Company’s distribution reinvestment plan (in thousands).

	Stockholders
Distributions for the Years Ended	Cash Distributions	Distributions Reinvested	Total Declared
December 31, 2025	$78,789	$91,202	$169,991
December 31, 2024	$72,422	$83,677	$156,099
December 31, 2023	$71,491	$80,252	$151,743

The table below outlines the net distributions declared for each class of shares for the years ended December 31, 2025, 2024 and 2023. The net distributions presented below are representative of the gross distribution rate declared by the Company’s board of directors less any applicable ongoing distribution and stockholder servicing fees, which is more fully described in Note 9 — Related Party Transactions.

	2025		2024		2023
Distributions declared per Class AX share, net	$0.63		$0.63		$0.63
Distributions declared per Class TX share, net	$—	(1)	$—	(1)	$0.26	(1)
Distributions declared per Class IX share, net	$—	(2)	$—	(2)	$0.45	(2)
Distributions declared per Class JX share, net	$0.63		$0.63		$0.63	(3)
Distributions declared per Class T share, net	$0.52		$0.52		$0.52
Distributions declared per Class S share, net	$0.54		$0.54		$0.54
Distributions declared per Class D share, net	$0.60		$0.60		$0.60
Distributions declared per Class I share, net	$0.63		$0.63		$0.63
(1)There were no Class TX shares outstanding as of June 30, 2023, as all previously issued and outstanding shares were redeemed or converted to Class AX shares prior to that date. As a result, no distributions were declared on Class TX shares after June 30, 2023.
(2)    There were no Class IX shares outstanding as of September 30, 2023, as all previously issued and outstanding shares were redeemed or converted to Class JX shares prior to that date. As a result, no distributions were declared on Class IX shares after September 30, 2023.
(3)    Distributions were first declared for Class JX shares in July 2022, which is when the first Class JX shares were issued. Net distributions for Class JX shares are declared at a rate of $0.05208 per month per share.

9.  RELATED PARTY TRANSACTIONS

The table below outlines fees and expense reimbursements incurred that are payable by the Company to the Advisor and Hines Securities, Inc. (the “Dealer Manager”), Hines and its affiliates for the years ended December 31, 2025, 2024 and 2023 and amounts unpaid as of December 31, 2025 and 2024 (in thousands):

	Incurred During the Years Ended December 31,			Unpaid as of
Type and Recipient	2025	2024	2023	12/31/2025		12/31/2024
Selling Commissions- Dealer Manager (1)	$2,167	$1,804	$2,877	$2		$—
Dealer Manager Fee- Dealer Manager (1)	99	107	273	1		—
Distribution & Stockholder Servicing Fees- Dealer Manager (1)	5,342	1,003	5,473	49,633		51,551
Organization and Offering Costs- the Advisor	7,882	8,473	7,233	1,216		905
Asset Management Fees- the Advisor	40,411	33,226	30,516	4,264		1,911
Other- the Advisor (2)	5,775	7,136	6,211	2,369		2,210
Performance Participation Allocation- the Advisor (3)	24,795	—	—	24,795		—
Property Management Fees- Hines and its affiliates	8,482	7,364	6,572	685		383
Development and Construction Management Fees- Hines and its affiliates (4)	2,462	3,775	956	330		230
Leasing Fees- Hines and its affiliates (5)	2,514	807	1,565	1,458		606
Expense Reimbursements- Hines and its affiliates (with respect to management and operations of the Company's properties) (6)	20,706	16,961	14,920	(3,250)	(7)	(2,763)	(7)
Total	$120,635	$80,656	$76,596	$81,503		$55,033
(1)Some or all of these fees may be reallowed to participating broker dealers rather than being retained by the Dealer Manager.
(2)Includes amounts the Advisor paid on behalf of the Company such as general and administrative expenses and acquisition-related expenses.  These amounts are generally reimbursed to the Advisor during the month following the period in which they are incurred.
(3)Through its ownership of the special limited partner interest in the Operating Partnership, the Advisor is entitled to an annual performance participation allocation of 12.5% of the Operating Partnership’s total return. Total return is defined as distributions paid or accrued plus the change in net asset value of the Company’s shares of common stock for the applicable period. This performance participation allocation is subject to the Company earning a 5% total return annually (as defined above), after considering the effect of any losses carried forward from the prior period (as defined in the Operating Partnership’s agreement of limited partnership (the “Operating Partnership Agreement”). The performance participation allocation accrues monthly and is payable after the completion of each calendar year.
(4)Development and construction management fees are included in the total project costs of the respective properties and are capitalized in construction in progress, which is included in investment property, net, on the Company’s consolidated balance sheets.
(5)Leasing fees are capitalized in deferred leasing costs, net, on the Company’s consolidated balance sheets and amortized over the life of the lease.
(6)Includes certain expenses incurred for organization and offering, acquisition and general administrative services provided to us under the advisory agreement, including, but not limited to, certain expenses described above, allocated rent paid to both third parties and affiliates of our Advisor, equipment, utilities, insurance, travel and entertainment. These amounts are generally reimbursed to Hines and its affiliates during the month following the period in which they are incurred. Reimbursement of third party costs are not included in the incurred amounts.
(7)As of December 31, 2025 and 2024, the balance included $8.1 million and $5.1 million, respectively, in receivables related to rents collected by the Hines-affiliated property managers at the UK Portfolio Properties, which were being held in the property manager controlled bank accounts.

Described below are the fees payable to Hines and its affiliates in connection with the Company’s Public Offerings, as described more fully in Note 1 — Organization.

Dealer Manager Agreement

Initial Public Offering

The Dealer Manager received annual distribution and stockholder servicing fees of 1% or 0.25% of the most recently determined NAV per share for the Class TX shares and Class IX shares purchased and outstanding. The Company ceased paying the distribution and stockholder servicing fees with respect to any particular Class TX share or Class IX share and converted that Class TX share or Class IX share into a number of Class AX shares or Class JX shares, respectively, on the occurrence of earlier of: (i) the end of the month in which the transfer agent, on behalf of the Company, determined that underwriting compensation paid in the primary offering including the distribution and stockholder servicing fee paid with respect to the Class TX shares or Class IX shares held by a stockholder within his or her particular account equaled 10.0% of the gross offering price at the time of investment of the Class TX shares or Class IX shares held in such account; and (ii) on any Class TX share or Class IX share that was redeemed or repurchased. As of December 31, 2025 and 2024, there were no Class TX shares or Class IX shares outstanding.

Follow-on Offerings

The Company launched its second public offering on December 6, 2017. Upon the expiration of the second public offering, the Company launched its third public offering on June 2, 2021. The table below summarizes the fees payable to the Dealer Manager with respect to the sale of shares in the Public Offerings. The upfront selling commissions and dealer manager fees are based on a percentage of the gross offering proceeds of the shares sold in the primary offering. No upfront selling commissions or dealer manager fees are payable with respect to shares issued under the Company’s distribution reinvestment plan.

	Class T shares (1)	Class S shares (1)	Class D shares	Class I shares
Upfront Selling Commission and Dealer Manager Fee	3.5%	3.5%	None	None
Ongoing Distribution and Stockholder Servicing Fee (per annum, as a percentage of NAV)(2)	1.0%	0.85%	0.25%	None

(1)    With respect to Class T Shares, there is a maximum upfront sales load of up to 3.5% of the gross offering proceeds from the sale of such shares in the primary offering, consisting of any combination of selling commissions and dealer manager fees. With respect to Class S shares, the upfront sales load of up to 3.5% of the gross proceeds from the sale of such shares in the primary offering consists solely of selling commissions.

(2)The Company records distribution and stockholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable on the date the shares are issued. The liability will be relieved over time, as the fees are paid to the Dealer Manager, or it will be adjusted if the fees are no longer payable. As of December 31, 2025 and 2024, the Company has recorded a liability of $49.6 million and $51.6 million, respectively, related to these fees, which is included in due to affiliates on the consolidated balance sheets. Prior to August 20, 2021, the distribution and stockholder servicing fee was paid at a rate of 1.0% of NAV per annum with respect to Class S shares.
The Company will cease paying distribution and stockholder servicing fees with respect to any Class T share, Class S share or Class D share at the end of the month in which the transfer agent, on the Company’s behalf, determines that the total upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees paid with respect to such Class T shares, Class S shares or Class D shares, as applicable, held by a stockholder within his or her particular account equals 8.75% (or, in the case of shares sold through certain participating broker dealers, a lower limit as set forth in any applicable agreement between our Dealer Manager and a participating broker dealer) of the gross proceeds from the sale of such Class T shares, Class S shares or Class D shares (including the gross proceeds of any shares issued under the Company’s distribution reinvestment plan with respect thereto).
In addition, the Company will cease paying distribution and stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares issued in a particular offering on the earlier to occur of the following: (i) a listing of the Company’s common shares, (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of such offering on which, in the aggregate, underwriting compensation from all sources in connection with such offering, including upfront selling commissions, dealer manager fees, distribution and stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from such Offering.

Advisory Agreement

Pursuant to the Advisory Agreement and the Operating Partnership Agreement, the Company is required to pay the following fees and expense reimbursements:

Asset Management Fee

Under the Advisory Agreement (prior to the March 2025 amendment to the Advisory Agreement described below), the asset management fee payable to the Advisor was calculated as 0.0625% per month of a) the most recently determined value of such real estate investments at the end of each month and b) the aggregate proceeds received by the Company or its affiliate for selling interests in properties in the DST Program at the end of each month. Further, monthly asset management fee cannot exceed an amount equal to 1/12th of 1.25% of (a) the Company’s NAV at the end of each applicable month and (b) the aggregate proceeds received by the Company or its subsidiary for selling interests in properties in the DST Program. The Advisor waived 50% of the asset management fee payable with respect to the DST Program through December 31, 2024. The Advisor did not continue this waiver for the year ended December 31, 2025. Additionally, the asset management fee can be paid, at the Advisor’s election, in cash, Class I shares or Class I OP units of the Operating Partnership.

On March 24, 2025, the Company, the Operating Partnership and the Advisor amended the Advisory Agreement to clarify how asset management fees are calculated. As amended, the asset management fees will be calculated as 0.0625% per month of the most recently determined value of the Company’s real estate investments at the end of each month. As was the case prior to the amendment of the Advisory Agreement, the monthly asset management fee cannot exceed an amount equal to 1/12th of 1.25% of (a) the Company’s NAV at the end of each applicable month and (b) the aggregate proceeds received by the Company or its subsidiary for selling interests in properties in the DST Program.

Performance Participation Allocation

The Advisor is also entitled to an annual performance participation allocation of 12.5% of the total return earned on an investment in the Company’s shares each year. This performance participation allocation is subject to achievement of a 5% total return, after considering the effect of any losses carried forward from the prior year (as defined in the Operating Partnership agreement). The performance participation allocation accrues monthly and is payable after the completion of each calendar year.

Acquisition Expense Reimbursements

The Company reimburses the Advisor and its affiliates for out-of-pocket expenses in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of properties and real estate-related securities, whether or not such investments are acquired.

Expense Reimbursements

The Company reimburses the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee and the performance participation allocation) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2.0% of its average invested assets, or (B) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. Our total operating expenses did not exceed the 2%/25% Limitation for the four fiscal quarters ended December 31, 2025.

Organization and Offering Costs

Organization and offering costs consist of, among other costs, expenses of the Company’s organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. Organization and offering costs include expenses that are deemed issuer costs and certain expenses that are deemed underwriting compensation, but exclude selling commissions, dealer manager fees and distribution and stockholder servicing fees. Organizational costs, such as expenses associated with the formation of the Company and its board of directors, are expensed as incurred, and offering-related costs are recorded as an offset to additional paid-in capital.

The Company reimburses the Advisor for any new organization and offering costs that it incurs on its behalf, as and when incurred, to the extent that aggregate reimbursements to the Advisor for cumulative organization and offering costs did not exceed an amount equal to 2.5% of the gross offering proceeds from the Company’s public offerings. The total reimbursement related to organization and offering costs, selling commissions, dealer manager fees and the distribution and stockholder servicing fees may not exceed 15.0% of gross proceeds from the Offering.

Property Management and Leasing Agreements

The Company pays Hines fees for the management and leasing of the Company’s properties. Property management fees will be paid in an amount equal to a market-based percentage of the gross revenues of the properties managed by Hines. In addition, if Hines provides leasing services with respect to a property, the Company will pay Hines leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic area of the applicable property. The Company generally will be required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs will be the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’ duties under the agreement.

Hines may perform construction management services for the Company for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the estimated useful life. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project. Leasing activities will generally be performed by Hines on the Company’s behalf. Leasing fees will be capitalized and amortized over the life of the related lease.

Fees for Other Services

The Company retains certain of the Advisor’s affiliates, from time to time, for services relating to the Company’s investments or operations, which may include corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures) and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor’s affiliates for any such services will not reduce the asset management fee otherwise payable to the Advisor. Any such arrangements will be at market rates.

DST Program Fees

In connection with the DST Program described in Note 5 – DST Program, Hines Real Estate Exchange LLC (“HREX), a wholly-owned subsidiary of the Operating Partnership, entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to conduct the private placements. As compensations for conducting these private placements, HREX will pay the Dealer Manager upfront selling commissions, upfront dealer manager fees and O&O fees of up to 5.0%, 1.0% and 1.25%, respectively, of the gross purchase price per unit of beneficial interest sold in the DST Program. In addition, with respect to Class S DST interests, HREX will pay the Dealer Manager ongoing fees in amounts up to 0.25% of the equity investment per year. All of these fees are funded by the private investors in the DST Program at the time of their investment or through deductions from distributions paid to such investors. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. These fees totaled $26.5 million and $15.7 million for the years ended December 31, 2025 and 2024, respectively.

10.  FAIR VALUE MEASUREMENTS

Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial Instruments Measured on a Recurring Basis

As described in Note 7 — Derivative Instruments, the Company entered into several interest rate contracts as hedges against the variability of future interest rates on its variable interest rate borrowings. The valuation of these derivative instruments is determined based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate contracts have been determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

Although the Company has determined the majority of the inputs used to value its interest rate contracts fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. In adjusting the fair values of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees. However, as of December 31, 2025 and 2024, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuations of its derivatives. As a result, the Company has determined its derivative valuations are classified in Level 2 of the fair value hierarchy.

Additionally, as described in Note 7 — Derivative Instruments, the Company has entered into foreign currency forward contracts as hedges against the variability of foreign exchange rates. The valuation of these forward contracts is determined based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including currency exchange rate curves and implied volatility. The Company has determined its foreign currency forward contracts valuations are classified in Level 2 of the fair value hierarchy, as they are based on observable inputs but are not traded in active markets.

The Company holds investments in real estate-related securities, which consist of common equities, preferred equities and debt investments of publicly traded REITs. The Company has elected to classify these investments as trading securities and carry such investments at fair value. The following table summarizes activity for the Company’s real estate-related securities measured at fair value on a recurring basis.

	Basis of Fair Value Measurements
During the year ended	Description	Fair Value of Assets	Quoted Prices In Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2025	Investments in real estate-related securities	$172,127	$172,127	$—	$—
December 31, 2024	Investments in real estate-related securities	$164,590	$164,590	$—	$—

Financial Instruments Fair Value Disclosures

The Company estimated that the fair value of its notes payable, excluding deferred financing costs, which had book values of $2.4 billion and $1.6 billion as of December 31, 2025 and 2024, respectively. The Company believes the fair values approximate the book values. Management has utilized available market information such as interest rate and spread assumptions of notes payable with similar terms and remaining maturities, to estimate the amounts required to be disclosed. Although the Company has determined that the majority of the inputs used to value its notes payable fall within Level 2 of the fair value hierarchy, the credit quality adjustments associated with its fair value of notes payable utilize Level 3 inputs. However, the Company has assessed the significance of the impact of the credit quality adjustments on the overall valuations of the fair market value of its notes payable and has determined they are not significant. Other financial instruments not measured at fair value on a recurring basis include cash and cash equivalents, restricted cash, tenant and other receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable.  The carrying value of these items reasonably approximates their fair value based on their highly-liquid nature and/or short-term maturities.

Financial Instruments Measured on a Nonrecurring Basis

Certain long-lived assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments (i.e., impairments) in certain circumstances. The fair value methodologies used to measure long-lived assets are described in Note 2 — Summary of Significant Accounting Policies — Investment Property and Lease Intangibles. The inputs associated with the valuation of long-lived assets are generally included in Level 3 of the fair value hierarchy as discussed below.

Impairment of Investment Property

For the year ended December 31, 2025, the Company determined that one of its properties (which was measured using level 3 inputs) was impaired as a result of the major tenant vacating at the expiration of their lease.

The changes in assumptions resulted in the net book value of the assets exceeding the projected undiscounted cash flows for the property. As a result, the assets were written down to fair value. The following table summarizes activity for the Company’s assets measured at fair value, on a non-recurring basis, for the year ended December 31, 2025 (in thousands).

	Basis of Fair Value Measurements
During the year ended	Description	Fair Value of Assets	Quoted Prices In Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Loss
December 31, 2025	Investment Property	$29,000	$—	$—	$29,000	$3,060

The Company’s estimated fair value of the investment property measured using level 3 inputs was based on comparable sales.

11. REPORTABLE SEGMENTS

As described previously, the Company invests the net proceeds from its public offerings into its portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. The Company’s business consists of owning, operating, acquiring, developing, investing in, and disposing of real estate assets, and all of the Company’s consolidated revenues and property expenses are from these real estate properties.
Management evaluates the operating performance of each of its real estate properties at an individual investment level and considers each investment to be an operating segment. The Company has aggregated its operating segments into five reportable segments: office investments, industrial investments, residential/living investments, retail investments, and other investments. The Company considers the operating activities and economic characteristics of the properties to determine how to aggregate its reportable segments. The Company believes that revenues in excess of property operating expenses is the key performance metric that captures the unique operating characteristics of each segment to enable its chief operating decision maker to assess performance and allocate resources. The Company’s chief operating decision maker (“CODM”) is a group consisting of its Chief Investment Officer and Chief Operating Officer.

The tables below provide additional information related to each of the Company’s segments (in thousands) and a reconciliation to the Company’s net income (loss), as applicable. “Corporate-Level Accounts” includes amounts incurred by the corporate-level entities which are not allocated to any of the reportable segments.

	Years Ended December 31,
	2025	2024	2023
Revenues
Office investments	$82,533	$85,819	$72,069
Industrial investments	119,468	94,843	94,447
Residential/Living investments	128,251	99,268	78,775
Retail investments	58,260	36,546	36,504
Other investments	36,691	32,431	31,387
Total revenues	$425,203	$348,907	$313,182

For the years ended December 31, 2025, 2024 and 2023, the Company’s total revenues were attributable to the following countries:

	Years Ended December 31,
	2025		2024		2023
Total revenues
United States	75%		78%		75%
The Netherlands	10%		10%		11%
United Kingdom	9%		8%		8%
Poland	2%		2%		2%
Czech Republic	1%		1%		1%
Ireland	1%		1%		1%
Spain	—%	*	—%	*	2%
Italy	2%		—%	*	—%	*

* Amount is less than 1%

The CODM is regularly provided Property operating expenses, as disclosed in the Company’s consolidated statements of operation, for review in evaluating the expenses of the Company’s operating segments. For the years ended December 31, 2025, 2024 and 2023, the Company’s property revenues in excess of expenses by segment were as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Revenues in excess of property operating expenses
Office investments	$54,492	$57,963	$45,632
Industrial investments	79,055	57,846	59,333
Residential/Living investments	67,439	52,727	39,646
Retail investments	36,600	22,668	22,960
Other investments	26,092	23,104	22,598
Total revenues in excess of property operating expenses	$263,678	$214,308	$190,169

As of December 31, 2025 and 2024, the Company’s total assets by segment were as follows (in thousands):

	December 31, 2025	December 31, 2024
Assets
Office investments	$963,858	$719,110
Industrial investments	1,575,273	1,231,874
Residential/Living investments	1,715,405	1,292,085
Retail investments	1,043,724	360,989
Other investments	409,265	414,379
Corporate-level accounts	285,063	257,500
Total assets	$5,992,588	$4,275,937

As of December 31, 2025 and 2024, the Company’s total assets were attributable to the following countries:

	December 31, 2025		December 31, 2024
Total assets
United States	74%		75%
United Kingdom	12%		8%
The Netherlands	7%		8%
Italy	2%		3%
Spain	2%		2%
Czech Republic	1%		1%
Poland	1%		1%
Germany	—%	*	1%
Ireland	1%		1%
* Amount is less than 1%

For the years ended December 31, 2025, 2024 and 2023, the Company’s reconciliation to the Company’s property revenue in excess of expenses is as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Reconciliation to revenues in excess of property operating expenses
Net income (loss)	$17,589	$(47,093)	$(38,587)
Depreciation and amortization	163,498	133,059	130,357
Asset management fees	40,411	33,226	30,516
Performance participation allocation	24,795	—	—
General and administrative expenses	8,945	8,789	9,527
Impairment losses	3,060	—	813
(Gain) loss on derivative instruments	177	(3,425)	(4,255)
(Gain) loss on investments in real estate-related securities	4,125	(7,346)	(14,397)
Gain on sale of real estate	(149,639)	(9,202)	—
Foreign currency (gains) losses	(9,696)	185	(3,257)
Interest expense	156,056	128,208	90,449
Other income and expenses	(21,025)	(22,914)	(13,367)
(Benefit) provision for income taxes	2,049	821	2,370
Provision for income taxes related to sale of real estate	23,333	—	—
Total revenues in excess of property operating expenses	$263,678	$214,308	$190,169

12. SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended December 31, 2025, 2024 and 2023 are as follows (in thousands):

	2025	2024	2023
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$144,565	$113,263	$76,132
Cash paid for income taxes	$5,921	$2,010	$4,789
Supplemental Schedule of Non-Cash Investing and Financing Activities
Distributions declared and unpaid	$14,944	$13,360	$12,801
Distributions reinvested	$90,343	$83,323	$79,823
Shares tendered for redemption	$14,615	$16,815	$16,030
Non-cash net liabilities (assets) assumed	$3,357	$2,358	$1,810
Offering costs payable to the Advisor	$7,881	$8,472	$7,232
Distribution and stockholder servicing fees payable to the Dealer Manager	$5,344	$1,003	$5,473
Accrued capital additions	$8,639	$4,937	$1,440
Accrued acquisition costs	$648	$3,068	$30

13. COMMITMENTS AND CONTINGENCIES

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on the Company’s consolidated financial statements.

14. SUBSEQUENT EVENTS

Promenade Shops at Briargate Disposition

On February 17, 2026 we sold the Promenade Shops at Briargate for a contract sales price of $150.7 million, exclusive of transaction costs and closing prorations. The purchaser is not affiliated with us or our affiliates.

Junction One - Purchase and Sale Agreement

In February 2026, the Company entered into a purchase and sale agreement to purchase Junction One Retail Park, a retail property located in Liverpool, UK. The contract purchase price for Junction One Retail Park is expected to be approximately £50.0 million, exclusive of transaction costs and closing prorations. The Company expects the closing of this acquisition to occur in April 2026, subject to a number of closing conditions. However, the Company can provide no assurance that this acquisition will close on the expected timeline or at all.

*****

Item 9.  Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A.  Controls and Procedures

Disclosure Controls and Procedures

In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2025, to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and (ii) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

(i)pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

(ii)provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

(iii)provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management’s assessment of the effectiveness of our internal control system as of December 31, 2025 was based on the framework for effective internal control over financial reporting described in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, as of December 31, 2025, our system of internal control over financial reporting was effective at the reasonable assurance level.

This annual report does not include an attestation report of our independent registered public accounting firm regarding control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to Item 308(b) of Regulation S-K, which only requires such an attestation when the filer is an accelerated filer or a large accelerated filer.

March 30, 2026

Change in Internal Controls

No changes have occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) during the three months ended December 31, 2025 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 9B.  Other Information

During the three months ended December 31, 2025, no director or executive officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or a “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

Item 9C.  Disclosure Regarding Foreign Jurisdictions That Prevent Inspections

Not applicable.

PART III

Item 10.  Directors, Executive Officers and Corporate Governance

As of the date of this report, our directors, their ages, their year first elected, their business experience and principal occupation, their directorships in public corporations and investment companies are as follows:

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Jeffrey C. Hines	70	2013	Mr. Hines joined Hines in 1982. Mr. Hines is the co-owner, Chairman and Co-CEO of Hines and has served as Chairman of our board since July 2013. Mr. Hines has served as our CEO since December 31, 2019. He works side by side with Co-Chief Executive Officer Laura Hines-Pierce to help shape firm-wide strategy and manage key risks. He is a member of Hines’ Management, Executive, and Investment Committees.

Mr. Hines became president of the general partner of Hines in 1990 and has driven Hines’ global expansion, the creation and transformation of its investment management business, and the diversification of its products and services into all real estate asset classes and management services. Under Mr. Hines’ leadership, Hines has grown from $10 billion in assets under management to $91.8 billion in assets under management (as of June 30, 2025).

Mr. Hines is a member of the Board of Advisors for Rice University’s Baker Institute for Public Policy, the KIPP Academy Trustees Advisory Board, and the Board of Visitors for MD Anderson Cancer Center. He served on the United Way of Greater Houston’s Board of Trustees for many years and has proudly led the firm’s Houston employees in consistently ranking among the top 5% of local companies based on annual contributions. Mr. Hines and his wife, Wendy, are also proud supporters of Memorial Park Conservancy and funded the creation of the park’s Hines Lake in 2020.

He earned a Bachelor of Arts in Economics from Williams College and a Master of Business Administration from Harvard Business School.

We believe that Mr. Hines’ career, spanning more than 42 years in the commercial real estate industry, including his leadership of Hines and the depth of his knowledge of Hines and its affiliates qualifies him to serve on our board of directors.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Laura Hines-Pierce	42	2021	Ms. Hines-Pierce is Co-CEO of Hines, working side-by-side with Chairman and Co-CEO Jeff Hines to help shape firm-wide strategy and manage key risks. She is a member of Hines’ Executive Committee and the Investment Committee. Ms. Hines-Pierce began serving on our board in June 2021. She resigned, voluntarily and temporarily, in December 2023 before being reappointed to the board in October 2024.

Ms. Hines-Pierce joined Hines in 2012 and served as Project Manager for River Point, a 1.1 million-square-foot, 52-story office tower and 1.5-acre park located in Chicago’s West Loop submarket. She also helped with the restructuring and growth of the firm’s investment management business. Prior to joining Hines, she worked for Sotheby’s in New York.

She has spearheaded key strategic initiatives to position Hines for the future, including aligning its structure with strategic goals, expanding institutional and private wealth vehicles, and prioritizing innovation, sustainability, and inclusion throughout the organization. Her leadership has been recognized industry-wide, with accolades such as being named one of PERE’s “Women of Influence” in 2022 and inclusion in Commercial Observer’s “Power 100.” Under her guidance as Co-CEO, Hines has achieved a total deal volume of $34.8 billion and raised $12.1 billion across global funds (as of June 30, 2025).

Ms. Hines-Pierce is an active member of the Baker Institute Board of Advisors and the Advisory Board of The Centers for Leadership Excellence (The CLE) Foundation. The CLE is a program seeking to empower racially and ethnically diverse students to earn undergraduate degrees and secure promising careers in real estate and related sectors.

She earned a Bachelor of Arts in Economics and Art History from Duke University and a Master of Business Administration from Harvard University.

We believe that Ms. Hines-Pierce's significant experience in multiple executive leadership roles within Hines and the considerable depth of her institutional knowledge of Hines and its affiliates qualifies her to serve on our board of directors.

David L. Steinbach	49	2019	Mr. Steinbach joined Hines in 1999. Mr. Steinbach is Managing Partner, Global Chief Investment Officer for Hines, and has served on our board since July 2019. Additionally, he served as the Chief Investment Officer for us, the general partner of our Advisor, Hines Global REIT and the general partner of HGALP since July 2014. In these roles, he is responsible for management of the real estate acquisition program in the U.S. and internationally. He is a member of Hines’ Executive and Investment Committees. He previously served as Managing Director – Investment Management for Hines from February 2011 to February 2017 and was responsible for the acquisition of over $4 billion in assets for various Hines affiliates in the U.S. and internationally. Prior to this role, he served in various roles in which he was responsible for acquisitions, asset management and property dispositions on behalf of the Company, Hines Global REIT, Hines REIT and the Core Fund both in the U.S. and internationally. He graduated from Texas A&M University with a Bachelor’s and Master of Business Administration.

We believe that Mr. Steinbach’s significant experience as an executive at our Company and at Hines qualifies him to serve as one of our directors. Mr. Steinbach’s extensive knowledge of the U.S. and international real estate markets, as well as his considerable institutional knowledge, allow him to provide valuable insight as a director.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Dougal A. Cameron	68	2014	Mr. Cameron has served as one of our independent directors since July 2014. Mr. Cameron is President and Owner of Cameron Management, a position he has held since his founding of the firm in 1995. Cameron Management is a firm that owns, finances, leases, and manages all of its office buildings in an integrated fashion. From 1991-1994, Mr. Cameron was an owner and investment manager of VNSM Inc., an investment management firm with over $1 billion in assets under management. Prior to this time, he was an accountant with Arthur Young & Company (now Ernst & Young), and he worked as an asset and project manager for Hines from 1985 to 1991. Additionally, he was on the board of Mosher Inc., a private, closed-end mutual fund from 1992 to 1997. Mr. Cameron holds a Bachelor’s degree in Accounting from Texas Tech University and a Master of Business Administration from Harvard Business School. Mr. Cameron taught economics at Harvard University, taught at The Acton School of Business in Austin and teaches entrepreneurship at The Prison Entrepreneurship Program.

We believe that Mr. Cameron is well-qualified to serve as one of our directors due to his background in running a real estate firm since 1995 and his extensive experience in owning, leasing and managing office buildings as the company intends to make investments in office buildings along with other real estate product types.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
John O. Niemann, Jr.	69	2014	Mr. Niemann has served as one of our independent directors since July 2014, and as our lead independent director since May 2019. In addition, since May 2012, he has served as an independent director and also served as Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committees of MSC Income Fund, Inc. (formerly, "HMS Income Fund, Inc."), which was a non-listed public business development company co-sponsored by Hines. On January 29, 2025, MSC Income Fund, Inc. began trading on the NYSE (NYSE: MSIF). As of such date, Mr. Niemann became the Lead Independent Director and Chair of the Compensation Committee and continues to be on the Audit Committee and the Nominating and Corporate Governance Committees. He joined Professional Asset Indemnity Limited (PAIL) as a Director in October 2021, which was a non-public Bermuda captive insurance company in runoff. PAIL completed its Members’ voluntary winding up and was dissolved on March 11, 2024. He also served as an independent director and was on the Audit, Investment, and Compensation Committees of Adams Resources & Energy, Inc. (NYSE: AE) beginning May 2019, and previously served as the Vice Chairman of the Board and Chairman of the Audit Committee until February 5, 2025 (when the company went private). He previously served as an independent director and Chairman of the Audit Committee of Gateway Energy Corporation from June 2010 until December 2013 (when the company went private). From June 2013 until his retirement in March 2023, he served as a Managing Director of Andersen Tax LLC (formerly known as WTAS LLC). He is also the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. He began his career at Arthur Andersen LLP in 1978 and has served in increasing responsibilities in senior management positions, since 1992. Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including the Catholic Endowment Foundation of Galveston-Houston, Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The University of St. Thomas, The Alley Theatre and Taping for the Blind, Inc. He graduated with a Bachelor of Arts in managerial studies (magna cum laude) and a Master of Accounting from Rice University, received a Juris Doctor (summa cum laude) from the South Texas College of Law, and a Master of Law in taxation (summa cum laude) from the University of San Francisco School of Law.

We believe Mr. Niemann’s significant experience in the public accounting industry, including over 40 years in various capacities at Arthur Andersen LLP makes him well qualified to serve as one of our directors and as the audit committee financial expert. Drawing on this experience, Mr. Niemann is able to provide valuable insights regarding our investment strategies, internal controls, and financial reporting. In addition, through his experience serving on the board of directors of other public companies, Mr. Niemann has previous experience in the requirements of serving on a public company board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Dr. Ruth J. Simmons	80	2021	Dr. Simmons has served as one of our independent directors since June 2021. Dr. Simmons was named a President's Distinguished Fellow at Rice University and commenced this role on April 1, 2023. Dr. Simmons has also been named a senior adviser to the president of Harvard University on engagement with Historically Black Colleges and Universities and will begin that role in June 2023. Dr. Simmons was the President of Prairie View A&M University from December 2017 through February 2023 and was its interim President from July 2017 to December 2017. Dr. Simmons is also President Emerita of Brown University, having served as President from 2001 to 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She also served in various leadership positions at colleges and universities beginning in 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 and Spelman College from 1989 to 1991. Dr. Simmons currently serves on the board of directors for a number of privately-held companies and the Federal Reserve Bank of Dallas, is a member of the Advisory Board of the Barbara Bush Literacy Foundation, Houston and previously served on the board of directors at Square, Inc. from August 2015 to February 2020, Chrysler Automobiles N.V. from June 2012 to April 2019, Mondelez International, Inc. from October 2012 to November 2017, The Goldman Sachs Group, Inc. from 2000 until May 2010 and Texas Instruments Inc. from August 1999 to April 2016. Dr. Simmons holds a Bachelor of Arts in French from Dillard University and a Ph.D. in Romance Languages and Literatures from Harvard University.

We believe Dr. Simmons' significant experience as a leader and innovator in higher education and as a director on multiple public company boards make her well-qualified to serve as one of our directors.

Diane S. Paddison	66	2024	Ms. Paddison serves as Founder of 4word, www.4wordwomen.org, a not-for-profit organization she founded that connects, leads and supports professional Christian women and enables them to reach their potential. From February 2010 until June 2014, Ms. Paddison served as Chief Strategy Officer of Cassidy Turley, one of the nation’s largest commercial real estate service providers. Prior to joining Cassidy Turley, Ms. Paddison served as the Chief Operating Officer of ProLogis, an owner, manager, and developer of distribution facilities, from June 2008 until January 2009. Prior to that, Ms. Paddison was with CB Richard Ellis and Trammell Crow Company for over 20 years. During her time there, she served as Senior Vice President, Corporate and Investor Client Accounts from April 2001 until December 2004, Chief Operating Officer, Global Services from January 2005 until December 2006, and President, Global Corporate Services - Client Accounts from December 2006 until May 2008. Ms. Paddison was part of a ten-member executive team that managed the merger between Trammell Crow Company and CB Richard Ellis in December 2006. Ms. Paddison serves on the Salvation Army's National Advisory Board and, since 2009, as an independent director at Lightstone REIT Value Plus Fund V, Inc. Ms. Paddison is the author of “Work, Love, Pray.” Ms. Paddison holds a Master of Business Administration degree from the Harvard Graduate School of Business and a Bachelor of Science degree from Oregon State University where she graduated as Valedictorian.

We believe Ms. Paddison's significant experience in the commercial real estate industry, including decades in executive leadership roles at prominent real estate firms, as well as her experience serving on another public company board, make her well-qualified to serve as one of our directors.

As of the date of this report, our executive officers (other than Mr. Hines, who serves on our board and is included in the earlier list of our directors), their ages and their experiences are as follows:

Name and Title	Age	Experience
Alfonso J. Munk, President and Chief Investment Officer	52	Mr. Munk joined Hines in October 2019 and was elected President and Chief Investment Officer of the Company in December 2019. Mr. Munk is currently a Managing Partner, Co-Head of Investment Management for Hines. Prior to joining Hines, Mr. Munk was the Managing Director, Americas Chief Investment Officer and head of Latin America for PGIM Real Estate, Prudential Financial’s global real estate investment arm, from 2012 to October 2019. As Managing Director, Mr. Munk was responsible for overseeing PGIM Real Estate’s Americas transaction activities, real estate debt strategies and the management of operations in Latin America. Mr. Munk’s responsibilities as Americas Chief Investment Officer and head of Latin America included overseeing all Americas transaction activities (acquisitions and dispositions of more than $8 billion annually), developing and implementing PGIM Real Estate Latin America’s strategy and overseeing PGIM Real Estate Debt Strategies. Mr. Munk graduated from Cornell University with a Bachelor of Science in Business and Hospitality Administration and received his Master of Business Administration from The Wharton School, University of Pennsylvania, with a concentration in Finance and Real Estate.

Omar Thowfeek Chief Operating Officer	41	Mr. Thowfeek has served as Chief Operating Officer since April 2024 and, prior to that, as Managing Director - Investments for the general partner of HGIT Advisors LP, the Company’s external advisor. Mr. Thowfeek began his career at Hines in 2014, and in mid-2017 assumed the responsibilities for international acquisitions and portfolio management across the REIT platform. During his tenure at Hines, he has underwritten over $10 billion in global real estate with an emphasis on office, student housing, and logistics assets throughout Europe. In his current role, he leads the underwriting for all international real estate acquisitions for the REIT platform and has responsibility for approximately $3 billion of investments across 8 countries in multiple product types. During this tenure he has become experienced in understanding investing efficiencies throughout multiple international jurisdictions for a U.S. based investor. Mr. Thowfeek received a Bachelor of Arts in History and a Bachelor of Business Administration in Finance from the University of Texas at Austin.

J. Shea Morgenroth, Chief Financial Officer	50	Mr. Morgenroth joined Hines in October 2003 and has served as Chief Financial Officer for us and the general partner of our Advisor since June 2019. He also serves as Senior Managing Director, Global Head of Fund Finance at Hines. Prior to this role, he was a Senior Vice President – Controller and the CFO of Investment Management at Hines from April 2019 through December 2024, and previously a Vice President – Controller for Hines from July 2012 to April 2019. Prior to that, he was a Vice President – Controller for Hines since July 2012. Mr. Morgenroth served as CAO and Treasurer for Hines REIT and the general partner of the Advisor from July 2013 until June 2019. From November 2011, Mr. Morgenroth served as CAO and Treasurer for Hines Global REIT and the general partner of HGALP. Mr. Morgenroth also served as CAO and Treasurer of Hines REIT and the General Partner of HALP from November 2011 through the liquidation and dissolution of Hines REIT in August 2018. In these roles, Mr. Morgenroth has been responsible for the oversight of the treasury, accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. Prior to his appointment as CAO and Treasurer for Hines Global REIT, Mr. Morgenroth served as a Senior Controller for Hines Global REIT and the general partner of HGALP from December 2008 until November 2011 for Hines REIT and the general partner of HALP, from January 2008 until November 2011 as a Controller for Hines REIT, and the general partner of HALP from October 2003 to January 2008. In these roles, he was responsible for the management of the accounting, financial reporting and SEC reporting functions. Prior to joining Hines, Mr. Morgenroth was a manager in the audit practices of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration in Accounting from Texas A&M University and is a certified public accountant.

Name and Title	Age	Experience

A. Gordon Findlay, Chief Accounting Officer, Treasurer and Secretary	50
Mr. Findlay has served as CAO, Treasurer and Secretary for us and the general partner of our Advisor since June 2019. Mr. Findlay joined Hines in November 2006. Mr. Findlay has served as a Vice President - Controller for Hines since October 2016 and as a Senior Controller for Hines from 2012 to October 2016. In these roles, he has been involved with managing the accounting, financial reporting and SEC reporting functions related to Hines Global, Hines Global REIT, and Hines REIT. Mr. Findlay has served as CAO and Treasurer of Hines, Global REIT and the general partner of HGALP since June 2019. Prior to joining Hines, Mr. Findlay spent six years in the audit practice of Ernst & Young LLP, serving public and private clients in various industries. He holds a Bachelor of Business Administration degree in Accounting from University of Houston - Downtown and is a Certified Public Accountant.

Audit Committee

John O. Niemann, Jr., Dougal A. Cameron, Dr. Ruth J. Simmons and Diane S. Paddison currently serve as the members of our Audit Committee. Our board of directors has determined that each member of our Audit Committee is independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the NYSE rules. In addition, our board of directors has determined that John O. Niemann, Jr. is an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC. Unless otherwise determined by the board of directors, no member of the committee may serve as a member of the Audit Committee of more than two other public companies.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, whether acting in their capacities as our officers or in their capacities as officers of our Advisor or its general partner. The Code of Business Conduct and Ethics covers topics including conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations. Our Code of Business Conduct and Ethics is available, free of charge, on the Corporate Governance section of our website, https://www.hinesglobalincometrust.com/governance. You may also obtain a copy of this code by writing to: Hines Global Income Trust Investor Relations, 845 Texas Avenue, Suite 3300, Houston, Texas 77002-1656. Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to any executive officer or director must be approved by our Nominating and Corporate Governance Committee and will be posted on our website at https://www.hinesglobalincometrust.com/governance within four business days of any such waiver.

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of our shares by our directors and officers that are reasonably designed to promote compliance with insider trading laws, rules and regulations.

Item 11.  Executive Compensation

Director Compensation

Our Compensation Committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as an externally-managed REIT, service as an independent director on our board requires a substantial time commitment. The Compensation Committee balances these considerations with the principles that our independent director compensation program should be transparent and, in part, should align directors’ interests with those of our stockholders.

The following table sets forth information regarding compensation of our directors during 2025.

2025 Director Compensation

Name	Fees Earned or Paid in Cash	Aggregate Stock Awards(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Dougal A. Cameron	$97,500	$75,000	$—	$—	$—	$—	$172,500
John O. Niemann, Jr.	$107,500	$75,000	$—	$—	$—	$—	$182,500
Dr. Ruth J. Simmons	$97,500	$75,000	$—	$—	$—	$—	$172,500
Diane S. Paddison	$97,500	$75,000	$—	$—	$—	$—	$172,500
Jeffery C. Hines, David L. Steinbach and Laura Hines-Pierce (3)	$—	$—	$—	$—	$—	$—	$—

(1)Each of Messrs. Cameron and Niemann, Dr. Simmons, and Ms. Paddison received 7,645.260 restricted shares of our common stock upon their re-election to our board of directors following our 2025 annual meeting. The shares were issued without registration under the Securities Act in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act for transactions not involving any public offering.
(2)The value of the common stock awards was calculated based on the estimated net asset value, or NAV, of $9.81 per share determined as of September 30, 2025, which was the estimated NAV per share in effect on the grant date of the awards.
(3)Messrs. Hines and Steinbach and Ms. Hines-Pierce, who are employees of Hines, receive no compensation for serving as members of our board of directors.

In September 2025, our Compensation Committee approved an increase to the annual fee payable to our independent directors from $85,000 per year to $95,000 per year. As this increase in the annual rate was only in effect for a portion of the year ended December 31, 2025, during the year ended December 31, 2025, we paid our independent directors an annual fee of $87,500.

We paid the following annual retainers (prorated for a partial term) to the Chairpersons of our board committees for 2025:

•$10,000 to Mr. Cameron, as the Chairperson of the Conflicts Committee;

•$15,000 to Mr. Niemann, as the Chairperson of the Audit Committee;

•$10,000 to Ms. Paddison, as the Chairperson of the Compensation Committee; and

•$10,000 to Dr. Simmons, as the Chairperson of the Nominating and Corporate Governance Committee.

We do not pay a separate annual retainer to Ms. Paddison for her role as Chairperson of the Valuation Committee. For the year ended December 31, 2025, we also paid our lead independent director, a role currently held by Mr. Niemann, an annual retainer of $5,000.

All directors are reimbursed by us for reasonable out-of-pocket expenses incurred in connection with attendance at board or committee meetings.

Each independent director elected or reelected to the board (whether through a stockholder meeting or by directors to fill a vacancy on the board) will be granted $75,000 in restricted Class I shares on or about the date of election or reelection. These restricted Class I shares will fully vest on the earlier to occur of: (i) the first anniversary of the applicable grant date, subject to the independent director serving continuously as an independent director through and until the first anniversary of the applicable grant date; (ii) the termination of service as an independent director due to the independent director’s death or disability; or (iii) a change in control of the Company, subject to the independent director serving continuously through and until the date of the change in control of the Company.

Executive Compensation

We have no employees. Our day-to-day management functions are performed by our Advisor and its affiliates. All of our executive officers are employed by and receive compensation from our Advisor or its affiliates, for all of their services to the Hines organization, including their service as our executive officers. The compensation received by our executive officers is not paid or determined by us, but rather by our Advisor or affiliates of our Advisor based on all the services provided by these individuals to the Hines organization, including us. As a result, we do not have and our compensation committee has not considered, a compensation policy or program for our executive officers and have not included a “Compensation Discussion and Analysis,” or “Compensation Committee Report” in this Annual Report on Form 10-K. See “Item 13. Certain Relationships and Related Transactions, and Director Independence” below for a discussion of fees and expenses payable to our Advisor and its affiliates.

Compensation Committee Interlocks and Insider Participation

During 2025, our Compensation Committee consisted of Messrs. Cameron and Niemann, Ms. Paddison and Dr. Simmons, our four independent directors. None of our executive officers served as a director or member of the compensation committee of an entity whose executive officers included a member of our board of directors or Compensation Committee.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Ownership

The following table shows, as of March 1, 2026, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

		Common Stock Beneficially Owned (2)
Name of Beneficial Owner (1)	Position	Number of Shares of Common Stock		Percentage of Class
Jeffrey C. Hines	Chief Executive Officer, Director and Chairman of the Board of Directors	225,008	(3)(4)	*
Dougal A. Cameron	Independent Director	47,570		*
John O. Niemann, Jr.	Independent Director	62,197		*
Dr. Ruth J. Simmons	Independent Director	39,860		*
Diane S. Paddison	Independent Director	15,955		*
David L. Steinbach	Director	5,536		*
Laura Hines-Pierce	Director	—		—
Alfonso J. Munk	President and Chief Investment Officer	—		—
Omar Thowfeek	Chief Operating Officer	—		—
J. Shea Morgenroth	Chief Financial Officer	7,022		*
A. Gordon Findlay	Chief Accounting Officer, Treasurer and Secretary	—		—
All directors and executive officers as a group		403,148		*

*    Amount represents less than 1%

(1)The address of each person listed is c/o Hines Global Income Trust, Inc., 845 Texas Avenue, Suite 3300, Houston, Texas 77002-1656.

(2)For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of the Company’s stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of March 1, 2026 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)Includes all common shares owned directly by Hines Global REIT II Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT II Investor Limited Partnership.

(4)This amount does not include the (i) 21,111 OP Units in the Operating Partnership owned by HALP II and (ii) the Special OP Units owned by HGIT Advisors LP. Mr. Hines indirectly owns and/or controls HALP II and HGIT Advisors LP. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, shares of common stock. The holder of the Special OP Units is entitled to the performance participation allocation described in Item 13. “Certain Relationships and Related Party Transactions, and Director Independence.”

Item 13.  Certain Relationships and Related Transactions, and Director Independence

Our Advisor

We do not have employees. Subject to the supervision of our board of directors, our day-to-day operations are conducted by our Advisor in accordance with the Advisory Agreement. Our Advisor is an affiliate of Hines and is wholly-owned, indirectly, by, or for the benefit of, the Chairman of our board of directors and Chief Executive Officer, Jeffrey C. Hines who shares control of our Advisor with Laura E. Hines-Pierce. All of our executive officers are employed by, and all of our executive officers actively participate in, the management of our Advisor and its affiliates. Jeffrey C. Hines serves as the Chairman of the Managers of the general partner of our Advisor and David L. Steinbach serves as a Manager of the general partner of our Advisor.

Our executive officers have control and primary responsibility for the management decisions of our Advisor, including the selection of investment properties to be recommended to our board of directors, the negotiations for these investments, and the property management and leasing of properties we acquire directly. The Advisory Agreement had an initial term of one year, and may be renewed for an unlimited number of successive one-year terms upon the mutual consent of the parties. In December 2025, the Company’s board of directors, including the independent directors, approved the renewal of the Advisory Agreement for an additional one-year term, extending the termination date of the agreement from December 31, 2025 to December 31, 2026. Renewals of the agreement must be approved by the Conflicts Committee. The Advisory Agreement may be terminated:

•immediately by us (i) in the event our Advisor commits fraud, criminal conduct, willful misconduct or negligent breach of fiduciary duty, (ii) upon the bankruptcy of our Advisor or its involvement in similar insolvency proceedings or (iii) in the event of a material breach of the Advisory Agreement by our Advisor that remains uncured after 10 days’ written notice;

•without cause or penalty by us or by our Advisor upon 60 days’ written notice; or

•immediately by our Advisor upon our bankruptcy or involvement in similar insolvency proceedings or any material breach of the Advisory Agreement by us that remains uncured after 10 days’ written notice.

Our Advisor and its affiliates receive compensation and are reimbursed for certain expenses in connection with services provided to us. These payments are summarized below. In the event the Advisory Agreement is terminated, our Advisor will be paid all earned, accrued and unpaid compensation and expense reimbursements within 30 days. Upon termination, we may also be obligated to purchase certain ownership interests in the Operating Partnership owned by our Advisor or other affiliates of Hines under certain circumstances.

The following summarizes the fees payable to our Advisor:

•We reimburse our Advisor for any organization and offering costs that it incurs on our behalf as and when incurred, to the extent that aggregate reimbursements to our Advisor for cumulative organization and offering costs do not exceed an amount equal to 2.5% of the gross offering proceeds from our Public Offerings. The total reimbursement related to organization and offering costs, selling commissions, dealer manager fees and the distribution and stockholder servicing fees related to a particular public offering may not exceed 15.0% of gross proceeds from the Public Offerings. During the year ended December 31, 2025, we reimbursed the Advisor $7.6 million in organization and offering costs.

•Our Advisor also receives asset management fees of 0.0625% per month of a) the most recently determined value of such real estate investments at the end of each month, and b) the aggregate proceeds received for selling interests in properties in the DST Program to third party investors. The asset management fee cannot exceed an amount equal to 1/12th of 1.25% of (a) our NAV at the end of each applicable month and (b) the aggregate proceeds received by us or our subsidiary for selling interests in properties in the DST Program. The Advisor waived 50% of the asset management fee payable with respect to the DST Program through December 31, 2024. The Advisor did not continue this waiver for the year ended December 31, 2025. Additionally, the asset management fee can be paid, at our Advisor’s election, in cash, Class I shares or Class I OP Units in the Operating Partnership. Our Advisor earned $40.4 million in asset management fees during the year ended December 31, 2025. These fees were paid in cash.

On March 24, 2025, the Company and the Advisor amended the Advisory Agreement to clarify how asset management fees are calculated. As amended, asset management fees will be 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. As was the case prior to the amendment of the Advisory Agreement, the monthly asset management fee cannot exceed an amount equal to 1/12th of 1.25% of (a) the Company’s NAV at the end of each applicable month and (b) the aggregate proceeds received by us or our subsidiary for selling interests in properties in the DST Program.

•We will reimburse our Advisor for all expenses paid or incurred by our Advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our Advisor for any amount by which our operating expenses (including the asset management fee and the performance participation allocation) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2.0% of our average invested assets, or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Limitation”). Our total operating expenses did not exceed the 2%/25% Limitation as of the four fiscal quarters ended December 31, 2025. In 2025, we reimbursed our Advisor $5.8 million for general and administrative expenses paid on our behalf. See “Hines – Property Management and Leasing Agreements” below for additional information concerning expense reimbursements to Hines.

We also agreed to indemnify our Advisor against losses it incurs in connection with its performance of its obligations under the Advisory Agreement, subject to terms and conditions in the Advisory Agreement.

Through its ownership of the Special OP Units of the Operating Partnership, our Advisor also holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation of the Operating Partnership’s total return to its capital account. Total return is defined as distributions paid or accrued plus the change in NAV for the applicable period. Under the limited partnership agreement of the Operating Partnership, the annual total return will be allocated solely to our Advisor after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount) and such allocation will continue until the allocation between our Advisor and all other unit holders is equal to 12.5% and 87.5% respectively. Thereafter, our Advisor will receive an allocation of 12.5% of the annual total return. The allocation of the performance participation interest is ultimately determined at the end of each calendar year, so long as the Advisory Agreement has not been terminated, and will be paid in cash or Class I OP Units of the Operating Partnership, at the election of our Advisor. For the year ended December 31, 2025, our Advisor earned $24.8 million in performance participation allocation.

The Dealer Manager

The table below summarizes the fees payable to the Dealer Manager with respect to the sale of shares in the Public Offerings. The upfront selling commissions and dealer manager fees are each a percentage of the gross offering proceeds of the shares sold in the primary offering. No upfront selling commissions or dealer manager fees are payable with respect to shares issued under our distribution reinvestment plan.

	Class T Shares (1)	Class S Shares (1)	Class D Shares	Class I Shares
Upfront Selling Commission and Dealer Manager Fee	3.5%	3.5%	None	None
Ongoing Distribution and Stockholder Servicing Fees (per annum, as a percentage of the aggregate NAV of the outstanding shares of each class of common stock)	1.0%	0.85%	0.25%	None
(1)With respect to Class T shares, there is a maximum upfront sales load of up to 3.5% of the gross offering proceeds from the sale of such shares in the primary offering, consisting of any combination of selling commissions and dealer manager fees. With respect to Class S shares, the upfront sales load of up to 3.5% of the gross proceeds from the sale of such shares in the primary offering consists solely of selling commissions. Prior to August 20, 2021, the distribution and stockholder servicing fee was paid at a rate of 1.0% of NAV per annum with respect to Class S shares.

During the year ended December 31, 2025:

•the Dealer Manager earned approximately $0.1 million in dealer manager fees, which excludes the amount paid to the Dealer Manager by our Advisor, a portion of which the Dealer Manager re-allowed to participating broker dealers;

•the Dealer Manager earned approximately $2.2 million in selling commissions, all of which the Dealer Manager re-allowed to participating broker dealers; and

•the Dealer Manager earned approximately $7.2 million in distribution and stockholder servicing fees, all of which the Dealer Manager re-allowed to participating broker dealers.

Hines

Property Management and Leasing Agreements

Hines or its affiliates manage the properties in which we invest. When we acquire properties directly, we expect that we will pay Hines property management fees, leasing fees, tenant construction fees and other fees customarily paid to a property manager. Hines is wholly-owned by Jeffrey C. Hines.

During the year ended December 31, 2025, Hines earned the following approximate amounts pursuant to property management agreements under which Hines manages some of our properties:

•$8.5 million in property management fees;

•$5.0 million in leasing commissions and construction management fees; and

•$20.7 million for all costs Hines incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’ duties under the agreements.

DST Program Fees

In connection with the DST Program described in Item 8. “Financial Statements and Supplementary Data — Note 5 — DST Program”, Hines Real Estate Exchange LLC (“HREX), a wholly-owned subsidiary of the Operating Partnership, entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to conduct the private placements. As compensations for conducting these private placements, HREX will pay the Dealer Manager upfront selling commissions, upfront dealer manager fees and O&O fees of up to 5.0%, 1.0% and 1.25%, respectively, of the gross purchase price per unit of beneficial interest sold in the DST Program. In addition, with respect to Class S DST interests, HREX will pay the Dealer Manager ongoing fees in amounts up to 0.25% of the equity investment per year. All of these fees are funded by the private investors in the DST Program at the time of their investment or through deductions from distributions paid to such investors. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. These fees totaled $26.5 million for the year ended December 31, 2025.

Ownership Interests

The Operating Partnership

On July 31, 2013, we formed the Operating Partnership. HALP II made an initial investment of $190,000 in limited partnership interests of the Operating Partnership and owned less than a 0.1% limited partnership interest in the Operating Partnership as of December 31, 2025. Our Advisor owns the Special OP Units in the Operating Partnership, as described in Item 13. “Certain Relationships and Related Transactions, and Director Independence”.

Policies and Procedures for Review of Related Party Transactions

Potential conflicts of interest exist among us, Hines, our Advisor and other affiliates of Hines in relation to our existing agreements and how we will operate. Currently, three of our five directors are independent directors, and each of our independent directors, serve on the Conflicts Committee of our board of directors. The Conflicts Committee reviews and approves all matters that our board of directors believes may involve conflicts of interest.

In order to reduce the effect of certain potential conflicts of interest, our Charter contains a number of restrictions relating to transactions we enter into with Hines, our Advisor, any of our directors and their respective affiliates. These restrictions include, among others, the following:

•Except as otherwise permitted in our Charter, we will not engage in transactions with Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•We will not purchase a property from Hines, our Advisor, any of our directors or their respective affiliates without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction that the transaction is fair and reasonable to us and at a price no greater than the cost of the property to Hines, our Advisor, any of our directors or their respective affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In all cases where assets are acquired from Hines, our Advisor, any of our directors or their respective affiliates, the fair market value of such assets will be determined by an independent expert selected by our independent directors. In no event will we acquire any property from Hines, our Advisor, any of our directors or their respective affiliates at a price that exceeds the appraised value of the property; provided that in the case of a development, redevelopment or refurbishment project that we agree to acquire prior to completion of the project, the appraised value will be based upon the completed value of the project as determined at the time the agreement to purchase the property is entered into. We will not sell or lease a property to Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us. Even following these procedures, Hines and its affiliates (including our officers and directors) may make substantial profits in connection with the acquisition or sale of properties from other investment vehicles sponsored by Hines, our Advisor, any of our directors or their respective affiliates.

•We will not enter into joint ventures with Hines, our Advisor, any of our directors or their respective affiliates, unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves such transaction as being fair and reasonable to us and determines that our investment is on terms substantially similar to the terms of third parties making comparable investments.

•We will not make any loan to Hines, our Advisor, any of our directors or their respective affiliates except in the case of loans to our wholly owned subsidiaries and loans in which an independent expert has appraised the underlying asset. Any loans to us by Hines, our Advisor, any of our directors or their respective affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances.

Item 14.  Principal Accounting Fees and Services

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”) serve as our principal accounting firm. Deloitte & Touche audited our financial statements for the years ended December 31, 2025 and 2024. Deloitte & Touche reports directly to our Audit Committee.

Fees

Deloitte & Touche’s aggregate fees billed to us for the fiscal years ended December 31, 2025 and 2024 are as follows:

	2025	2024
Audit Fees	$1,005,000	$975,000
Audit-Related Fees (1)	319,500	65,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,324,500	$1,040,000
(1) These fees primarily relate to internal control attestation consultations, accounting consultations and other attestation services.

Pre-approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring the Audit Committee to pre-approve all audit and permissible non-audit services to be performed by Deloitte & Touche. In determining whether or not to pre-approve services, the Audit Committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC, and, if permissible, the potential effect of such services on the independence of Deloitte & Touche. All services performed for us in 2025 were pre-approved or ratified by our Audit Committee.

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)(1) Financial Statements

Hines Global Income Trust, Inc.
Consolidated Financial Statements — as of December 31, 2025 and 2024 and for the Years Ended December 31, 2025, 2024 and 2023.

(2) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts is set forth beginning on page 132 hereof.

Schedule III — Real Estate Assets and Accumulated Depreciation is set forth beginning on page 133 hereof.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable and therefore have been omitted.

(b) Exhibits

Reference is made to the Index beginning on page 136 for a list of all exhibits filed as a part of this report.

Item 16. Form 10-K Summary

The Company has elected not to include a summary.

* * * * * *

Hines Global Income Trust, Inc.
Schedule II — Valuation and Qualifying Accounts

Description	Balance at the Beginning of the Period	Charged to Costs and Expenses	Deductions	Balance at the End of the Period
	(amounts in thousands)
Deferred Tax Asset Valuation Allowance as of December 31, 2025	$13,133	$7,561	$(2,708)	$17,986
Deferred Tax Asset Valuation Allowance as of December 31, 2024	$11,276	$3,380	$(1,523)	$13,133
Deferred Tax Asset Valuation Allowance as of December 31, 2023	$9,792	$2,160	$(676)	$11,276

Schedule III — Real Estate Assets and Accumulated Depreciation
December 31, 2025

			Initial Cost (b)				Gross Amount at Which Carried at 12/31/2025
Description (a)	Location	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition (c)	Land	Buildings and Improvements	Total (d)	Accumulated Depreciation (e)		Date of Construction	Date Acquired
(In thousands)
Cottonwood Corporate Center	Salt Lake City, Utah	$—	$13,600	$98,758	$112,358	$9,264	$13,600	$108,022	$121,622	$(25,926)		1997, 2000	7/5/2016
Rookwood	Cincinnati, Ohio	—	45,316	132,470	177,786	7,455	45,320	139,921	185,241	(31,201)		1993, 2000	1/6/2017
Montrose Student Residences	Dublin, Ireland	27,877	6,196	36,696	42,892	5,278	6,196	41,974	48,170	(4,831)	(f)	1964, 2013-2015	3/24/2017
Queen's Court Student Residences	Reading, United Kingdom	39,692	14,276	51,424	65,700	4,334	14,276	55,758	70,034	(12,111)		2016	10/11/2017
Fresh Park Venlo	Venlo, The Netherlands	133,095	9,618	149,973	159,591	34,496	9,618	184,469	194,087	(27,639)		1960-2018	10/5/2018
ABC Westland	The Hague, Netherlands	129,130	79,962	96,090	176,052	37,403	79,962	133,493	213,455	(17,954)		1969-2018	5/3/2019
Promenade Shops at Briargate	Colorado Springs, Colorado	—	19,199	55,425	74,624	6,378	19,199	61,803	81,002	(10,418)		2003	9/13/2019
Gdańsk PL II	Gdańsk, Poland	19,352	6,704	20,314	27,018	19	6,704	20,333	27,037	(3,185)		2013, 2015	9/24/2019
Łódź Urban Logistics	Łódź , Poland	15,666	—	20,684	20,684	(17)	—	20,667	20,667	(3,262)		2018-2019	9/26/2019
Glasgow West End	Glasgow, United Kingdom	68,740	24,110	71,712	95,822	22,427	24,110	94,139	118,249	(13,006)		2017	9/27/2019
The Alloy	College Park, Maryland	—	14,194	81,956	96,150	454	14,194	82,410	96,604	(13,034)		2019	11/12/2019
Charles Tyrwhitt Distribution Centre	Milton Keynes, United Kingdom	12,506	7,337	11,727	19,064	(21)	7,337	11,706	19,043	(1,799)		2010	11/8/2019
DSG Bristol	Bristol, United Kingdom	29,046	18,533	23,547	42,080	(17)	18,533	23,530	42,063	(3,600)		2006	11/18/2019
The Emerson	Centreville, Virginia	—	17,725	97,659	115,384	597	17,725	98,256	115,981	(15,022)		2019	1/24/2020
Madrid Airport Complex	Madrid, Spain	53,104	50,012	3,962	53,974	54,675	50,009	58,640	108,649	—		1991	6/19/2020
Wakefield Logistics	Wakefield, United Kingdom	15,652	9,858	16,091	25,949	1	9,858	16,092	25,950	(2,212)		1991, 2019	7/2/2020
Bassett Technology Park	Santa Clara, California	—	53,636	34,826	88,462	4,835	53,636	39,661	93,297	(6,031)		1970, 1983, 1998	8/31/2020
6100 Schertz Parkway	Schertz, Texas	—	3,880	103,404	107,284	(1)	3,880	103,403	107,283	(13,074)		2013	12/11/2020
5100 Cross Point	Coventry, United Kingdom	13,468	12,424	10,689	23,113	(52)	12,424	10,637	23,061	(1,337)		1994, 2015	12/22/2020
5301 Patrick Henry	Santa Clara, California	—	19,089	36,651	55,740	433	19,089	37,084	56,173	(4,525)		1982, 2016	2/10/2021
900 Patrol Road	Jeffersonville, Indiana	—	7,976	79,243	87,219	(6)	7,976	79,237	87,213	(9,159)		2012	5/17/2021
1015 Half Street	Washington, D.C.	—	32,884	131,745	164,629	15,329	32,884	147,074	179,958	(19,467)		2011	5/19/2021
Eastgate Park	Prague, Czech Republic	23,763	18,708	24,596	43,304	4,209	18,708	28,805	47,513	(2,807)		1980, 2019, 2021	10/26/2021
Bradley Business Center	Chicago, Illinois	—	28,735	55,400	84,135	591	28,735	55,991	84,726	(5,699)		1956, 1989, 2012, 2014	11/16/2021
WGN Studios	Chicago, Illinois	—	13,020	12,469	25,489	41	13,020	12,510	25,530	(1,278)		1960	11/30/2021
Waypoint	Torrance, California	—	18,009	15,256	33,265	646	18,009	15,902	33,911	(1,756)		1963, 2014	12/10/2021
Center Place	Providence, Rhode Island	—	—	72,811	72,811	5,372	—	78,183	78,183	(8,486)		1991	12/22/2021

			Initial Cost (b)				Gross Amount at Which Carried at 12/31/2025
Description (a)	Location	Encumbrances	Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition (c)	Land	Buildings and Improvements	Total (d)	Accumulated Depreciation (e)	Date of Construction	Date Acquired
Liberty Station	San Diego, California	—	50,331	48,400	98,731	3,633	50,331	52,033	102,364	(5,302)	2003-2006	1/24/2022
1315 N. North Branch	Chicago, Illinois	—	14,122	20,118	34,240	283	14,122	20,401	34,523	(1,934)	1912, 2021	2/18/2022
Burbank Media Studios	Burbank, California	—	28,616	4,246	32,862	306	28,616	4,552	33,168	(438)	2022	2/25/2022
Central City Coventry	Coventry, United Kingdom	12,253	38,986	4,386	43,372	540	38,986	4,926	43,912	(2,941)	1912	3/30/2022
NE Walker Road	Hillsboro, Oregon	—	20,498	12,149	32,647	(3,651)	20,498	8,498	28,996	—	1978, 2009	4/14/2022
Waverly Place	Cary, North Carolina	—	12,395	60,724	73,119	2,866	12,395	63,590	75,985	(5,607)	1986, 2014	6/15/2022
Nashville Self Storage Portfolio	Nashville, Tennessee	—	7,821	90,055	97,876	(3)	7,821	90,052	97,873	(7,852)	2019, 2020	7/7/2022
200 Park Place	Houston, Texas	—	6,384	97,669	104,053	(150)	6,384	97,519	103,903	(8,409)	2020	7/21/2022
Gables Station	Miami, Florida	—	51,282	380,626	431,908	2,005	51,282	382,631	433,913	(32,880)	2021	8/26/2022
EMME	Chicago, Illinois	—	17,694	55,571	73,265	602	17,694	56,173	73,867	(3,643)	2017	6/21/2023
I-70 Logistics Center	Columbus, Ohio	—	3,655	57,767	61,422	52	3,655	57,819	61,474	(3,441)	2023	8/15/2023
IBM 500 Campus	Durham, North Carolina	—	21,295	2,491	23,786	(214)	21,295	2,277	23,572	(926)	1986-1989, 2019	12/14/2023
Diridon West	San Jose, California	—	8,357	109,160	117,517	194	8,357	109,354	117,711	(5,412)	2021	1/19/2024
Duboce Apartments	San Francisco, California	—	—	36,939	36,939	35	—	36,974	36,974	(1,222)	2017	9/16/2024
Sutter Medical Plaza	Sacramento, California	—	3,134	38,457	41,591	(4)	3,134	38,453	41,587	(1,161)	1958; 2009	10/17/2024
E2 Apartments	Evanston, Illinois	—	12,502	137,777	150,279	324	12,502	138,101	150,603	(3,661)	2015	12/18/2024
Tortona Logistics	Tortona, Italy	63,032	14,310	93,582	107,892	256	14,310	93,838	108,148	(2,346)	2023-2025	12/17/2024
Junction 27	Leeds, United Kingdom	41,711	11,989	55,688	67,677	145	11,989	55,833	67,822	(1,047)	1999, 2005	3/18/2025
I-85 Logistics Center	Piedmont, South Carolina	—	2,508	33,212	35,720	1,930	2,508	35,142	37,650	(837)	2023	5/23/2025
Georgia International Trade Center	Rincon, Georgia	—	14,505	161,107	175,612	(1,253)	14,505	159,854	174,359	(2,551)	2023, 2024	5/13/2025
Upton Crossing	Wilmington, Massachusetts	—	13,858	48,940	62,798	(1,319)	13,858	47,621	61,479	(759)	2023	5/13/2025
The Peel Centre	Bracknell, United Kingdom	36,261	—	55,926	55,926	(201)	—	55,725	55,725	(697)	1988	6/13/2025
Montrose Collective	Houston, Texas	—	12,371	94,432	106,803	(824)	12,371	93,608	105,979	(1,138)	2021	7/9/2025
Runway - Retail	Los Angeles, California	—	31,933	105,565	137,498	334	31,933	105,899	137,832	(709)	2014	9/25/2025
Runway - Residential/Living	Los Angeles, California	—	50,180	202,841	253,021	132	50,180	202,973	253,153	(1,390)	2014	9/25/2025
Left Bank	Chicago, Illinois	—	14,471	129,623	144,094	2,258	14,471	131,881	146,352	(542)	2006, 2019	11/4/2025
Worship Square	London, United Kingdom	143,298	7,994	178,731	186,725	—	7,994	178,731	186,725	(372)	2024	11/20/2025
Clay Terrace	Carmel, Indiana	—	17,693	166,710	184,403	2	17,692	166,713	184,405	(272)	2003	12/8/2025
		$877,646	$1,033,885	$4,028,470	$5,062,355	$222,401	$1,033,885	$4,250,871	$5,284,756	$(356,308)

(a)Assets consist of quality office, retail, industrial and residential/living properties.

(b)Components of initial cost for the property acquired using a foreign currency were converted using the December 31, 2025 balance sheet rate.
(c)Costs capitalized subsequent to addition are presented net of any write-offs.
(d)The aggregate cost for federal income tax purposes is $5.2 billion as of December 31, 2025.
(e)Real estate assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. The estimated useful lives for computing depreciation are generally 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings.

The changes in total real estate assets for the years ended December 31,

	2025	2024	2023
Gross real estate assets
Balance, beginning of period	$3,740,288	$3,283,236	$3,078,079
Additions during the period:
Acquisitions	1,384,899	438,300	158,517
Other additions	70,257	89,618	11,403
Write-Offs/Cost of real estate sold	(44,174)	(36,606)	—
Effect of changes in foreign currency exchange rates	133,486	(34,260)	35,237
Balance, end of period	$5,284,756	$3,740,288	$3,283,236
Accumulated Depreciation
Balance, beginning of period	$(264,990)	$(199,641)	$(137,962)
Depreciation	(91,776)	(70,842)	(65,463)
Effect of changes in foreign currency exchange rates	(4,077)	4,427	3,784
Retirement or sales of assets	4,535	1,066	—
Balance, end of period	$(356,308)	$(264,990)	$(199,641)

INDEX TO EXHIBITS

Exhibit No.	Description
3.1
Articles of Amendment and Restatement of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form S-11, File No. 333-191106 (the “IPO Registration Statement”) on August 15, 2014 and incorporated by reference herein)

3.2
Articles Supplementary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to Post-Effective Amendment No. 1 to the IPO Registration Statement on December 12, 2014 and incorporated by reference herein)

3.3
Articles Supplementary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to Post-Effective Amendment No. 6 to the IPO Registration Statement on August 12, 2015 and incorporated by reference herein)

3.4
Articles Supplementary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to Post-Effective Amendment No. 12 to the Registration Statement on April 28, 2017 and incorporated by reference herein)

3.5
Articles of Amendment to Articles of Amendment and Restatement of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on October 16, 2017 and incorporated by reference herein)

3.6
Articles of Amendment to Articles of Amendment and Restatement of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.5 to Pre-Effective Amendment No. 1 to the Registration Statement on December 1, 2017 and incorporated by reference herein)

3.7
Articles Supplementary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.6 to Pre-Effective Amendment No. 1 to the Registration Statement on December 1, 2017 and incorporated by reference herein)

3.8
Articles of Amendment to Articles of Amendment and Restatement of Hines Global Income Trust, Inc. (filed as Exhibit 3.7 to Pre-Effective Amendment No. 1 to the Registration Statement on December 1, 2017 and incorporated by reference herein)

3.9
Amended and Restated Bylaws of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.2 to Pre-Effective Amendment No. 5 to the IPO Registration Statement on August 15, 2014 and incorporated by reference herein)

3.10
Amendment No. 1 to Amended and Restated Bylaws of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.), dated September 23, 2015 (filed as Exhibit 3.5 to Post-Effective Amendment No. 7 to the IPO Registration Statement on November 17, 2015 and incorporated by reference herein)

3.11
Amendment No. 2 to Amended and Restated Bylaws of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on September 14, 2017 and incorporated by reference herein)

4.1	Form of Subscription Agreement (included as Appendix A to the Prospectus included in the Registration Statement filed on January 21, 2026 and incorporated by reference herein)
4.2
Sixth Amended and Restated Distribution Reinvestment Plan, effective as of December 4, 2017 (filed as Appendix B to the Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement filed on December 1, 2017 and incorporated by reference herein)

4.3
Description of Hines Global Income Trust Inc. Securities Registered Pursuant to Section 12(g) of Securities Exchange Act of 1934 (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K on March 31, 2022 and incorporated by reference herein).

10.1
Form of Indemnification Agreement entered into between Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) and its executive officers and directors (filed as Exhibit 10.4 to the IPO Registration Statement on September 11, 2013 and incorporated by reference herein)

10.2
Form of Property Management and Leasing Agreement between Subsidiary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) and Hines Interests Limited Partnership (Domestic Office Properties) (filed as Exhibit 10.29 to Post-Effective Amendment No. 10 to the Registration Statement on October 5, 2016 and incorporated by reference herein)

10.3
Form of Property Management and Leasing Agreement between Subsidiary of Hines Global Income Trust, Inc. (formerly known as Hines Global REIT II, Inc.) and Hines Interests Limited Partnership (Domestic Multi-family and Industrial Properties) (filed as Exhibit 10.30 to Post-Effective Amendment No. 10 to the Registration Statement on October 5, 2016 and incorporated by reference herein)

10.4	Form of Restricted Share Award Agreement (filed as Exhibit 99(a)(1)(G) to the Registrant’s tender offer statement on Schedule TO on October 3, 2017 and incorporated by reference herein)
10.5
Selected Dealer Agreement, dated as of December 13, 2018, by and among Hines Global Income Trust, Inc., Hines Securities, Inc., Hines Global REIT II Advisors LP and Ameriprise Financial Services, Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on December, 19 2018 and incorporated by reference herein)

10.6
Cost Reimbursement Agreement, dated as of December 13, 2018, by and among Hines Global Income Trust, Inc., Hines Securities, Inc., Hines Global REIT II Advisors LP, and American Enterprise Investment Services Inc. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on December, 19 2018 and incorporated by reference herein)

10.7
Amended and Restated Credit Agreement, dated as of July 30, 2021 among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on August 5, 2021 and incorporated by reference herein)

Exhibit No.	Description
10.8
Amendment to the Amended and Restated Credit Agreement, dated as of December 20, 2021 among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on December 21, 2021 and incorporated by reference herein)

10.9
Second Amended and Restated Advisory Agreement, dated as of September 14, 2022, by and among HGIT Advisors LP, HGIT Properties LP and Hines Global Income Trust, Inc. (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K on September 20, 2022 and incorporated by reference herein)

10.10
Seventh Amended and Restated Limited Partnership Agreement of HGIT Properties, LP, dated as of January 5, 2026 (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K on January 9, 2026 and incorporated by reference herein)

10.11
Second Amendment to the Amended and Restated Credit Agreement, dated as of March 24, 2023, by and among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q on May 11, 2023 and incorporated by reference herein)

10.12
Third Amendment to the Amended and Restated Credit Agreement, dated as of May 17, 2024, by and among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association as Administrative Agent (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K on May 23, 2024 and incorporated by reference herein)

10.13
Credit Agreement, dated as of March 12, 2025, by and among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on March 14, 2025 and incorporated by reference herein)

19.1	Insider Trading Policy, Incorporated by reference to Exhibit 19.1 to the Annual Report on Form 10-K filed with the SEC on March 26, 2025.
21.1	List of Subsidiaries of Hines Global Income Trust, Inc.
23.1	Consent of Deloitte & Touche LLP
31.1	Certification
31.2	Certification
32.1
Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C., Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Pursuant to SEC Release 34-47551 this Exhibit is furnished to the SEC herewith and shall not be deemed to be “filed.”

99.1
Hines Global Income Trust, Inc. Share Redemption Program, effective as of November 30, 2018. (filed as Exhibit 99.1 to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement on November 27, 2018 and incorporated by reference herein)

99.2	Valuation Policy and Procedures (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K on June 16, 2021, and incorporated by reference herein)
99.3	Consent of Altus Group U.S., Inc.
101.INS*	Instance Document—The instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101)
*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized representative.

HINES GLOBAL INCOME TRUST, INC. (registrant)

March 30, 2026	By:	/s/ Jeffrey C. Hines
Jeffrey C. Hines
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 30, 2026.

Signature	Title	Date

/s/ Jeffrey C. Hines	Chief Executive Officer and Chairman of the Board of Directors	March 30, 2026
Jeffrey C. Hines	(Principal Executive Officer)

/s/ J. Shea Morgenroth	Chief Financial Officer	March 30, 2026
J. Shea Morgenroth	(Principal Financial Officer)

/s/ A. Gordon Findlay	Chief Accounting Officer, Treasurer and Secretary	March 30, 2026
A. Gordon Findlay	(Principal Accounting Officer)

/s/ Dougal A. Cameron	Director	March 30, 2026
Dougal A. Cameron

/s/ John O. Niemann, Jr.	Director	March 30, 2026
John O. Niemann, Jr.

/s/ Diane S. Paddison	Director	March 30, 2026
Diane S. Paddison

/s/ Dr. Ruth J. Simmons	Director	March 30, 2026
Dr. Ruth J. Simmons

/s/ Laura Hines-Pierce	Director	March 30, 2026
Laura Hines-Pierce

/s/ David L. Steinbach	Director	March 30, 2026
David L. Steinbach